PROSPECTUS

Filed pursuant to Rule 424(b)(1)
Registration No. 333-135797

MIV THERAPEUTICS, INC.
(A Nevada corporation)

OFFERING OF UP TO 32,714,580 SHARES OF COMMON STOCK AND
5,641,941 TRANSFERABLE COMMON STOCK PURCHASE WARRANTS

This prospectus relates to the resale of up to 32,714,580 common shares of common stock and 5,641,941 transferable common stock purchase warrants of MIV Therapeutics, Inc. (the "Company" or "MIV") that may be offered and sold, from time to time, by the Selling Shareholders identified in this prospectus. These shares include the following shares, all as described in this prospectus under "Selling Shareholders":

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 7,684,995 shares of our common stock issued on August 11, 2005 pursuant to a private placement (the "August 2005 Private Placement");

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 3,842,498 shares of our common stock issuable upon the exercise of 3,842,498 non-transferable Series B common stock purchase warrants issued pursuant to the August 2005 Private Placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 62,500 shares of our common stock issuable upon the exercise of 62,500 non-transferable Series B finder's common stock purchase warrants which relate to a finder's fee for the August 2005 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 3,158,920 shares of our common stock issued on October 4, 2005 upon the conversion of the Convertible Debentures issued on March 15, 2005 pursuant to a private placement (the "March 2005 Private Placement");

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of the 1,851,500 transferable March 2005 Private Placement common stock purchase warrants to purchase shares of our common stock which were issued pursuant to the March 2005 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 1,851,500 shares of our common stock issuable upon the exercise of the 1,851,500 March 2005 Private Placement common stock purchase warrants;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 400,000 shares of our common stock issuable upon the exercise of the 400,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued in February of 2003 pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 1,000,000 shares of our common stock issuable upon the exercise of 1,000,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on October 24, 2003, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 2,750,000 shares of our common stock issuable upon the exercise of 2,750,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on July 1, 2005, pursuant to a letter of engagement, as amended;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 5,152,733 shares of our common stock issued on March 29, 2004 pursuant to a private placement (the "March 2004 Private Placement");

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of the 2,815,444 transferable Series A common stock purchase warrants to purchase shares of our common stock which were issued pursuant to the March 2004 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 2,815,444 shares of our common stock issuable upon the exercise of 2,815,444 Series A common stock purchase warrants issued pursuant to the March 2004 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of the 674,997 transferable Series C common stock purchase warrants to purchase shares of our common stock which were issued as a finder's fee pursuant to the March 2004 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 674,997 shares of our common stock issuable upon the exercise of 674,997 Series C finder's common stock purchase warrants which relate to a finder's fee for the March 2004 Private Placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 71,429 shares of our common stock issuable upon the exercise of the 71,429 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued in September of 2003 pursuant to a private placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 150,000 shares of our common stock issuable upon the exercise of 150,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on February 2, 2006, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 150,000 shares of our common stock issuable upon the exercise of 150,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on February 2, 2006, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 200,000 shares of our common stock issuable upon the exercise of 200,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on May 21, 2004, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 500,000 shares of our common stock issuable upon the exercise of 500,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on June 7, 2005, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 95,238 shares of our common stock issued on October 6, 2005 pursuant to a private placement (the "October 2005 Private Placement");

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 95,238 shares of our common stock issuable upon the exercise of 95,238 October 2005 non-transferable common stock purchase warrants issued pursuant to the October 2005 Private Placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 9,524 shares of our common stock which relate to a finder's fee for the October 2005 Private Placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 9,524 shares of our common stock issuable upon the exercise of 9,524 non-transferable finder's common stock purchase warrants which relate to a finder's fee for the October 2005 Private Placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 400,000 shares of our common stock issuable upon the exercise of 400,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on September 24, 2004, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 400,000 shares of our common stock issuable upon the exercise of 400,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on March 4, 2005, pursuant to a consulting agreement, as amended;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 620,000 shares of our common stock issued on July 10, 2006 pursuant to a private placement (the "July 2006 Private Placement");

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 620,000 shares of our common stock issuable upon the exercise of 620,000 common stock purchase warrants issued pursuant to the July 2006 Private Placement; and

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of an aggregate of 300,000 transferable July 2006 Private Placement common stock purchase warrants to purchase shares of our common stock which were issued pursuant to the July 2006 Private Placement.

We will not receive any of the proceeds from the sale of shares by the Selling Shareholders. However, we will receive proceeds upon the exercise of any common stock purchase warrants that may be exercised by the Selling Shareholders. The proceeds, if any, would be used for general corporate purposes including, in order of priority, working capital, research and development and clinical trials.

The Selling Shareholders may sell their shares through private transactions or in public sales through the over-the-counter markets or on any exchanges on which our shares are traded at the time of sale. These sales may occur at prevailing market prices or at privately negotiated prices. The shares may be sold directly or through agents or broker-dealers acting as agents on behalf of the Selling Shareholders. The Selling Shareholders may engage brokers, dealers or agents, who may receive commissions or discounts from the Selling Shareholders. We will pay substantially all the expenses incident to the registration of the shares, except for sales commissions and other sellers' compensation applicable to sales of the shares.

Our common stock is registered under Section 12(g) of the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and is quoted on the NASD Over-the-Counter Bulletin Board (the "OTCBB") under the symbol "MIVT". Our common stock is also quoted on each of the Munich and Frankfurt stock exchanges under symbols "MIV.MU" and "MIV.F", respectively. The last reported sales price per share of our common stock as reported by the OTCBB on December 15, 2006, was $0.75.

Our principal offices are located at Unit 1, 8765 Ash Street, Vancouver, British Columbia, Canada, V6P 6T3. Our telephone number is (604) 301-9545 and our facsimile number is (604) 301-9546.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE SECTION OF THIS PROSPECTUS ENTITLED "RISK FACTORS" ON PAGES 23 THROUGH 28 BEFORE BUYING ANY OF OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is January 16, 2007.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.
TABLE OF CONTENTS
Heading	Page No.
PROSPECTUS SUMMARY	8
OUR BUSINESS	8
THE OFFERING	9
SUMMARY OF FINANCIAL DATA	16
Balance Sheets	16
Statements of Operations	16
RISK FACTORS	16
BECAUSE WE ARE CURRENTLY A DEVELOPMENT STAGE COMPANY, WE HAVE NO PRODUCTS AVAILABLE FOR SALE OR USE AND MAY LACK THE FINANCIAL RESOURCES NEEDED TO BRING PRODUCTS TO MARKET.	17
BECAUSE WE HAVE A LIMITED OPERATING HISTORY ON WHICH AN EVALUATION OF OUR PROSPECTS CAN BE MADE, WE MAY NOT BE ABLE TO EFFECTIVELY MANAGE THE DEMANDS REQUIRED OF A NEW BUSINESS IN THE MEDICAL DEVICE INDUSTRY.	17
BECAUSE WE HAVE A HISTORY OF LOSSES AND ANTICIPATE CONTINUED LOSSES THROUGH OUR DEVELOPMENT STAGE, WE MAY LACK THE FINANCIAL STABILITY REQUIRED TO CONTINUE OPERATIONS.	17
BECAUSE THE LIFE CYCLE OF MEDICAL PRODUCTS ARE DIFFICULT TO PREDICT, EVEN IF WE WERE TO INTRODUCE A PRODUCT TO THE MARKET WE MAY NOT BE ABLE TO GAIN MARKET ACCEPTANCE OF THE PRODUCT.	17
BECAUSE WE ARE SIGNIFICANTLY SMALLER THAN THE MAJORITY OF OUR NATIONAL COMPETITORS WE MAY LACK THE FINANCIAL RESOURCES NEEDED TO CAPTURE MARKET SHARE.	18
BECAUSE WE HAVE NOT EARNED ANY REVENUES FROM OPERATIONS, ALL OUR CAPITAL REQUIREMENTS HAVE BEEN MET THROUGH FINANCING AND IT IS NOT CERTAIN WE WILL BE ABLE TO CONTINUE TO FIND FINANCING TO MEET OUR OPERATING REQUIREMENTS.	18
BECAUSE WE ARE IN THE DEVELOPMENT STAGE AND HAVE NOT YET PRODUCED A MARKETABLE PRODUCT, WE MAY LACK THE ABILITY TO RECRUIT SUITABLE CANDIDATES FOR EMPLOYMENT, OR TO ATTRACT THEM TO THE COMPANY SHOULD THEY BE IDENTIFIED.	18
BECAUSE WE MAY NOT BE ABLE TO OBTAIN PATENTS FOR THE DEVICES WE ARE CURRENTLY RESEARCHING, WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS.	19
BECAUSE PRODUCT LIABILITY IS INHERENT IN THE MEDICAL DEVICES INDUSTRY AND INSURANCE IS EXPENSIVE AND DIFFICULT TO OBTAIN, THE COMPANY MAY BE EXPOSED TO LARGE LAWSUITS.	19
BECAUSE THE HEALTHCARE INDUSTRY IS SUBJECT TO CHANGING POLICIES AND PROCEDURES, WE MAY FIND IT DIFFICULT TO CONTINUE TO COMPETE IN AN UNCERTAIN ENVIRONMENT.	19
THERE IS SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN BASED ON OUR PAST OPERATING LOSSES AND PREDICTED FUTURE OPERATING LOSSES.	19
WE WILL REQUIRE ADDITIONAL FUNDING IN THE FUTURE.	20
OUR ACQUISITIONS MAY NOT BE SUCCESSFUL.	20
A DECLINE IN THE PRICE OF OUR COMMON STOCK COULD AFFECT OUR ABILITY TO RAISE FURTHER WORKING CAPITAL AND ADVERSELY IMPACT OUR OPERATIONS.	20
SALES OF A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK INTO THE PUBLIC MARKET BY THE SELLING SHAREHOLDERS MAY RESULT IN SIGNIFICANT DOWNWARD PRESSURE ON THE PRICE OF OUR COMMON STOCK AND COULD AFFECT THE ABILITY OF OUR STOCKHOLDERS TO REALIZE ANY CURRENT TRADING PRICE OF OUR COMMON STOCK.	20
BECAUSE OUR STOCK IS LISTED ON THE OTCBB AND NOT A LARGER OR MORE RECOGNIZED EXCHANGE, INVESTORS MAY FIND IT DIFFICULT TO SELL THEIR SHARES OR OBTAIN ACCURATE QUOTATIONS FOR SHARE PRICES.	21
A MAJORITY OF OUR DIRECTORS AND OFFICERS ARE OUTSIDE THE UNITED STATES, WITH THE RESULT THAT IT MAY BE DIFFICULT FOR INVESTORS TO ENFORCE WITHIN THE UNITED STATES ANY JUDGMENTS OBTAINED AGAINST US OR ANY OF OUR DIRECTORS OR OFFICERS.	21
NEVADA LAW AND OUR ARTICLES OF INCORPORATION MAY PROTECT OUR DIRECTORS FROM CERTAIN TYPES OF LAWSUITS.	21

FORWARD-LOOKING STATEMENTS	22
USE OF PROCEEDS	22
SELLING SHAREHOLDERS	22
PLAN OF DISTRIBUTION	33
TIMING OF SALES	33
NO KNOWN AGREEMENTS TO RESELL THE SHARES	33
OFFERING PRICE	33
MANNER OF SALE	34
SALES PURSUANT TO RULE 144	34
REGULATION M	35
STATE SECURITIES LAWS	35
EXPENSES OF REGISTRATION	35
LEGAL PROCEEDINGS	35
MR. MA	35
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	36
DIRECTORS AND OFFICERS	36
SIGNIFICANT EMPLOYEES OR CONSULTANTS	39
TERMS OF OFFICE	39
FAMILY RELATIONSHIPS	39
INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS	39
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	40
SECURITY OWNERSHIP	40
CHANGES IN CONTROL	41
DESCRIPTION OF SECURITIES	41
GENERAL	41
VOTING RIGHTS	42
DIVIDEND POLICY	42
STOCK TRANSFER AGENT	42
LEGAL MATTERS	42
EXPERTS	42
INTERESTS OF NAMED EXPERTS AND COUNSEL	43
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	43
DESCRIPTION OF BUSINESS	43
INCORPORATION AND BACKGROUND	43
RECENT DEVELOPMENTS	44
BUSINESS OVERVIEW	44
COATING AND DRUG DELIVERY TECHNOLOGIES	45
CARDIOVASCULAR STENTS	46
DRUG-ELUTING STENTS	46
HAp Nano-Film Stent Coating Technology	46
Our Drug-Eluting Stents	46
INDUSTRY BACKGROUND	48
MARKET OPPORTUNITY	49
COMPETITION	49
Johnson & Johnson	50

Guidant Corporation	50
Boston Scientific Corporation	50
Medtronic, Inc.	50
Abbott Laboratories	51
EMPLOYEES	51
INTELLECTUAL PROPERTY AND INTANGIBLES	51
Patents	51
Trademarks	55
RESEARCH AND DEVELOPMENT PROGRAMS AND ACTIVITIES	55
WHERE YOU CAN FIND MORE INFORMATION	56
MANAGEMENT'S DISCUSSION AND ANALYSIS	57
PLAN OF OPERATIONS	57
Acquisition of SagaX, Inc.	57
Termination of Acquisition Of Sahajanand Medical Technologies Inc.	58
Product Development	58
Business Expansion	59
FACILITY	60
Intellectual Property	60
Cash Requirements and Need For Additional Funding	60
DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION	60
General & Administrative Expenses	60
Research & Development Expenses	61
Depreciation Expense	61
Liquidity and Capital Resources	62
Financing	62
Warrants	62
Stock-Based Compensation	64
Cash Position	65
Accounts Payable	65
OFF-BALANCE SHEET ARRANGEMENTS	65
DESCRIPTION OF PROPERTY	65
REAL PROPERTY	65
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	66
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	66
MARKET INFORMATION	66
OTCBB	66
Penny Stock	67
HOLDERS OF COMMON SHARES	67
DIVIDENDS	67
EXECUTIVE COMPENSATION	68
SUMMARY COMPENSATION TABLE	68
STOCK OPTION GRANTS	69
EXERCISES OF STOCK OPTIONS AND YEAR-END OPTION VALUES	70
LONG-TERM INCENTIVE PLANS	71
EMPLOYMENT CONTRACTS	71
FINANCIAL STATEMENTS	72
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	73

PROSPECTUS SUMMARY

This prospectus is part of a resale registration statement. The selling shareholders (the "Selling Shareholders") may sell some or all of their shares in transactions from time to time.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. If anyone provides you with different information, you should not rely upon it. You should assume that the information appearing in this prospectus, as well as the information we file with the United States Securities and Exchange Commission ("SEC") and incorporate by reference in this prospectus is accurate only as of the date of the documents containing the information. As used in this prospectus, the terms "we", "us", "our", the "Company", and "MIV" mean MIV Therapeutics, Inc. All dollar amounts refer to United States dollars unless otherwise indicated.

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Our Business

MIV Therapeutics, Inc. (the "Company" or "MIV") is involved in the design, manufacture and development of a new generation of implantable medical devices that will utilize its advanced biocompatible stent coating and drug-delivery technologies. The Company's business objective is to be a leader in coating technologies and drug-delivery devices for both cardiovascular and non-vascular disorders.

The Company was incorporated as DBS Holdings, Inc. under the laws of the State of Nevada on March 19, 1999. On April 25, 2000, the Company filed a registration statement on Form 10SB to register its common stock under the United States Securities Exchange Act of 1934, as amended (the "Exchange Act"), and thereby became a reporting company, and also became eligible for listing its common stock on the NASD Over-the-Counter Bulletin Board (the "OTCBB"). The Company's common stock was qualified and listed for trading on the OTCBB on July 13, 2000.

In April 2001 the Company signed a Share Exchange and Finance Agreement (the "Share Exchange") with M-I Vascular Innovations, Inc. ("M-I Vascular"), a stent medical device development company, and the Company exchanged, on a one for one basis, 58% of the shares outstanding of M-I Vascular for shares in the Company. Pursuant to the terms of the Share Agreement the Company completed the share exchange with the remaining shareholders of M-I Vascular on May 31, 2003.

In May 2001 the Company announced a change of business and control, elected and appointed new officers and directors and began to engage in the business of developing medical stents. On March 5, 2002, following shareholder approval to amend the Company's Articles of Incorporation, the Company changed its name to MIV Therapeutics, Inc. The Company's shares are currently trading under the symbol "MIVT" on the OTCBB and are quoted on each of the Munich and Frankfurt stock exchanges under symbols "MIV.MU" and "MIV.F", respectively.

In December 2004, MIVI Technologies, Inc., our wholly-owned and operating subsidiary, received a Government of Canada grant for the research program titled "Development of Novel Drug Eluting Composite Coatings for Cardiovascular Stents". The Canadian National Research Council approved MIVI Technologies, Inc.'s application following an in depth familiarization with the advanced concept of novel technologies proposed by MIVI Technologies, Inc. and a review of our organizational and fiscal capability to carry on with the program.

Our company is an advanced stage research and development company pursuing the commercialization of the next generation of fully biocompatible coatings for stents and other medical devices and advanced delivery systems with the intent of providing healing solutions for cardiovascular disease and other medical conditions. In collaboration with UBC, the Company has developed unique coating technologies that utilize Hydroxyapatite (HAp) for application on medical devices and drug delivery systems. Coronary stents are used to treat cardiovascular disorder caused by the narrowing or blockage of coronary arteries. Stents are compressible tubular devices that are mounted on a balloon catheter, inserted into the circulatory system by a team of cardiologists, and directed to the location of a blocked coronary artery. During the angioplasty procedure, which involves unclogging the artery, the balloon is expanded to clear the obstruction, allowing normal blood flow. With this procedure, the stent is deployed and remains in place to reinforce the artery wall. This procedure is the leading alternative to costly and highly invasive open-heart surgery. Stents have eliminated many of the complications that previously accompanied simple balloon angioplasty. Approximately 80% of heart disease can be treated effectively with stenting.

The Company, in collaboration with UBC, has developed unique coating technologies that utilize Hydroxyapatite ("HAp") for application on medical devices and drug delivery systems. HAp is naturally found in bone and tooth enamel and is rapidly integrated into the human body. As such, it may inhibit a variety of adverse and inflammatory reactions and potentially help reduce restenosis, a recurrence of coronary artery disease following angioplasty. It is also believed that HAp-coated cardiovascular stents will not trigger late adverse thrombogenic reactions.

Over the next several years the Company intends to expand its technologies to include several promising drug delivery platforms. Drug delivery is a system or technology that enables the introduction of a therapeutic agent into the body and improves its efficacy by controlling the rate, time or site of release. Commercially, drug delivery provides the ability to develop a new route of administration for an existing drug and can substantially improve the efficacy of a drug, while also reducing its side effects.

The Company expects to enter the drug-eluting stent market by using a thicker coating of HAp loaded with a suitable drug, i.e. anti-inflammatory. The technology has applications in cardiovascular and non-cardiovascular drug/device combination products, including peripheral stents, biodegradable implants, gene therapy, and delivery systems for release of chemotherapeutic agents. The Company's lead product in development is a passive, nano-film HAp coating. In parallel, the Company is developing multi-layer and composite film coatings with drug-eluting capabilities to facilitate therapeutics and treatments for localized drug delivery systems.

The Offering
The Company:	MIV Therapeutics, Inc.
The Selling Shareholders:

The selling shareholders (the "Selling Shareholders") are comprised of existing shareholders of MIV who acquired convertible securities, shares and common stock purchase warrants from us in various private placement transactions completed and pursuant to various service agreements entered into between 2003 to 2006. The common stock purchase warrants entitle the Selling Shareholders to purchase additional shares from us. The offer and sale of the convertible securities, the shares and the common stock purchase warrants by us to the Selling Shareholders was exempt in each such instance from the registration requirements of the United States Securities Act of 1933, as amended (the "Securities Act") in accordance with Regulation S, Rule 506 of Regulation D and Section 4(2) of the Securities Act.

Shares offered by the Selling Shareholders and offering price:	The shares of common stock offered by the Selling Shareholders include the following, as described under the section of this prospectus entitled "Selling Shareholders":
1.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 7,684,995 shares of our common stock issued on August 11, 2005 pursuant to a private placement (the "August 2005 Private Placement");

2.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 3,842,498 shares of our common stock issuable upon the exercise of 3,842,498 non-transferable Series B Warrants issued pursuant to the August 2005 Private Placement;

3.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 62,500 shares of our common stock issuable upon the exercise of 62,500 non-transferable Series B finder's common stock purchase warrants which relate to a finder's fee for the August 2005 Private Placement;

4.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 3,158,920 shares of our common stock issued on October 4, 2005 upon the conversion of senior secured convertible debentures issued on March 15, 2005 pursuant to a private placement (the "March 2005 Private Placement);

5.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of the 1,851,500 transferable "March 2005 Placement Warrants" to purchase shares of our common stock pursuant to the March 2005 Private Placement;

6.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 1,851,500 shares of our common stock issuable upon the exercise of the 1,851,500 March 2005 Placement Warrants;

7.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 400,000 shares of our common stock issuable upon the exercise of the 400,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued in February of 2003 pursuant to a consulting agreement;

8.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 1,000,000 shares of our common stock issuable upon the exercise of 1,000,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on October 24, 2003, pursuant to a consulting agreement;

Shares offered by the Selling Shareholders and offering price (cont.):	9.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 2,750,000 shares of our common stock issuable upon the exercise of 2,750,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on July 1, 2005, pursuant to a letter of engagement, as amended;

10.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 5,152,773 shares of our common stock issued on March 29, 2004 pursuant to a private placement (the "March 2004 Private Placement");

11.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of the 2,815,444 transferable Series A common stock purchase warrants to purchase shares of our common stock which were issued pursuant to the March 2004 Private Placement;

12.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 2,815,444 shares of our common stock issuable upon the exercise of 2,815,444 Series A common stock purchase warrants issued pursuant to the March 2004 Private Placement;

13.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of the 674,997 transferable Series C common stock purchase warrants to purchase shares of our common stock which were issued as a finder's fee pursuant to the March 2004 Private Placement;

14.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 674,997 shares of our common stock issuable upon the exercise of 674,997 Series C finder's common stock purchase warrants which relate to a finder's fee for the March 2004 Private Placement;

15.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 71,429 shares of our common stock issuable upon the exercise of the 71,429 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued in September of 2003 pursuant to a private placement;

16.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 150,000 shares of our common stock issuable upon the exercise of 150,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on February 2, 2006, pursuant to a consulting agreement;

Shares offered by the Selling Shareholders and offering price (cont.):	17.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 150,000 shares of our common stock issuable upon the exercise of 150,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on February 2, 2006, pursuant to a consulting agreement;

	18.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 200,000 shares of our common stock issuable upon the exercise of 200,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on May 21, 2004, pursuant to a consulting agreement;

	19.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 500,000 shares of our common stock issuable upon the exercise of 500,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on June 7, 2005, pursuant to a consulting agreement;

	20.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 95,238 shares of our common stock issued on October 6, 2005 pursuant to a private placement (the "October 2005 Private Placement");

	21.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 95,238 shares of our common stock issuable upon the exercise of 95,238 October 2005 non-transferable common stock purchase warrants issued pursuant to the October 2005 Private Placement;

	22.	the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 9,524 shares of our common stock which relate to a finder's fee for the October 2005 Private Placement;
	23.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 9,524 shares of our common stock issuable upon the exercise of 9,524 non-transferable finder's common stock purchase warrants which relate to a finder's fee for the October 2005 Private Placement;

	24.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 400,000 shares of our common stock issuable upon the exercise of 400,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on September 24, 2004, pursuant to a consulting agreement;

	25.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 400,000 shares of our common stock issuable upon the exercise of 400,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on March 4, 2005, pursuant to a consulting agreement, as amended;

Shares offered by the Selling Shareholders and offering price (cont.):	26.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 620,000 shares of our common stock issued on July 10, 2006 pursuant to a private placement (the "July 2006 Private Placement");

27.

the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 620,000 shares of our common stock issuable upon the exercise of 620,000 common stock purchase warrants issued pursuant to the July 2006 Private Placement; and

28.

the resale by a certain Selling Shareholder, and its transferees, donees or successors, of an aggregate of 300,000 transferable July 2006 Private Placement common stock purchase warrants to purchase shares of our common stock which were issued pursuant to the July 2006 Private Placement.

The Selling Shareholders can sell the shares and warrants at any price.
Registration rights:	We have agreed to register the securities that are the subject of this prospectus pursuant to agreements with the Selling Shareholders.
Terms of the offering:

The Selling Shareholders will determine when and how they will sell the common stock offered in this prospectus. We will cover the expenses associated with the offering which we estimate to be approximately $74,094.80. Refer to "Plan of Distribution".

Use of proceeds:

We will not receive any proceeds from this offering. However, we will receive proceeds upon the exercise of any common stock purchase warrants that may be exercised by the Selling Shareholders. The proceeds, if any, would be used for general corporate purposes including, but not limited to, working capital, research and development, equipment purchase and modification, and pre-clinical and clinical trials. We will incur all costs associated with the filing of this registration statement and prospectus.

Market for our common stock:

Our common stock is presently traded on the OTCBB under the symbol "MIVT" and is quoted on each of the Munich and Frankfurt stock exchanges under symbols "MIV.MU" and "MIV.F", respectively. The market for our common stock is highly volatile. We can provide no assurance that there will be a market in the future for our common stock.

Outstanding shares of common stock:	There were 76,124,350 shares of our common stock issued and outstanding as at December 18, 2006.
Risk factors:	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our securities.

The above information regarding common stock to be outstanding after the offering is based on 76,124,350 shares of common stock outstanding as at December 18, 2006 and assumes the subsequent exercise of each common stock purchase warrant by the Selling Shareholders.

On August 11, 2005, the Company issued 7,684,995 units (each an "August 2005 Unit") at a price of $0.45 per August 2005 Unit, with each August 2005 Unit consisting of one common share, one-half of one non-transferable Series A common stock purchase warrant (each an "August 2005 Series A Warrant") and one-half of one non-transferable Series B common stock share purchase warrant (each an "August 2005 Series B Warrant"; and, collectively, the "August 2005 Private Placement"). The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the common stock purchase warrants in the August 2005 Private Placement, completed pursuant to Rule 903 of Regulation S and Rule 506 of Regulation D. We agreed to use our reasonable commercial efforts to file a registration statement within 120 days from the date of completion of the August 2005 Private Placement. Each whole August 2005 Series A Warrant entitled the holder to purchase one share of common stock at an exercise price of $0.65 per share during the period commencing August 11, 2005 and ending at 5:00 p.m. (Vancouver time) on the day which is the earlier of (i) August 11, 2006 and (ii) six months commencing from the effective date of the Company's proposed registration statement related to the August 2005 Private Placement. The August 2005 Series A Warrants have now expired. Each whole August 2005 Series B Warrant entitles the holder to purchase one share of common stock at an exercise price of between $0.70 and $1.00 per share during the period commencing August 11, 2005 and ending at 5:00 p.m. (Vancouver time) on the day which is the earlier of (i) February 11, 2008 and (ii) 24 months commencing from the effective date of the Company's proposed registration statement related to August 2005 Private Placement. Each whole August 2005 Series B Warrant is exercisable at an exercise price of $0.70 per August 2005 Series B Warrant share during the first 12 months of the warrant exercise period (months one to 12), at an exercise price of $0.85 per warrant share during the next six months of the warrant exercise period (months 13 to 18) and at an exercise price of $1.00 per warrant share during the final six months of the warrant exercise period (months 19 to 24). There were also 62,500 non-transferable August 2005 Series A finder's common stock purchase warrants issued in relation to the August 2005 Private Placement; which have now expired; together with 62,500 non-transferable August 2005 Series B finder's common stock purchase warrants issued in relation to the August 2005 Private Placement which are exercisable upon the same terms and conditions as the August 2005 Series B Warrants (the "August 2005 Finder's Fee Warrants"). Included with the August 2005 Private Placement was the issuance of 100,000 August 2005 Units pursuant to a settlement proposal reached by us on August 9, 2005, with Casimir Capital L.P. ("Casimir") and relating to a previous right of refusal granted to Casimir under the March 2005 Private Placement.

On October 4, 2005, the Company issued an aggregate of 3,158,920 shares of common stock, at a deemed price of $0.25 per share, in consideration of then conversion of an aggregate of $789,730 of principal and interest due under certain senior secured convertible debentures (each a "Convertible Debenture") issued by us on March 15, 2005 pursuant to a private placement (the "March 2005 Private Placement"). As part of the March 2005 Private Placement each $0.25 of the principal indebtedness which was convertible under the Convertible Debentures entitled the holder thereof to acquire one-half of one transferable common stock purchase warrant (each a "March 2005 Placement Warrant") exercisable at a price of $0.25 per share until March 15, 2010.

In May of 2003 the Company issued 400,000 non-transferable common stock purchase warrants pursuant to a February 2003 consulting agreement exercisable at an exercise price of at $0.50 per share until May 20, 2008 (collectively, the "May 2003 Warrants").

In October of 2003 the Company issued 1,000,000 non-transferable common stock purchase warrants pursuant to a consulting agreement, with 500,000 of such warrants being exercisable at an exercise price of $0.50 per share, and with 500,000 of such warrants being exercisable at an exercise price of $0.75 per share, until October 24, 2006 which was extended to April 24, 2007, in each such instance (collectively, the "October 2003 Warrants").

On July 1, 2005, the Company issued 2,750,000 non-transferable common stock purchase warrants pursuant to a letter of engagement, as amended, to purchase 2,750,000 shares of our common stock at an, exercise price of $0.50 per share until July 1, 2008 (collectively, the "July 2005 Warrants").

On March 29, 2004, the Company issued 6,749,995 units (each a "March 2004 Unit") at a price of $0.45 per March 2004 Unit, with each March 2004 Unit consisting of one common share, one-half of one transferable Series A common stock purchase warrant (each a "March 2004 Series A Warrant") and one-half of one transferable Series B common stock purchase warrant (each a "March 2004 Series B Warrant"; and, collectively, the "March 2004 Private Placement"). The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the warrants in the March 2004 Private Placement, completed pursuant to Rule 903 of Regulation S and Rule 506 of Regulation D. Each whole March 2004 Series A Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.66 per share during the period commencing March 29, 2004 and ending on March 18, 2009. The March 2004 Series B Warrants have now expired and no such warrants were exercised prior to expiry. There were also 674,997 transferable March 2004 Series C finder's common stock purchase warrants issued in relation to the March 2004 Private Placement which are exercisable upon the same terms and conditions as the March 2004 Series A Warrants (collectively, the "March 2004 Finder's Fee Warrants").

On September 8, 2003, the Company issued 71,429 non-transferable common stock purchase warrants pursuant to a private placement to purchase 71,429 shares of our common stock at an exercise price of $0.75 per share until March 8, 2007 (collectively, the "September 2003 Warrants").

On February 2, 2006, the Company issued 150,000 non-transferable common stock purchase warrants pursuant to a consulting agreement to purchase 150,000 shares of our common stock at an exercise price of $0.50 per share until February 2, 2011. On February 2, 2006, the Company also issued a further 150,000 non-transferable common stock purchase warrants pursuant to a further consulting agreement to purchase 150,000 shares of our common stock at an exercise price of $0.50 per share until February 2, 2011 (collectively, the "February 2006 Warrants").

On May 21, 2004, the Company issued 200,000 non-transferable common stock purchase warrants pursuant to a consulting agreement to purchase 200,000 shares of our common stock at an exercise price of $0.45 per share until May 21, 2007(collectively, the "May 2004 Warrants").

On June 7, 2005, the Company issued 500,000 non-transferable common stock purchase warrants pursuant to a consulting agreement to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share until June 7, 2008 (collectively, the "June 2005 Warrants").

On October 6, 2005, the Company issued 95,238 units (each an "October 2005 Unit") at a price of $1.05 per October 2005 Unit, with each October 2005 Unit consisting of one common share and one non-transferable common stock purchase warrant (each an "October 2005 Warrant"; and, collectively, the "October 2005 Private Placement"). The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the warrants in the October 2005 Private Placement, completed pursuant to Rule 903 of Regulation S. Each October 2005 Warrant entitles the holder to purchase one share of common stock at an exercise price of $1.55 per share during the period commencing on October 6, 2005 and ending on October 6, 2007. There were also 9,524 common shares and 9,524 non-transferable October 2005 finder's common stock purchase warrants issued in relation to the October 2005 Private Placement which are exercisable upon the same terms and conditions as the October 2005 Warrants (collectively, the "October 2006 Finder's Fee Warrants").

On September 24, 2004, the Company issued 400,000 non-transferable common stock purchase warrants pursuant to a consulting agreement to purchase 400,000 shares of our common stock at an exercise price of $0.30 per share until September 24, 2009 (collectively, the "September 2004 Warrants").

On March 4, 2005, the Company issued 400,000 non-transferable common stock purchase warrants pursuant to an amended consulting agreement to purchase 400,000 shares of our common stock at an exercise price of $0.30 per share until March 4, 2010 (collectively, the "March 2005 Warrants").

On July 10, 2006, the Company issued 620,000 units (each a "July 2006 Unit") at a price of $0.50 per July 2006 Unit, with each July 2006 Unit consisting of one common share and one common stock purchase warrant (each a "July 2006 Warrant"; and, collectively, the "July 2006 Private Placement"). The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the July 2006 Warrants in the July 2006 Private Placement, completed pursuant to Rule 903 of Regulation S and Rule 506 of Regulation D. Each July 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.75 per share during the period commencing July 10, 2006 and ending on the earlier of (i) January 10, 2008 and (ii) 12 months commencing from the effective date of the Company's proposed registration statement related to the July 2006 Private Placement. An aggregate of 300,000 of the July 2006 Warrants issued to one Selling Shareholder are transferable.

See "Recent Sales of Unregistered Securities for a further description of the securities being offered under this prospectus by the Selling Shareholders.

Summary of Financial Data

The following consolidated financial data has been derived from and should be read in conjunction with our audited consolidated financial statements for the year ended May 31, 2006 and three months ended August 31, 2006, together with the notes to our consolidated financial statements and the section of this prospectus entitled "Management's Discussion and Analysis".

Balance Sheets

	Three Months Ended August 31, 2006	Year Ended May 31, 2006	Year Ended May 31, 2005
Cash and cash equivalents	$558,705	$1,573,822	$492,709
Total assets	$1,103,591	$2,053,875	$861,205
Total current liabilities	$424,555	$193,705	$1,063,449
Total stockholders' equity (deficit)	$653,447	$1,832,561	($202,244)

Statements of Operations
	Three Months Ended August 31,		Year Ended May 31, 2006	Year Ended May 31, 2005	From Inception to August 31, 2006
	2006	2005
Revenue	$Nil	$Nil	$Nil	$Nil	$Nil
Expenses	$2,352,258	$1,945,464	$9,161,954	$6,559,013	$35,803,700
Net Loss for the Period	$2,365,832	$1,926,855	$9,094,835	$6,608,882	$34,337,953

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are all of the material risks that we are currently aware of that are facing our company. Additional risks not presently known to us may also impair our business operations. You may lose all or part of your investment due to any of these risks. The trading price of our common stock, when and if we trade at a later date, could decline due to any of these risks, and you may lose all or part of your investment.

Because we are currently a development stage company, we have no products available for sale or use and may lack the financial resources needed to bring products to market.

The Company is in the development stage and currently has no products approved for sale or use. The Company will not be able to sell significant quantities of its products until such time, if ever, as it receives regulatory approval to commercially market such products. Thus, the Company's long-term viability, growth and profitability will depend upon successful testing, approval and commercialization of the coating technology resulting from its research and development activities. Adverse or inconclusive results in clinical trials of these products could significantly delay or ultimately preclude any regulatory approvals and, even if obtained, there can be no assurance that any product approval would lead to the successful commercialization of the product approved.

Furthermore, the Company does not expect to begin the regulatory approval process in the United States for at least the next three years and, prior to this, will only pursue approval and marketing of its products in the countries recognizing the CE Mark; such as most European and Asian countries.

Because we have a limited operating history on which an evaluation of our prospects can be made, we may not be able to effectively manage the demands required of a new business in the medical device industry.

The Company has a limited operating history upon which an evaluation of its prospects can be made. There can be no assurance that the Company will effectively execute MIV's business plan or manage any growth of the MIV business, or that the Company's future operating and financial forecast will be met. Future development and operating results will depend on many factors, including access to adequate capital, the completion and regulatory approval of marketable products, the demand for the Company's products, the level of product and price competition, the Company's success in setting up and expanding distribution channels and whether the Company can control costs. Many of these factors are beyond the control of the Company. In addition, the Company's future prospects must be considered in light of the risks, expenses and difficulties frequently encountered in establishing a new business in the medical device industry, which is characterized by intense competition, rapid technological change, highly litigious competitors, potential product liability and significant regulation.

Because we have a history of losses and anticipate continued losses through our development stage, we may lack the financial stability required to continue operations.

Since inception the Company has suffered recurring losses totalling $34,337,953 as of August 31, 2006. The Company has funded its operations through the issuance of common stock, and through related party loans since inception, in order to meet its strategic objectives. The Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The Company's ability to generate revenue primarily depends on its success in completing development and obtaining regulatory approvals for the commercial sale of the products under development. There are no assurances that any such events will occur, that the Company will attain revenues from commercialization of its products or that the Company will ever achieve profitable operations.

Because the life cycle of medical products are difficult to predict, even if we were to introduce a product to the market we may not be able to gain market acceptance of the product.

The life cycle of the products that the Company plans to develop is difficult to predict. Failure to gain timely market acceptance of its products would have a material adverse effect on the Company's ability to generate revenue, and would have a material adverse effect on the Company's business, financial condition and results of operations. To successfully gain market acceptance, the Company must develop the ability to manufacture its products in large quantities in compliance with regulatory requirements and at an acceptable cost. The Company has no long-term experience in manufacturing stent products, and could experience difficulties in development or manufacturing that may have a material adverse effect on the Company's ability to market its product. Moreover, there can be no assurance that the Company will be successful in scaling up manufacturing operations sufficient to produce its products in sufficient volume to generate market acceptance.

Because we are significantly smaller than the majority of our national competitors we may lack the financial resources needed to capture market share.

The market in which the Company intends to operate is dominated by several large firms with established products, and the Company's success is dependant upon acceptance of its products by the medical community as reliable, safe and cost-effective. It may be difficult or impossible for the Company to achieve such acceptance of its products in view of these market conditions. In addition, the Company's competitors are more financially stable than the Company and have significant resources for research and development available to them. Thus it is likely that they will be quicker to market than the Company, with products that will compete with its products, should it be successfully approved and commercialized. Moreover, even if the Company successfully brings its products to market ahead of its projected competitors, established competitors could quickly bring products to market that would compete. In addition, the medical device market is subject to constant introduction of new products and designs.

Market acceptance of the Company's products may be influenced by new products or technologies that come to market, which could render the Company's products obsolete or prohibitively expensive.

Because we have not earned any revenues from operations, all our capital requirements have been met through financing and it is not certain we will be able to continue to find financing to meet our operating requirements.

The Company's capital requirements have been and will continue to be significant. The Company will be dependant on future financing to fund its research and development as well as other working capital requirements. The Company estimates that its current working capital will support its activities for no more than 4 months. After that time the Company will need additional financing. The Company is currently anticipating further subscriptions for its common stock, but there is no assurance that these subscriptions will be forthcoming or that they will result in sufficient capital for the Company to meet its current and expected working capital needs. It is not anticipated that any of the officers, directors or current shareholders of the Company will provide any significant portion of the Company's future financing requirements.

Furthermore, in the event that the Company's plans change, its assumptions change or prove inaccurate, or its capital resources prove to be insufficient to fund operations, the Company could be required to seek additional financing sooner than currently anticipated, or in greater amounts than is currently anticipated. Any inability to obtain additional financing when needed would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or possibly cease its operations. In addition, any future equity financing may involve substantial dilution to the Company's existing shareholders.

Because we are in the development stage and have not yet produced a marketable product, we may lack the ability to recruit suitable candidates for employment, or to attract them to the company should they be identified.

Our Company (including its subsidiary Sagax Inc.) currently has 18 full time employees and only four full-time officers and directors. We have entered into consulting agreements with four individuals, who are also directors, to provide management services to the Company. The remainder of the Company's management has been undertaken by independent consultants. This may make it difficult for the Company to attract capital investment sufficient to meet its capital needs.

Because the Company is in the development stage and has not yet produced a marketable product, it will be reliant upon its ability to attract skilled members of the stent or medical products' industries. There can be no assurance that the Company will be able to identify suitable candidates for employment, or to attract them to the Company should they be identified. In addition, the Company will be heavily dependent upon creative design and engineering skills of individuals with whom it has little familiarity, and who may not perform as expected.

Because we may not be able to obtain patents for the devices we are currently researching, we may not be able to protect our intellectual property rights.

The Company's success will depend in part on whether the Company can obtain patent protection for its products and processes, preserve trade secrets and proprietary technology and operate without infringing upon patent or other proprietary rights of third parties. The Company has patent applications pending in the United States and in several foreign markets, and is in the process of filing additional patent applications, but there can be no assurance that any of these patents will be issued or that patents will not be challenged. A significant number of medical device companies, other companies, universities and research institutions have filed patent applications or have been issued patents relating to stents and stent delivery systems, and there has been substantial litigation in this area. Established companies in the medical products industry generally, and the stent industry in particular, are aggressive in attempts to block new entrants to their markets, and the Company's products, if successfully developed, may interfere with the intellectual property rights of these companies. The Company's success will depend on its products not infringing patents that the Company expects would be vigorously defended. Furthermore, the validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, are highly uncertain. Even if the Company successfully patents the MIV laser-cut stent, there can be no assurance that it would be able to successfully assert its patents against competing products. In addition, infringement claims against the MIV laser-cut stent could be sufficiently expensive to have a material adverse effect on the Company's results or ability to continue marketing its products.

Because product liability is inherent in the medical devices industry and insurance is expensive and difficult to obtain, the company may be exposed to large lawsuits.

The Company's business exposes it to potential product liability risks, which are inherent in the testing, manufacturing, marketing and sale of medical products. While the Company will take precautions it deems to be appropriate to avoid product liability suits against it, there can be no assurance that it will be able to avoid significant product liability exposure. Product liability insurance for the medical products industry is generally expensive, to the extent it is available at all. The Company has not yet sought to obtain product liability coverage. The Company intends to obtain such coverage when it is apparent that the MIV Stent or other products developed by the Company will be marketable. There can be no assurance that it will be able to obtain such coverage on acceptable terms, or that any insurance policy will provide adequate protection against potential claims. A successful product liability claim brought against the Company may exceed any insurance coverage secured by the Company and could have a material adverse effect on the Company's results or ability to continue marketing its products.

Because the healthcare industry is subject to changing policies and procedures, we may find it difficult to continue to compete in an uncertain environment.

The health care industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operations of healthcare industry participants. During the past several years government regulation of the healthcare industry has changed significantly in several countries. Healthcare industry participants may react to new policies by curtailing or deferring use of new treatments for disease, including treatments that would use the products that the Company intends to develop. This could substantially impair the Company's ability to successfully commercialize the MIV Stent, which would have a material adverse effect on the Company's performance.

There is substantial doubt as to our ability to continue as a going concern based on our past operating losses and predicted future operating losses.

Our auditor has issued a going concern opinion on our financial statements expressing substantial doubt that we can continue as a going concern for a reasonable period of time unless sufficient equity financing can be secured or sufficient revenues to support its operations be generated.

There are no assurances that the company will be successful in achieving these goals.

We will require additional funding in the future.

Based upon our historical losses from operations, we will require additional funding in the future. If we cannot obtain capital through financings or otherwise, our ability to execute our research and development plans will be greatly limited. Historically, we have funded our operations through the issuance of equity and short-term debt financing arrangements. We may not be able to obtain additional financing on favorable terms, if at all. Further, debt financing could lead to a diversion of cash flow to satisfy debt-servicing obligations and create restrictions on business operations. If we are unable to raise additional funds, it would have a material adverse effect upon our operations.

Our acquisitions may not be successful.

As part of our growth strategy, we intend to acquire additional companies and assets. Such acquisitions may pose substantial risks to our business, financial condition, and results of operations. In pursuing acquisitions, we will compete with other companies, many of which have greater financial and other resources to acquire attractive companies and assets. Even if we are successful in acquiring additional companies and assets, some of the companies and assets may not produce revenues at anticipated levels or within specified time periods. There is no assurance that we will be able to successfully integrate acquired companies and assets, which could result in substantial costs and delays or other operational, technical or financial problems. Further, acquisitions could disrupt ongoing business operations. If any of these events occur, it would have a material adverse effect upon our operations and results from operations.

A decline in the price of our common stock could affect our ability to raise further working capital and adversely impact our operations.

A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise additional capital for our operations. Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

Sales of a substantial number of shares of our common stock into the public market by the Selling Shareholders may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize any current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 76,124,350 shares of common stock outstanding as at December 18, 2006. When this registration statement is declared effective, the Selling Shareholders will be able to resell up to 32,714,580 shares of our common stock. As a result, a substantial number of our shares of common stock may be issued and may be available for immediate resale, which could have an adverse effect on the price of our common stock. As a result of any such decreases in price of our common stock, purchasers who acquire shares from the Selling Stockholders may lose some or all of their investment.

Further, to the extent any of the Selling Shareholders exercise any of the common stock purchase warrants, and then resell the shares of common stock issued to them upon such exercise (subject to applicable securities law restrictions), the price of our common stock may decrease due to the additional shares of common stock in the market.

Any significant downward pressure on the price of our common stock as the Selling Shareholders sell their shares of our common stock could encourage short sales by the Selling Stockholders or others. Any such short sales could place further downward pressure on the price of our common stock.

In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at a fair price and may lose all or part of their investment.

Because our stock is listed on the OTCBB and not a larger or more recognized exchange, investors may find it difficult to sell their shares or obtain accurate quotations for share prices.

The Company's common stock is listed on the NASD Over-the-Counter Bulletin Board (the "OTCBB"). Investors may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's common stock than would otherwise be the case were the Company's common stock listed on a more recognized stock exchange or quotation service. In addition, trading in the Company's common stock is currently subject to certain rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a "penny stock." Penny stocks are generally non-NASDAQ equity securities with a market price less than $5.00 per share. The penny stock rules require broker-dealers selling penny stocks to make certain disclosures about such stocks to purchasers thereof, and impose sales practice restrictions on broker-dealers in certain penny stock transactions. The additional burdens imposed upon broker-dealers by these rules may discourage them from effecting transactions in the Company's common stock, which could limit the liquidity of the common stock and the ability of the Company's stockholders to sell their stock in the secondary market.

A majority of our directors and officers are outside the United States, with the result that it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers.

A majority of our directors and officers are nationals and/or residents of countries other than the United States, and all or a substantial portion of such persons' assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, investors may be effectively prevented from pursuing remedies under U.S. federal securities laws against them. In addition, investors may not be able to commence an action in a Canadian court predicated upon the civil liability provisions of the securities laws of the United States. The foregoing risks also apply to those experts identified in this prospectus who are not residents of the United States.

Nevada law and our Articles of Incorporation may protect our directors from certain types of lawsuits.

Nevada law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements involve risks and uncertainties regarding the availability of funds, government regulations, operating costs, outcomes of research programs and other factors. Forward-looking statements are made, without limitation, in relation to operating plans, business research and development, availability of funds and operating costs. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expect", "plan", "intend", "anticipate", "believe", "estimate", "predict", "potential" or "continue", the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should consider various factors, including the risks outlined in this prospectus. These factors may cause our actual results to differ materially from any forward-looking statement. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding our business plans, our actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. We do not intend to update any of the forward-looking statements to conform these statements to actual results, except as required by applicable law, including the securities laws of the United States.

The safe harbour for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of common stock offered through this prospectus by the Selling Shareholders. All proceeds from the sale of the shares will be for the account of the Selling Shareholders, as described below in the sections of this prospectus entitled "Selling Shareholders" and "Plan of Distribution". However, we may receive up to approximately $9,151,640.34 from the exercise of the August 2005 Series B Warrants, the August 2005 Finder's Fee Warrants, the March 2005 Placement Warrants, the May 2003 Warrants, the October 2003 Warrants, the July 2005 Warrants, the March 2004 Series A Warrants, the March 2004 Finder's Fee Warrants, the September 2003 Warrants, the February 2006 Warrants, the May 2004 Warrants, the June 2005 Warrants, the October 2005 Warrants, the October 2005 Finder's Fee Warrants, the September 2003 Warrants, the March 2005 Warrants and the July 2006 Warrants, respectively (collectively, the "Warrants"), held by the Selling Shareholders. This figure assumes that all of the Warrants are exercised. There is no guarantee that any Warrants will be exercised or that the Company will receive any proceeds. The proceeds, if any, would be used for general corporate purposes including, but not limited to, working capital, research and development, equipment purchase and modification, and pre-clinical and clinical trials. We will however incur all costs associated with this registration statement and prospectus.

The foregoing represents the Company's intentions based upon its present plans and business conditions. The occurrence of unforeseen events or changes in business conditions, however, could result in applying the proceeds from the exercise of the warrants in a manner other than as described in this prospectus.

SELLING SHAREHOLDERS

The Selling Shareholders named in this prospectus are offering all of the 32,714,580 shares of common stock and 5,641,941 transferable common stock purchase warrants to purchase shares of common stock offered through this prospectus. The securities are comprised of:

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 7,684,995 shares of our common stock issued on August 11, 2005 pursuant to the August 2005 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 3,842,498 shares of our common stock issuable upon the exercise of the 3,842,498 non-transferable August 2005 Series B Warrants issued pursuant to the August 2005 Private Placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 62,500 shares of our common stock issuable upon the exercise of the 62,500 non-transferable Series B August 2005 Finder's Fee Warrants which relate to a finder's fee for the August 2005 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 3,158,920 shares of our common stock issued on October 4, 2005 upon the conversion of the Convertible Debentures issued on March 15, 2005 pursuant to the March 2005 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of the 1,851,500 transferable March 2005 Placement Warrants to purchase shares of our common stock which issued pursuant to the March 2005 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 1,851,500 shares of our common stock issuable upon the exercise of the 1,851,500 March 2005 Placement Warrants;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 400,000 shares of our common stock issuable upon the exercise of the 400,000 non-transferable February 2003 Warrants to purchase shares of our common stock which were issued in February of 2003 pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 1,000,000 shares of our common stock issuable upon the exercise of the 1,000,000 non-transferable October 2003 Warrants to purchase shares of our common stock which were issued on October 24, 2003, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 2,750,000 shares of our common stock issuable upon the exercise of the 2,750,000 non-transferable July 2005 Warrants to purchase shares of our common stock which were issued on July 1, 2005, pursuant to a letter of engagement, as amended;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 5,152,773 shares of our common stock issued on March 29, 2004 pursuant to the March 2004 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of the 2,815,444 transferable Series A common stock purchase warrants to purchase shares of our common stock which were issued pursuant to the March 2004 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 2,815,444 shares of our common stock issuable upon the exercise of 2,815,444 Series A common stock purchase warrants issued pursuant to the March 2004 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of the 674,997 transferable Series C common stock purchase warrants to purchase shares of our common stock which were issued as a finder's fee pursuant to the March 2004 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 674,997 shares of our common stock issuable upon the exercise of 674,997 Series C finder's common stock purchase warrants which relate to a finder's fee for the March 2004 Private Placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 71,429 shares of our common stock issuable upon the exercise of the 71,429 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued in September of 2003 pursuant to a private placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 150,000 shares of our common stock issuable upon the exercise of 150,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on February 2, 2006, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 150,000 shares of our common stock issuable upon the exercise of 150,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on February 2, 2006, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 200,000 shares of our common stock issuable upon the exercise of 200,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on May 21, 2004, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 500,000 shares of our common stock issuable upon the exercise of 500,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on June 7, 2005, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 95,238 shares of our common stock issued on October 6, 2005 pursuant to a private placement (the "October 2005 Private Placement");

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 95,238 shares of our common stock issuable upon the exercise of 95,238 October 2005 non-transferable common stock purchase warrants issued pursuant to the October 2005 Private Placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 9,524 shares of our common stock which relate to a finder's fee for the October 2005 Private Placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 9,524 shares of our common stock issuable upon the exercise of 9,524 non-transferable finder's common stock purchase warrants which relate to a finder's fee for the October 2005 Private Placement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 400,000 shares of our common stock issuable upon the exercise of 400,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on September 24, 2004, pursuant to a consulting agreement;

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of 400,000 shares of our common stock issuable upon the exercise of 400,000 non-transferable common stock purchase warrants to purchase shares of our common stock which were issued on March 4, 2005, pursuant to a consulting agreement, as amended;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 620,000 shares of our common stock issued on July 10, 2006 pursuant to the July 2006 Private Placement;

  the resale by certain Selling Shareholders, and their transferees, donees or successors, of an aggregate of 620,000 shares of our common stock issuable upon the exercise of the 620,000 July 2006 Warrants issued pursuant to the July 2006 Private Placement; and

  the resale by a certain Selling Shareholder, and its transferees, donees or successors, of an aggregate of 300,000 transferable July 2006 Warrants to purchase shares of our common stock which were issued pursuant to the July 2006 Private Placement.

On August 11, 2005, the Company issued 7,684,995 August 2005 Units at a price of $0.45 per August 2005 Unit, with each August 2005 Unit consisting of one common share, one-half of one non-transferable August 2005 Series A Warrant and one-half of one non-transferable August 2005 Series B Warrant. The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the common stock purchase warrants in the August 2005 Private Placement, completed pursuant to Rule 903 of Regulation S and Rule 506 of Regulation D. We agreed to use our reasonable commercial efforts to file a registration statement within 120 days from the date of completion of the August 2005 Private Placement. Each whole August 2005 Series A Warrant entitled the holder to purchase one share of common stock at an exercise price of $0.65 per share during the period commencing August 11, 2005 and ending at 5:00 p.m. (Vancouver time) on the day which is the earlier of (i) August 11, 2006 and (ii) six months commencing from the effective date of the Company's proposed registration statement related to the August 2005 Private Placement. The August 2005 Series A Warrants have now expired. Each whole August 2005 Series B Warrant entitles the holder to purchase one share of common stock at an exercise price of between $0.70 and $1.00 per share during the period commencing August 11, 2005 and ending at 5:00 p.m. (Vancouver time) on the day which is the earlier of (i) February 11, 2008 and (ii) 24 months commencing from the effective date of the Company's proposed registration statement related to August 2005 Private Placement. Each whole August 2005 Series B Warrant is exercisable at an exercise price of $0.70 per August 2005 Series B Warrant share during the first 12 months of the warrant exercise period (months one to 12), at an exercise price of $0.85 per warrant share during the next six months of the warrant exercise period (months 13 to 18) and at an exercise price of $1.00 per warrant share during the final six months of the warrant exercise period (months 19 to 24). There were also 62,500 non-transferable Series A August 2005 Finder's Fee Warrants; which have now expired; together withe 62,500 non-transferable Series B August 2005 Finder's Fee Warrants issued in relation to the August 2005 Private Placement and are exercisable upon the same terms and conditions as the August 2005 Series B Warrants. Included with the August 2005 Private Placement was the issuance of 100,000 August 2005 Units pursuant to a settlement proposal reached by us on August 9, 2005, with Casimir and relating to a previous right of refusal granted to Casimir under the March 2005 Private Placement.

On October 4, 2005, the Company issued an aggregate of 3,158,920 shares of common stock, at a deemed price of $0.25 per share, in consideration of then conversion of an aggregate of $789,730 of principal and interest due under certain senior secured Convertible Debentures issued by us on March 15, 2005 pursuant to the March 2005 Private Placement. As part of the March 2005 Private Placement each $0.25 of the principal indebtedness which was convertible under the Convertible Debentures entitled the holder thereof to acquire one-half of one transferable March 2005 Placement Warrant exercisable at a price of $0.25 per share until March 15, 2010.

In October of 2003 the Company issued 1,000,000 non-transferable October 2003 Warrants pursuant to a consulting agreement, with 500,000 of such October 2003 Warrants being exercisable at an exercise price of $0.50 per share, and with 500,000 of such October 2003 Warrants being exercisable at an exercise price of $0.75 per share, until October 24, 2006 which was extended to April 24, 2007, in each such instance.

On July 1, 2005, the Company issued 2,750,000 non-transferable July 2005 Warrants pursuant to a letter of engagement, as amended, to purchase 2,750,000 shares of our common stock at an, exercise price of $0.50 per share until July 1, 2008.

On March 29, 2004, the Company issued 6,749,995 March 2004 Units at a price of $0.45 per March 2004 Unit, with each March 2004 Unit consisting of one common share, one-half of one transferable March 2004 Series A Warrant and one-half of one transferable March 2004 Series B Warrant. The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the warrants in the March 2004 Private Placement, completed pursuant to Rule 903 of Regulation S and Rule 506 of Regulation D. Each whole March 2004 Series A Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.66 per share during the period commencing March 29, 2004 and ending on March 18, 2009. The March 2004 Series B Warrants have now expired with no such warrants were exercised prior to expiry. There were also 674,997 transferable March 2004 Finder's Fee Warrants issued in relation to the March 2004 Private Placement which are exercisable upon the same terms and conditions as the March 2004 Series A Warrants.

On September 8, 2003, the Company issued 71,429 non-transferable September 2003 Warrants pursuant to a private placement to purchase 71,429 shares of our common stock at an exercise price of $0.75 per share until March 8, 2007.

In May of 2003 the Company issued 400,000 non-transferable May 2003 Warrants pursuant to a February 2003 consulting agreement exercisable at an exercise price of at $0.50 per share until May 20, 2008.

On February 2, 2006, the Company issued 150,000 non-transferable February 2006 Warrants pursuant to a consulting agreement to purchase 150,000 shares of our common stock at an exercise price of $0.50 per share until February 2, 2011. On February 2, 2006, the Company also issued a further 150,000 non-transferable February 2006 Warrants pursuant to a further consulting agreement to purchase 150,000 shares of our common stock at an exercise price of $0.50 per share until February 2, 2011.

On May 21, 2004, the Company issued 200,000 non-transferable May 2004 Warrants pursuant to a consulting agreement to purchase 200,000 shares of our common stock at an exercise price of $0.45 per share until May 21, 2007.

On June 7, 2005, the Company issued 500,000 non-transferable June 2005 Warrants pursuant to a consulting agreement to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share until June 7, 2008.

On October 6, 2005, the Company issued 95,238 October 2005 Units at a price of $1.05 per October 2005 Unit, with each October 2005 Unit consisting of one common share and one non-transferable October 2005 Warrant. The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the warrants in the October 2005 Private Placement, completed pursuant to Rule 903 of Regulation S. Each October 2005 Warrant entitles the holder to purchase one share of common stock at an exercise price of $1.55 per share during the period commencing on October 6, 2005 and ending on October 6, 2007. There were also 9,524 common shares and 9,524 non-transferable October 2005 Finder's Fee Warrants issued in relation to the October 2005 Private Placement which are exercisable upon the same terms and conditions as the October 2005 Warrants.

On September 24, 2004, the Company issued 400,000 non-transferable September 2004 Warrants pursuant to a consulting agreement to purchase 400,000 shares of our common stock at an exercise price of $0.30 per share until September 24, 2009.

On March 4, 2005, the Company issued 400,000 non-transferable March 2005 Warrants pursuant to an amended consulting agreement to purchase 400,000 shares of our common stock at an exercise price of $0.30 per share until March 4, 2010.

On July 10, 2006, the Company issued 620,000 July 2006 Units at a price of $0.50 per July 2006 Unit, with each July 2006 Unit consisting of one common share and one July 2006 Warrant. The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the July 2006 Warrants in the July 2006 Private Placement, completed pursuant to Rule 903 of Regulation S and Rule 506 of Regulation D. Each July 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.75 per share during the period commencing July 10, 2006 and ending on the earlier of (i) January 10, 2008 and (ii) 12 months commencing from the effective date of the Company's proposed registration statement related to the July 2006 Private Placement. An aggregate of 300,000 of the July 2006 Warrants issued to one Selling Shareholder are transferable.

See "Recent Sales of Unregistered Securities for a further description of the securities being offered under this prospectus by the Selling Shareholders.

The following table provides, as of December 18, 2006, information regarding the beneficial ownership of our common shares held by each of the Selling Shareholders, including:

  the number of shares owned by each Selling Shareholder prior to this offering;

  the total number of shares that are to be offered by each Selling Shareholder;

  the total number of shares that will be owned by each Selling Shareholder upon completion of the offering;

  the percentage owned by each Selling Shareholder; and

  the identity of the beneficial holder of any entity that owns the shares.

Information with respect to beneficial ownership is based upon information obtained from the Selling Shareholders. Information with respect to "Shares Beneficially Owned Prior to this Offering" includes the shares issuable upon exercise of the Warrants held by the Selling Shareholders as these Warrants are exercisable within 60 days of December 18, 2006. The "Number of Shares Being Offered" includes the shares acquired by the Selling Shareholders in the private placement transactions described above and the shares that are issuable upon exercise of the Warrants acquired by the Selling Shareholders. Information with respect to "Shares Beneficially Owned After this Offering" assumes the sale of all of the shares offered by this prospectus and no other purchases or sales of our common shares by the Selling Shareholders. Except as described below and to our knowledge, the named Selling Shareholder beneficially owns and has sole voting and investment power over all shares or rights to these shares. To our knowledge none of the Selling Shareholders is either an underwriter, a broker-dealer or an affiliate of an underwriter or a broker-dealer.

	Shares Beneficially Owned Prior To This Offering(1)		Number of Shares Being Offered	Shares Beneficially Owned After This Offering(1)
Name of Selling Shareholder(1)	Number	Percentage(2)	Number	Number	Percentage(2)
March 2004 Private Placement shares and March 2004 Series A Warrant and Finder's Fee Warrant shares(3)
TCMP[3] Partners(4)	166,667	0.22%	166,667	Nil	Nil
Michael R. Hamblett	450,000	0.59%	450,000	Nil	Nil
Alpha Capital AG(5)	1,666,666	2.19%	1,666,666	Nil	Nil
SRG Capital LLC(6)	675,000	0.89%	675,000	Nil	Nil
Stonestreet LP(7)	1,250,000	1.64%	1,250,000	Nil	Nil
Whalehaven(8)	333,333	0.44%	333,333	Nil	Nil
Bridges and Pipes LLC(9)	361,111	0.47%	361,111	Nil	Nil
Bristol Investment Fund(10)	1,333,332	1.75%	1,333,332	Nil	Nil

	Shares Beneficially Owned Prior To This Offering(1)		Number of Shares Being Offered	Shares Beneficially Owned After This Offering(1)
Name of Selling Shareholder(1)	Number	Percentage(2)	Number	Number	Percentage(2)
Alki Partners, L.P.(11)	200,000	0.26%	200,000	Nil	Nil
Alki Fund, Ltd.(12)	133,333	0.18%	133,333	Nil	Nil
David I. Goodfriend	11,000	0.01%	11,000	Nil	Nil
Amnon Mandelbaum	110,000	0.14%	110,000	Nil	Nil
Ellis International Limited Inc.(13)	333,333	0.44%	333,333	Nil	Nil
Rockwood Group, LLC(14)	277,777	0.36%	277,777	Nil	Nil
DKR Soundshore Oasis Holding Fund Ltd.(15)	666,666	0.88%	666,666	Nil	Nil
Robert MacGregor	67,500	0.09%	67,500	Nil	Nil
MW Crow Family LP(16)	371,247	0.49%	371,247	Nil	Nil
Richard Smithline	67,500	0.09%	67,500	Nil	Nil
David Fuchs	67,500	0.09%	67,500	Nil	Nil
Bradford Monks	16,875	0.02%	16,875	Nil	Nil
Robert Yingling	16,875	0.02%	16,875	Nil	Nil
David Filer	67,500	0.09%	67,500	Nil	Nil
August 2005 Private Placement shares and August 2005 Series A Warrant and Series B Warrant shares(17)
Dharmesh B. Shingala and Gita D. Shingala	2,275,001	2.96%	2,275,001	Nil	Nil
Rahul C. Vaghasia and Ghanshyam C. Vaghasia	225,000	0.30%	225,000	Nil	Nil
Kunal Dobariya	150,000	0.20%	150,000	Nil	Nil
Santilal V. Dobaria	75,000	0.10%	75,000	Nil	Nil
Peter Rothschild	165,000	0.22%	165,000	Nil	Nil
Arjun N. Malavia	165,000	0.22%	165,000	Nil	Nil
Paresh S. Patel	333,333	0.44%	333,333	Nil	Nil
Khodubhai S. Patel	75,000	0.10%	75,000	Nil	Nil
Rajnikant P. Amin	75,000	0.10%	75,000	Nil	Nil
Ramesh Savani	150,000	0.20%	150,000	Nil	Nil
Bharat D. Bhakta	675,000	0.88%	675,000	Nil	Nil
Richard L. Gerson	150,000	0.20%	150,000	Nil	Nil
Parthiv V Shah	37,500	0.05%	37,500	Nil	Nil
Daniel J. Ready	75,000	0.10%	75,000	Nil	Nil

	Shares Beneficially Owned Prior To This Offering(1)		Number of Shares Being Offered	Shares Beneficially Owned After This Offering(1)
Name of Selling Shareholder(1)	Number	Percentage(2)	Number	Number	Percentage(2)
Rasik Gondalia	150,000	0.20%	150,000	Nil	Nil
Parag Karmarkar and Rashmi Sohoni	75,000	0.10%	75,000	Nil	Nil
Mihir V. Shah	75,000	0.10%	75,000	Nil	Nil
Harshad V. Shah	300,000	0.39%	300,000	Nil	Nil
Aspi Variava	300,000	0.39%	300,000	Nil	Nil
Sudha Bhakta	1,200,000	1.57%	1,200,000	Nil	Nil
Ravi Bhakta	1,200,000	1.57%	1,200,000	Nil	Nil
Indira Bhakta	600,000	0.79%	600,000	Nil	Nil
Bharti S. Bhakta	150,000	0.20%	150,000	Nil	Nil
0730506 B.C. Ltd.(18)	833,334	1.09%	833,334	Nil	Nil
Manish Kothari and Preeti Kothari	75,000	0.10%	75,000	Nil	Nil
Pravin N. Sheladia	75,000	0.10%	75,000	Nil	Nil
Urmi Dhirajlal Kotadia	1,358,334	1.77%	1,358,334	Nil	Nil
Hitesh H. Zinzuwadia & Rina H. Zinzuwadia	75,000	0.10%	75,000	Nil	Nil
Kiritkumar V. Viradiya & Manisha K. Viradiya	75,000	0.10%	75,000	Nil	Nil
Hiren B. Shingala & Shaila H. Shingala	75,000	0.10%	75,000	Nil	Nil
Thomas J. Deutsch Law Corporation(19)	59,991	0.08%	59,991	Nil	Nil
Lata R. Shah	37,500	0.05%	37,500	Nil	Nil
Rajesh C. Shah	37,500	0.05%	37,500	Nil	Nil
Casimir Capital L.P.(20)	150,000	0.20%	150,000	Nil	Nil
August 2005 Finder's Fee Warrants(21)
Systems Management LLC(22)	62,500	0.08%	62,500	Nil	Nil
March 2005 Private Placement shares and March 2005 Placement Warrant shares(23)
Nite Capital LP(24)	1,236,800	1.62%	1,236,800	Nil	Nil
Camofi Master LDC(25)	1,236,800	1.62%	1,236,800	Nil	Nil
Rocco J. Brescia, Jr.	154,600	0.20%	154,600	Nil	Nil
Perry Jacobson	154,600	0.20%	154,600	Nil	Nil

	Shares Beneficially Owned Prior To This Offering(1)		Number of Shares Being Offered	Shares Beneficially Owned After This Offering(1)
Name of Selling Shareholder(1)	Number	Percentage(2)	Number	Number	Percentage(2)
Jeffrey L. Spotz	185,520	0.24%	185,520	Nil	Nil
Mark Kalimian	618,400	0.81%	618,400	Nil	Nil
Heller Family Investments, LLC(26)	154,600	0.20%	154,600	Nil	Nil
Philippi Trading, Inc.(27)	154,600	0.20%	154,600	Nil	Nil
William M. Haskell	309,200	0.41%	309,200	Nil	Nil
Richard Steinberg	154,600	0.20%	154,600	Nil	Nil
Jonathan Leifer	154,600	0.20%	154,600	Nil	Nil
Scott Swix	154,600	0.20%	154,600	Nil	Nil
Donald Massey	100,000	0.13%	100,000	Nil	Nil
Casimir Capital L.P.(20)	241,500	0.32%	241,500	Nil	Nil
May 2003, October 2003, November 2003 and July 2005 private placement and consulting warrant shares
Capital Athea Ltd.(28)	400,000	0.53%	400,000	Nil	Nil
Michael Baybak and Company, Inc.(29)	500,000	0.66%	400,000	Nil	Nil
George Duggan(29)	500,000	0.66%	500,000	Nil	Nil
Trilogy Capital Partners, Inc.(30)	2,750,000	3.61%	2,750,000	Nil	Nil
David Fuchs(31)	150,000	0.20%	150,000	Nil	Nil
Robert MacGregor(32)	150,000	0.20%	150,000	Nil	Nil
Leigh Ivancoe(33)	200,000	0.26%	200,000	Nil	Nil
Derrick Townsend(34)	71,429	0.09%	71,429	Nil	Nil
International Settlements Associates Ltd.(35)	500,000	0.66%	500,000	Nil	Nil
David Young(36)	190,476	0.25%	190,476	Nil	Nil
Stephen Smart(37)	19,048	0.03%	19,048	Nil	Nil
Simba Enterprises LLC(38)	400,000	0.53%	400,000	Nil	Nil
Simba Enterprises LLC(39)	400,000	0.53%	400,000	Nil	Nil
July 2006 Private Placement private placement shares and July 2006 Warrants(40)
RAB American Opportunities Fund Limited(41)	600,000	0.79%	600,000	Nil	Nil
Dr. Niccolo Caderni	400,000	0.53%	400,000	Nil	Nil

	Shares Beneficially Owned Prior To This Offering(1)		Number of Shares Being Offered	Shares Beneficially Owned After This Offering(1)
Name of Selling Shareholder(1)	Number	Percentage(2)	Number	Number	Percentage(2)
Ron Saperstein	200,000	0.26%	200,000	Nil	Nil
Sheila Heller	40,000	0.05%	40,000	Nil	Nil
Totals	32,714,581	42.94%	32,714,581	Nil	Nil

  Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on December 18, 2006. Unless otherwise indicated hereinbelow, we are informed that each Selling Shareholder has sole dispositive and voting power with respect to their shares of common stock owned.

  The applicable percentage of ownership is based on 76,124,350 shares of common stock outstanding as of December 18, 2006.

  Consists of the shares issued to the Selling Shareholder upon completion of the March 2004 Private Placement plus an equivalent number of shares that can be acquired by the Selling Shareholder upon exercise of the March 2004 Series A Warrants issued to the Selling Shareholder in the March 2004 Private Placement within 60 days of the date hereof. On March 29, 2004, the Company issued 6,749,995 March 2004 Units at a price of $0.45 per March 2004 Unit, with each March 2004 Unit consisting of one common share, one-half of one transferable March 2004 Series A Warrant and one-half of one transferable March 2004 Series B Warrant. The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the warrants in the March 2004 Private Placement, completed pursuant to Rule 903 of Regulation S and Rule 506 of Regulation D. Each whole March 2004 Series A Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.66 per share during the period commencing March 29, 2004 and ending on March 18, 2009. The March 2004 Series B Warrants have now expired with no such warrants were exercised prior to expiry. There were also 674,997 transferable March 2004 Finder's Fee Warrants issued in relation to the March 2004 Private Placement which are exercisable upon the same terms and conditions as the March 2004 Series A Warrants.

  We are informed that Messrs. Steven Slawson and Walter Schenker exercise dispositive and voting power with respect to the shares of common stock owned by TCMP3 Partners.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Alpha Capital AG.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by SRG Capital LLC.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Stonestreet LP.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Whalehaven.

  We are informed that David Fuchs presently exercises dispositive and voting power with respect to the shares of common stock owned by Bridges and Pipes LLC.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Bristol Investment Fund.

  We are informed that Scott Wilfong presently exercises dispositive and voting power with respect to the shares of common stock owned by Alki Partners, L.P.

  We are informed that Scott Wilfong presently exercises dispositive and voting power with respect to the shares of common stock owned by Alki Fund, Ltd.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Ellis International Limited Inc.

  We are informed that Dan Purjes presently exercises dispositive and voting power with respect to the shares of common stock owned by Rockwood Group, LLC.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by DKR Soundshore Oasis Holding Fund Ltd.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by MW Crow Family LP.

  Consists of the shares issued to the Selling Shareholders upon completion of the August 2005 Private Placement plus an equivalent number of shares that can be acquired by the Selling Shareholders upon exercise of the Series A Warrants and the Series B Warrants issued to the Selling Shareholders in the August 2005 Private Placement within 60 days of the date hereof. On August 11, 2005, the Company issued 7,684,995 August 2005 Units at a price of $0.45 per August 2005 Unit, with each August 2005 Unit consisting of one common share, one-half of one non-transferable August 2005 Series A Warrant and one-half of one non-transferable August 2005 Series B Warrant. The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the common stock purchase warrants in the August 2005 Private Placement, completed pursuant to Rule 903 of Regulation S and Rule 506 of Regulation D. We agreed to use our reasonable commercial efforts to file a registration statement within 120 days from the date of completion of the August 2005 Private Placement. Each whole August 2005 Series A Warrant entitled the holder to purchase one share of common stock at an exercise price of $0.65 per share during the period commencing August 11, 2005 and ending at 5:00 p.m. (Vancouver time) on the day which is the earlier of (i) August 11, 2006 and (ii) six months commencing from the effective date of the Company's proposed registration statement related to the August 2005 Private Placement. The August 2005 Series A Warrants have now expired. Each whole August 2005 Series B Warrant entitles the holder to purchase one share of common stock at an exercise price of between $0.70 and $1.00 per share during the period commencing August 11, 2005 and ending at 5:00 p.m. (Vancouver time) on the day which is the earlier of (i) February 11, 2008 and (ii) 24 months commencing from the effective date of the Company's proposed registration statement related to August 2005 Private Placement. Each whole August 2005 Series B Warrant is exercisable at an exercise price of $0.70 per August 2005 Series B Warrant share during the first 12 months of the warrant exercise period (months one to 12), at an exercise price of $0.85 per warrant share during the next six months of the warrant exercise period (months 13 to 18) and at an exercise price of $1.00 per warrant share during the final six months of the warrant exercise period (months 19 to 24). There were also 62,500 non-transferable Series A August 2005 Finder's Fee Warrants; which have now expired; together with 62,500 non-transferable Series B August 2005 Finder's Fee Warrants issued in relation to the August 2005 Private Placement and are exercisable upon the same terms and conditions as the August 2005 Series B Warrants. Included with the August 2005 Private Placement was the issuance of 100,000 August 2005 Units pursuant to a settlement proposal reached by us on August 9, 2005, with Casimir and relating to a previous right of refusal granted to Casimir under the March 2005 Private Placement.

  We are informed that Alain Ruel exercises dispositive and voting power with respect to the shares of common stock owned by 0730506 B.C. Ltd.

  We are informed that Thomas J. Deutsch exercises dispositive and voting power with respect to the shares of common stock owned by Thomas J. Deutsch Law Corporation.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Casimir Capital, L.P.

  The Series A August 2005 Finder's Fee Warrants and the Series B August 2005 Finder's Fee Warrants were issued in relation to the August 2005 Private Placement and are exercisable upon the same terms and conditions as the August 2005 Series A Warrants and the August 2005 Series B Warrants, respectively.

  We are not aware who presently exercises dispositive and voting power with respect to the warrants for common stock owned by Systems Management LLC.

  Consists of the shares issued to the Selling Shareholders upon completion of the March 2005 Private Placement plus an equivalent number of shares that can be acquired by the Selling Shareholders upon exercise of the March 2005 Placement Warrants issued to the Selling Shareholders in the March 2005 Private Placement within 60 days of the date hereof. On October 4, 2005, the Company issued an aggregate of 3,158,920 shares of common stock, at a deemed price of $0.25 per share, in consideration of then conversion of an aggregate of $789,730 of principal and interest due under certain senior secured Convertible Debentures issued by us on March 15, 2005 pursuant to the March 2005 Private Placement. As part of the March 2005 Private Placement each $0.25 of the principal indebtedness which was convertible under the Convertible Debentures entitled the holder thereof to acquire one-half of one transferable March 2005 Placement Warrant exercisable at a price of $0.25 per share until March 15, 2010.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Nite Capital LP.

  We are informed that Richard Smithline presently exercises dispositive and voting power with respect to the shares of common stock owned by Camofi Master LDC.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Heller Family Investments, LLC.

  We are not aware who presently exercises dispositive and voting power with respect to the shares of common stock owned by Philippi Trading, Inc.

  In May of 2003 the Company issued 400,000 non-transferable May 2003 Warrants pursuant to a February 2003 consulting agreement exercisable at an exercise price of at $0.50 per share until May 20, 2008. We are not aware who presently exercises dispositive and voting power with respect to the warrants for common stock owned by Capital Athea Ltd.

  In October of 2003 the Company issued 1,000,000 non-transferable October 2003 Warrants pursuant to a consulting agreement, with 500,000 of such October 2003 Warrants being exercisable at an exercise price of $0.50 per share, and with 500,000 of such October 2003 Warrants being exercisable at an exercise price of $0.75 per share, until October 24, 2006 which was extended to April 24, 2007, in each such instance. We are informed that Michael Baybak exercises dispositive and voting power with respect to the warrants for common stock owned by Michael Baybak and Company, Inc.

  On July 1, 2005, the Company issued 2,750,000 non-transferable July 2005 Warrants pursuant to a letter of engagement, as amended, to purchase 2,750,000 shares of our common stock at an, exercise price of $0.50 per share until November 18, 2007. We are not aware who presently exercises dispositive and voting power with respect to the warrants for common stock owned by Trilogy Capital Partners, Inc.

  On February 2, 2006, the Company issued 150,000 non-transferable February 2006 Warrants pursuant to a consulting agreement to purchase 150,000 shares of our common stock at an exercise price of $0.50 per share until February 2, 2011.

  On February 2, 2006, the Company also issued a further 150,000 non-transferable February 2006 Warrants pursuant to a further consulting agreement to purchase 150,000 shares of our common stock at an exercise price of $0.50 per share until February 2, 2011.

  On May 21, 2004, the Company issued 200,000 non-transferable May 2004 Warrants pursuant to a consulting agreement to purchase 200,000 shares of our common stock at an exercise price of $0.45 per share until May 21, 2007.

  On September 8, 2003, the Company issued 71,429 non-transferable September 2003 Warrants pursuant to a private placement to purchase 71,429 shares of our common stock at an exercise price of $0.75 per share until March 8, 2007.

  On June 7, 2005, the Company issued 500,000 non-transferable June 2005 Warrants pursuant to a consulting agreement to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share until June 7, 2008. We are not aware who presently exercises dispositive and voting power with respect to the warrants for common stock owned by International Settlements Associates Ltd.

  On October 6, 2005, the Company issued 95,238 October 2005 Units to Mr. Young at a price of $1.05 per October 2005 Unit, with each October 2005 Unit consisting of one common share and one non-transferable October 2005 Warrant. The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the warrants in the October 2005 Private Placement, completed pursuant to Rule 903 of Regulation S. Each October 2005 Warrant entitles the holder to purchase one share of common stock at an exercise price of $1.55 per share during the period commencing on October 6, 2005 and ending on October 6, 2007.

  There were also 9,524 common shares and 9,524 non-transferable October 2005 Finder's Fee Warrants issued in relation to the October 2005 Private Placement which are exercisable upon the same terms and conditions as the October 2005 Warrants.

  On September 24, 2004, the Company issued 400,000 non-transferable September 2004 Warrants pursuant to a consulting agreement to purchase 400,000 shares of our common stock at an exercise price of $0.30 per share until September 24, 2009. We are not aware who presently exercises dispositive and voting power with respect to the warrants for common stock owned by Simba Enterprises LLC.

  On March 4, 2005, the Company issued 400,000 non-transferable March 2005 Warrants pursuant to an amended consulting agreement to purchase 400,000 shares of our common stock at an exercise price of $0.30 per share until March 4, 2010.

  Consists of the shares issued to the Selling Shareholders upon completion of the July 2006 Private Placement plus an equivalent number of shares that can be acquired by the Selling Shareholders upon exercise of the July 2006 Warrants issued to the Selling Shareholders in the July 2006 Private Placement within 60 days of the date hereof. On July 10, 2006, the Company issued 620,000 July 2006 Units at a price of $0.50 per July 2006 Unit, with each July 2006 Unit consisting of one common share and one July 2006 Warrant. The Company had agreed to file a registration statement with the SEC in accordance with the requirements of the Securities Act in order to register the resale by the investors of the shares and the shares issuable upon exercise of the July 2006 Warrants in the July 2006 Private Placement, completed pursuant to Rule 903 of Regulation S and Rule 506 of Regulation D. We agreed to use our reasonable commercial efforts to file a registration statement within 120 days from the date of completion of the July 10, 2006 Private Placement. Each July 2006 Warrant entitles the holder to purchase one share of common stock at an exercise price of $0.75 per share during the period commencing July 10, 2006 and ending at 5:00 p.m. (Vancouver time) on the day which is the earlier of (i) January 10, 2008 (ii) 12 months commencing from the effective date of the Company's proposed registration statement related to the July 2006 Private Placement. An aggregate of 300,000 of the July 2006 Warrants issued to one Selling Shareholder are transferable.

  We are informed that Benjamin Hill and Fraser Mcgee exercise dispositive and voting power with respect to the shares of common stock owned by RAB American Opportunities Fund Limited.

Because a Selling Shareholder may offer by this prospectus all or some part of the common shares which it holds, no estimate can be given as of the date hereof as to the number of common shares actually to be offered for sale by a Selling Shareholder or as to the number of common shares that will be held by a Selling Shareholder upon the termination of such offering.

PLAN OF DISTRIBUTION

Timing of Sales

The Selling Shareholders may offer and sell the shares covered by this prospectus at various times. The Selling Shareholders will act independently of MIV in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

To our knowledge, no Selling Shareholder has any agreement or understanding, directly or indirectly, with any person to resell the shares covered by this prospectus.

Offering Price

The Selling Shareholders will sell their shares to the public at:

  the market price prevailing at the time of sale;

  a price related to such prevailing market price; or

  such other price as the selling shareholders determine from time to time.

The sales price to the public will vary according to the selling decisions of each Selling Shareholder and the market for our stock at the time of resale.

Manner of Sale

The shares may be sold by means of one or more of the following methods:

  a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

  ordinary brokerage transactions in which the broker solicits purchasers;

  through options, swaps or derivative;

  in transactions to cover short sales;

  privately negotiated transactions; or

  in a combination of any of the above methods.

The Selling Shareholders may sell their shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their shares. Brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling shareholders, or, if any such broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved. Broker-dealers may agree with a Selling Shareholder to sell a specified number of shares at a stipulated price per share, and, to the extent the broker-dealer is unable to do so acting as agent for a Selling Shareholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Shareholder. Broker-dealers who acquire shares as principal may thereafter resell the shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

If our Selling Shareholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker dealers acting as underwriters.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Sales Pursuant to Rule 144

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

Regulation M

We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Shareholders and their affiliates. Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for, or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Accordingly, the Selling Shareholder is not permitted to cover short sales by purchasing shares while the distribution is taking place. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. In addition, we will make copies of this prospectus available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

State Securities Laws

Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $74,094.80, including, but not limited to, legal, accounting, printing and mailing fees. The Selling Shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

LEGAL PROCEEDINGS

Mr. Ma

As disclosed in the Company's prior filings, the Company was the Appellate in an action in the British Columbia Court of Appeal.

On September 22, 2004, the British Columbia Court of Appeal dismissed with costs two appeals of the Company seeking to set aside the Order of the Honourable Mr. Justice Lowry pronounced on May 20, 2003 whereby the British Columbia Supreme Court ordered the Company and its majority owned subsidiary, M-I Vascular Innovations, Inc. ("M-I Vascular"), to take all necessary steps to exchange 3,192,399 shares of M-I Vascular owned by John Ma for 3,192,399 shares of the Company. On December 29, 2004, the Company issued 3,192,399 common shares to exchange for Mr. Ma's 3,192,399 common shares of M-I Vascular. The share exchange took place on January 14, 2005.

By counterclaim in the British Columbia Supreme Court, the Company continues to dispute John Ma's entitlement to his M-I Vascular shares (and to any Company shares he receives in exchange for his M-I Vascular shares), and the Company is suing Mr. Ma for damages for fraudulent misrepresentation. In a further action in the Supreme Court of British Columbia, the Company is suing Mr. Ma for defamation.

At present, the outcome of this legal proceeding is uncertain.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Officers

Our current executive officers and directors are:
Name	Age	Position with the Company	Term
Alan P. Lindsay	55	Chairman, Chief Executive Officer, Principal Executive Officer and a director	Annual
Dr. I. Mark Landy	38	President and a director	Annual
Patrick A. McGowan	65	Executive Vice President, Secretary, Chief Financial Officer, Principal Accounting Officer and a director	Annual
Dr. Daniel Savard	54	A director	Annual
Dr. Dov Shimon	56	President and Chief Executive Office of SagaX, Inc. and a director	Annual
Dr. Tom Troczynski	51	Vice President, Coatings	N/A
Arc Rajtar	57	Chief Technology Officer for MIVI Technologies, Inc.	N/A

The following table sets forth the portion of their time the executive officers and directors of our company devote to the Company:
Alan P. Lindsay:	100%	Dr. Tom Troczynski:	35%
Dr. I. Mark Landy:	100%	Dr. Dov Shimon:	100%
Patrick A. McGowan:	100%	Arc Rajtar:	100%
Dr. Daniel Savard:	10%

The term of office for each director is one year, or until his/her successor is elected at the Company's annual meeting and is qualified. The term of office for each officer of the Company is at the determination of our Board of Directors.

The Board of Directors does not have a nominating committee or audit committee. Therefore, the selection of persons or election to the board of directors was neither independently made nor negotiated at arm's length.

Set forth below is a brief description of the background and business experience of each of our executive officers and directors for the past five years:

ALAN P. LINDSAY, Chairman, Chief Executive Officer, Principal Executive Officer and a director; age 55

Alan P. Lindsay has been MIV's Chairman and CEO since October 2001 and its President until recently with the appointment of Dr. Landy. Mr. Lindsay has extensive experience in building companies and taking them public on recognized stock exchanges. Before coming to MIV Mr. Lindsay was the Chairman, President and CEO of Azco Mining, Inc., a base metals exploration company he co-founded and took public on the Toronto and AMEX exchanges. Mr. Lindsay served as Azco Mining, Inc.'s CEO and President from 1991 to 1994, its Chairman and CEO from 1994 to 1997 and its President, Chairman and CEO from 1997 to 2000. Azco Mining, Inc. was listed on the Toronto Stock Exchange in 1993 and on AMEX in 1994.

Mr. Lindsay was recently reappointed as a director of GeneMax Pharmaceuticals Inc., a company he co-founded 1999 and assisted with its financing. Mr. Lindsay initially resigned as Chairman prior to the company going public. In 2002 this company was taken public through a reverse take over and was listed on the OTCBB under the name GeneMax Corp. It currently trades under the stock symbol "GMXX". GeneMax Corp., through GeneMax Pharmaceuticals, is a product-focused biotechnology company specializing in the application of the latest discoveries in cellular immunology and cancer biology to the development of proprietary therapeutics aimed at the treatment and eradication of cancer and therapies for infectious diseases, autoimmune disorders and transplant tissue rejection.

Prior to becoming an entrepreneur, Mr. Lindsay was responsible for building a significant business and marketing organization in Vancouver, Canada, for Manulife Financial, a major international financial services corporation. Mr. Lindsay has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

DR. I. MARK LANDY, President and a director; age 38

Dr. Landy had been MIV's President since April 1, 2006; replacing Mr. Lindsay who continues as MIV's Chairman and CEO, and is a recently appointed director. Dr. Landy's mission is to strengthen and accelerate the company's internal procedures as the company continues to move its medical technologies to market. He is a recognized medical device analyst and industry authority who brings a wealth of industry and physician relationships to the company that will be used to raise the company's corporate profile, to optimize and accelerate the development of the company's key strategic partnerships and to assist the company in bringing to market its technologies.

Dr. Landy most recently distinguished himself as the Senior Research Analyst of Medical Supplies and Devices at the Susquehanna Research Group where he was voted the firm's top-ranked healthcare analyst by institutional clients in both 2004 and 2005. He is a familiar financial pundit who has made frequent appearances on CNBC, Reuters, Dow Jones, Bloomberg, The Wall Street Journal and Business Week, among other outlets.

Dr. Landy holds a degree in business from the Wharton School of Business at the University of Pennsylvania, and also holds the degree equivalent of Doctor of Dental Surgery from the University of Witwatersrand, in Johannesburg, South Africa. He spent three years in London, U.K., in private practice focusing on post-traumatic facial reconstructive surgery, and he has had articles published in both business and health care journals. Dr. Landy has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

PATRICK A. McGOWAN, Executive Vice President, Secretary, Chief Financial Officer, Principal Accounting Officer and a director; age 65

Patrick A. McGowan is a management consultant specializing in assisting public companies with financing, regulatory filings, administration and business plans. From November 1, 2001 to the present, Mr. McGowan has been engaged by the Company to serve as its Executive Vice President and Chief Financial Officer, to assume responsibility for negotiations with attorneys, auditors and financial institutions and the day to day business operations of the Company. From September 1997 to the time Mr. McGowan joined MIV, he served as CEO of American Petro-Hunter, Inc., an oil exploration company with duties including reviewing business proposals, writing business plans and approving corporate filings. Mr. McGowan was also responsible for all legal matters and functional areas of business for American Petro-Hunter including administration, accounting, contract negotiations, banking, writing press releases and overseeing regulatory filings. American Petro-Hunter is currently listed on the OTCBB under the stock symbol AAPH.

Mr. McGowan obtained his Masters of Business Administration from the University of Western Ontario in 1965, and his Bachelors of Science from the University of Oregon in 1963. Mr. McGowan has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

DR. DANIEL SAVARD, a director; age 54

Dr. Daniel Savard brings to MIV more than 20 years of clinical practice and clinical research in cardiology. From 1997 to the present, Dr. Savard has been President of Medi-Recherche Inc. and Assistant-Medical Director of the Quebec Blue Cross (Canassistance, Inc.). In 2001 Dr. Savard became a member of the Board of Governors of the Quebec Blue Cross. He is also member of La Societe des Medecins Experts du Quebec. Since 2000, he has been a consultant for La Regie des Rentes du Quebec. Recently, he joined Biomundis, a Canadian venture capital company in biotechnology, as medical Director.

Dr. Savard holds a doctorate degree in medicine from the Faculty of Medicine of Montreal University (1971-1976) and a license from the Medical Council of Canada. Dr. Savard completed postdoctoral training in Internal Medicine and Cardiology at Montreal University (1976 to 1980) and a one year fellowship in clinical and research echocardiography at the Quebec Heart Institute of Laval University. Dr. Savard has been certified in Cardiology by the Corporation des Medecins du Quebec and by the Royal College of Physicians and Surgeons of Canada. Dr. Savard is assistant professor of Medicine at the University of Montreal and practices at the Centre Hospitalier Universitaire de Montreal and Notre-Dame Hospital in Montreal. Dr. Savard's research interests are coronary heart disease, congestive heart failure, arterial hypertension, hyperlipidemia, angiogenesis therapy in coronary heart disease, circadian cycle and ambulatory blood pressure monitoring.

Dr. Savard is highly involved in clinical research. He has participated in 65 clinical trials, several of which were international multicenter studies. Dr. Savard has served on several pharmaceuticals clinical advisory boards for companies such as Pfizer, Hoechst Marion Roussel, Biovail Corp, Crystal Corp. and Aventis Pharma Inc. He is currently consulting for Biovail Corp. and for Medisys, an important Canadian health care management company.

Dr. Savard is an active member of several associations including L'Association des Cardiologues du Quebec, L'Association des Medecins Specialistes du Quebec and of La Societe des Medecins Experts du Quebec. He has published more than 40 papers and articles relating to his research. Dr. Savard has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

DR. DOV SHIMON, President and Chief Executive Officer of SagaX, Inc. and a director; age 56

Dr. Dov Shimon is a renowned cardiac and thoracic surgeon. He graduated with honors from Hadassah Hebrew University Medical School in 1977 and trained from 1978 to 1984 as a general and cardiothoracic surgeon at Hadassah University Hospital in Israel. From 1984 to 1986 Dr. Shimon was the chief resident in cardiovascular surgery at the University of Toronto, Canada, and in 1986 he became the heart transplantation fellow at the Medical College of Virginia in Richmond, Virginia. Dr. Shimon was appointed as senior Cardiothoracic Surgeon at Hadassah in 1987 and tenured in 1989. He was head of the Israel Transplant Program from 1987 to 1992. Dr. Shimon pioneered heart transplantation in Israel (1987), lung transplantation (1989) and heart-lung transplantation (1993). He has performed more than 8,000 open-heart operations and thousands of other thoracic operations. Dr. Shimon also has more than 17 years of experience in animal and clinical testing of medical devices.

In addition to his clinical duties as head of cardiovascular surgery, Dr. Shimon was a director at the Artificial Heart Institute in Salt Lake City, Utah. Dr. Shimon is a member of numerous medical and scientific societies and has authored many peer reviewed publications. Dr. Shimon retired as a Major from the IDF Medical Corps reserves (Paratroopers Battalion) where he had been decorated. Dr. Shimon gained wide experience and has served as a senior military surgeon during the war in Lebanon in 1982-3. Dr. Shimon completed Senior Business Management Studies at Tel-Aviv University, School of management, in 1996. He has been working since 1999 with medical device companies in the design and implementation of preclinical and clinical studies. Dr. Shimon founded and has been serving as CEO of SagaX Technologies for Medicine Inc. since inception. Dr. Shimon has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

DR. TOM TROCZYNSKI, Vice President of Coatings; age 51

Dr. Tom Troczynski joined the Company in February 2002 to assist in the development of its proprietary coating technologies and in the supervision of the Research and Development team at the University of British Columbia ("UBC"). Since 2001, Dr. Troczynski has been a Professor in Metals and Materials Engineering Dept. at the UBC and leads UBCeram, the largest ceramics research group in Canada. Dr. Troczynski's bio-ceramics development program is focused on biocompatible hydroxyapatite coatings for metallic substrates, such as implants and stents. From 1997 to 2001 Dr. Troczynski was an assistant professor at UBC. Dr. Troczynski graduated from McMaster University in Hamilton, Ontario in Materials Science and Engineering in 1987. Dr. Troczynski has published many journal articles and other publications, as well as filed a number of patents. Dr. Troczynski has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

ARC RAJTAR, Chief Technology Officer (MIVI Technologies, Inc.); age 57

Arc Rajtar joined MIVI Technologies, Inc. ("MIVI Technologies"), the operating subsidiary of the Company, in February 2002. From 1999 to 2002 Mr. Rajar served as Vice President of Logistics of Netlogix Information Technologies, Inc. From 1998 to 2001 Mr. Rajtar was Corporate Quality Assurance Manager at Spectrum Signal Processing, Inc. Simultaneously from 1991 to 1998 Mr. Rajar was the President of Quexx International Ltd., a management consulting company that specializes in business process engineering, business development and quality management systems for medical and electronics industries. Mr. Rajtar received a Master in Mechanical Engineering from the Technical University of Gdansk, Poland and is a Chartered Engineer with The Institution of Engineers, Australia and a member of the American Society for Quality. Mr. Rajtar has not been involved in the past five years in any legal proceedings described in Item 401(d) of Regulation S-B.

Significant Employees or Consultants

Strategic matters and critical decisions are handled by the directors and executive officers of the Company.

Terms of Office

Our directors are elected to hold office until the next annual meeting of our shareholders and until their respective successors have been elected and qualified. Our executive officers are appointed by our Board of Directors to hold office until their successors are appointed.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership

The following table sets forth certain information concerning the number of our common shares owned beneficially as of December 18, 2006 by: (i) each person (including any group) known to us to own more than 5% of our common stock, (ii) each of our directors and by each of our executive officers, and (iii) our executive officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.
Title of Class	Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock(1)
Directors and executive officers
Common stock	Alan P. Lindsay Suite 1, 8765 Ash Street Vancouver, B.C., Canada, V6P 3T3	5,400,001(2)	7.2%
Common stock	Dr. I. Mark Landy 880 Glengate Place, Atlanta, Georgia, U.S.A., 30328	4,166,667(3)	5.6%
Common stock	Patrick A. McGowan Suite 1, 8765 Ash Street Vancouver, B.C., Canada, V6P 3T3	1,215,094(4)	1.6%
Common stock	Dr. Daniel Savard Suite 1, 8765 Ash Street Vancouver, B.C., Canada, V6P 3T3	400,000(5)	0.5%
Common stock	Dr. Dov Shimon Suite 1, 8765 Ash Street Vancouver, B.C., Canada, V6P 3T3	2,900,000(6)	3.9%
Common stock	Dr. Tom Troczynski Suite 1, 8765 Ash Street Vancouver, B.C., Canada, V6P 3T3	1,437,579(7)	1.9%
Common stock	Arc Rajtar Suite 1, 8765 Ash Street Vancouver, B.C., Canada, V6P 3T3	510,000(8)	0.7%

Title of Class	Name and Address of Beneficial Owner	Number of Shares of Common Stock	Percentage of Common Stock(1)
Common stock	All directors and executive officers as a group	16,029,341(9)	21.2%
5% Stockholders
Common stock	None	Nil	0%

(1)

Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power with respect to the number of shares of common stock actually outstanding on December 18, 2006. Unless otherwise indicated hereinbelow, we are informed that each person has sole dispositive and voting power with respect to their shares of common stock owned. The applicable percentage of ownership is based on 76,124,350shares of common stock outstanding as of December 18, 2006.

(2)

Consists of 400,001 shares held by Mr. Lindsay and 5,000,000 shares that can be acquired by Mr. Lindsay upon exercise of options to purchase shares held by Mr. Lindsay within 60 days of the date hereof.

(3)

Consists of 3,166,667shares that can be acquired indirectly through Simba Biomed, a company which is controlled by Mr. Landy, upon exercise of options to purchase shares held, 800,000 shares that can be acquired by Simba Enterprises, a company wholly owned by Mr. Landry's wife, upon exercise of warrants, and 200,000 shares by Mr. Landy upon the exercise of options within 60 days of the date hereof.

(4)

Consists of 15,094 shares held by Mr. McGowan and 1,200,000 shares that can be acquired by Mr. McGowan upon exercise of options to purchase shares held by Mr. McGowan within 60 days of the date hereof.

(5)	Consists of 400,000 shares that can be acquired by Dr. Savard upon exercise of options to purchase shares held by Dr. Savard within 60 days of the date hereof.
(6)

Consists of 2,000,000 shares held by Shimoco LLC (a corporation over which Dr. Shimon has 86.2% voting and dispositive power) and 900,000 shares that can be acquired by Dr. Shimon upon exercise of options to purchase shares held by Dr. Shimon within 60 days of the date hereof.

(7)

Consists of 1,237,579 shares held by Mr. Troczynski and 200,000 shares that can be acquired by Mr. Troczynski upon exercise of options to purchase shares held by Mr. Troczynski within 60 days of the date hereof.

(8)	Consists of 10,000 shares held by Mr. Rajtar and 500,000 shares that can be acquired by Mr. Rajtar upon exercise of options to purchase shares held by Mr. Rajtar within 60 days of the date hereof.
(9)

Consists of 3,662,674 shares held by our directors and executive officers and 12,366,667 shares that can be acquired by our directors and executive officers upon exercise of options and warrants to purchase shares held by our directors and executive officers within 60 days of the date hereof.

Changes in Control

We are unaware of any contract, or other arrangement or provision of our Articles or Bylaws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

As at December 18, 2006, there were 76,124,350 shares of the common stock issued and outstanding. The authorized capital stock of the Company consists of 230 million common shares and 20 million preferred shares at $0.001 par value. Inclusive of this amount are 2,500,000 shares which are outstanding and which are being returned to treasury for cancellation by the company resulting from the company's previous Regulation S offering. The shares were being held as part of a previous offering of the Company's special class Regulation S shares on the Berlin Stock Exchange. Upon liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, the holders of common stock are entitled to share pro-rata in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights. All outstanding shares of Common Stock are validly authorized and issued, fully paid and non-assessable. The Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Company's Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

There are no provisions in the Company's Articles or By-laws that would delay, defer or prevent a change in control of the Company.

The above description concerning the capital stock of the Company does not purport to be complete. Reference is made to the Company's Articles of Incorporation and Bylaws which are available for inspection upon proper notice at the Company's offices and are available on the Internet as an exhibit to the Company's Form 10SB12G as filed on April 26, 2000. As well, the applicable statutes of the State of Nevada also provide a more complete description concerning the rights and liabilities of stockholders.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of the Company's common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. The Company does not anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of the Company's business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, the Company's financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid.

Stock transfer agent

The Company's Transfer Agent is Interwest Transfer Company, Inc. of 1981 East Murray Holladay Road, Suite 100, P.O. Box 17136, Salt Lake City, Utah, U.S.A., 84117.

LEGAL MATTERS

Braun & Company, our independent legal counsel, has provided an opinion on the validity of the shares of our common stock that are the subject of this prospectus.

EXPERTS

The consolidated financial statements of the company as at and for the year ended May 31, 2006 included in this prospectus and registration statement have been audited by Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, an independent registered public accounting firm, as set forth in their report thereon which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements appearing elsewhere herein and in the registration statement and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of the company as at and for the year ended May 31, 2005 included in this prospectus and registration statement have been audited by Ernst & Young LLP, Chartered Accountants, an independent registered public accounting firm, as set forth in their report thereon which contain an explanatory paragraph describing conditions that raise substantial doubt about the Company's ability to continue as a going concern as described in Note 1 to the consolidated financial statements appearing elsewhere herein and in the registration statement and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

As described in the report of Ernst & Young LLP, subsequent to the issuance of the Company's 2005 consolidated financial statements discovery of facts existing at the date of such report resulted in a restatement of certain information in the consolidated financial statements. Prior auditors were required to reaudit the cumulative income, expense and cash flow data from inception to May 31, 2003 which resulted in adjustment to the cumulative net loss from inception to May 31, 2005 and a restated cumulative loss per share. The reports of the other auditors have been reissued and remain unqualified and Ernst & Young LLP have relied upon such reissued reports in connection with their audit of the Company's financial statements for the year ended May 31, 2005. The reissued reports of the prior auditors are included with the report of Ernst & Young LLP.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Registrant, nor was any such person connected with the Registrant as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes, our Articles of Incorporation and our Bylaws.

We have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

DESCRIPTION OF BUSINESS

Incorporation and Background

Our company is an advanced stage research and development company pursuing the commercialization of the next generation of fully biocompatible coatings for stents and other medical devices and advanced drug delivery systems with the intent of providing healing solutions for cardiovascular disease and other medical conditions. In collaboration with the University of British Columbia ("UBC"), the Company has developed unique coating technologies that utilize Hydroxyapatite (HAp) for application on medical devices and drug delivery systems. Simultaneously, alternative polymer-free coatings and advanced polymeric coatings with enhanced biocompatibility and bioavailability were developed by the Company's R&D team at its wholly-owned subsidiary, MIVI Technologies Inc. Our proprietary coating and drug delivery technologies are protected by 45 patents and patent applications World-wide.

The Company was incorporated as DBS Holdings, Inc. under the laws of the State of Nevada on March 19, 1999. On June 23, 1999, the Company acquired a 19% interest in "investorservice.com", an Internet domain name, paying for this acquisition with $2,500 in cash and by issuing 2,500 restricted shares of its common stock. On September 15, 2000, the Company exercised its option to acquire the remaining 81% interest in investorservice.com for an additional issuance of 10,000 restricted shares of the Company's common stock. Each issuance of common stock was exempt from registration under the Securities Act pursuant to Regulation D thereunder. Subsequently, the Company completed offerings of 10,268,000 shares of common stock to certain investors under the exemption from registration provided by Rule 504 of Regulation D under the Securities Act.

On April 25, 2000, the Company filed a registration statement on Form 10SB to register its common stock under the Exchange Act and thereby became a reporting company, and also became eligible for listing its common stock on the OTCBB. The Company's common stock was qualified and listed for trading on the OTCBB on July 13, 2000.

In March 2001 the Company announced it had concluded negotiations for the acquisition and control of M-I Vascular, a stent medical device development company, and in April 2001, the Company signed a Share Exchange and Finance Agreement (the "Share Exchange Agreement") with M-I Vascular. The Company exchanged, on a one for one basis, 58% of the shares outstanding of M-I Vascular for shares in the Company. Pursuant to the terms of the Share Exchange Agreement the Company completed the share exchange with the remaining shareholders of M-I Vascular on May 31, 2003.

In May of 2001, and in connection with the Share Exchange Agreement, the Company announced a change of business and control. The Company elected and appointed new officers and directors and began to engage in the business of developing medical stents. On March 5, 2002, following shareholder approval to amend the Company's Articles of Incorporation, the Company changed its name to MIV Therapeutics, Inc. The Company's shares are currently trading under the symbol "MIVT" on the OTCBB. On August 24, 2006, following shareholder approval at our most recent annual meeting, we amended our Articles of Incorporation to increase its authorized common stock to 230,000,000 shares.

Recent Developments

Effective on September 5, 2006, we entered into an Equity Transfer Agreement to acquire all of the outstanding equity interests of Vascore Scientific Co., Ltd., a wholly foreign owned enterprise in China ("Vascore"), which is presently engaged in the business of, among other things, designing, manufacturing and marketed coated and non-coated vascular stents and related accessories. The Equity Transfer Agreement, which is still subject to numerous conditions precedent to closing and including, without limitation, final Board and government approvals, provides for the payment and issuance of an aggregate of $1,000,000 and 4,000,000 common shares of our company prior to the completion of the acquisition of Vascore.

Business Overview

The Company was initially focussed on the development of minimally invasive medical devices for use in cardiovascular and other medical procedures. We completed the development of a proprietary coronary stent for use in angioplasty procedures but have since shifted our focus to the development of technologies used to manufacture a range of biocompatible coatings for stents and other medical devices.

Coronary stents are used to treat cardiovascular disorder caused by the narrowing or blockage of coronary arteries. Stents are compressible tubular metal mashes that are mounted on a balloon catheter, inserted into the circulatory system by a team of cardiologists, and directed to the location of a blocked coronary artery. During the angioplasty procedure, which involves unclogging the artery, the balloon is expanded to clear the obstruction, allowing normal blood flow. With this procedure, the stent is deployed and remains in place to reinforce the artery wall. This procedure is the leading alternative to costly and highly invasive open-heart surgery. Stents have eliminated many of the complications that previously accompanied simple balloon angioplasty. As much as 80% of blocked coronary arteries can be treated effectively with stenting.

The Company, in collaboration with UBC, has developed unique coating technologies that utilize Hydroxyapatite ("HAp") for application on medical devices and drug delivery systems. HAp is naturally found in bone and tooth enamel and is rapidly integrated into the human body. As such, it may inhibit a variety of adverse and inflammatory reactions and potentially help reduce restenosis, a recurrence of coronary artery disease following angioplasty. It is also believed that HAp-coated cardiovascular stents will not trigger late adverse thrombogenic reactions.

The Company has a strategic alliance with UBC, whereby it has licensed from UBC the worldwide rights to technologies for coating stents and other medical devices with HAp. The Company's lead product in development is an HAp-coated coronary stent with a nano-film coating.

Over the next several years the Company intends to expand its technologies to include several promising drug delivery platforms. Drug delivery is a system or technology that enables the introduction of a therapeutic agent into the body and improves its efficacy by controlling the rate, time or site of release. Commercially, drug delivery provides the ability to develop a new route of administration for an existing drug and can substantially improve the efficacy of a drug, while also reducing its side effects.

The Company expects to enter the drug-eluting stent market by using a thicker coating of HAp loaded with a suitable drug, i.e. anti-inflammatory. The technology has applications in cardiovascular and non-cardiovascular drug/device combination products, including peripheral stents, biodegradable implants, gene therapy, and delivery systems for release of chemotherapeutic agents.

Our technology is considered to be suitable for broad applications in cardiovascular and non-vascular drug/device combination products. The Company's goal is to continue to diversify its portfolio to capitalize on these potential applications, accessing the approximately $200 billion market of combination drug/device products.

The Company's lead product in development is a passive, nano-film HAp coating. In parallel, the Company is developing multi-layer and composite film coatings with drug-eluting capabilities to facilitate therapeutics and treatments for localized drug delivery systems.

Coating and Drug Delivery Technologies

The Company's lead biocompatible coating and drug delivery technologies include:

  HAp ultra-thin (thickness appr. 0.25 micron) "passive" (without drug) coating for cardiovascular stents. This coating is designated as a long-lasting protective barrier between substrate of the stent (stainless steel, cobalt-chromium or other medical grade metal alloys) and surrounding tissue, and ensures exceptional biocompatibility not encountered in stents available on the market at the present time. HAp is naturally found in bone and tooth enamel and is rapidly integrated into the human body. As such, it may inhibit a variety of adverse and inflammatory reactions and potentially help reduce restenosis, a recurrence of coronary artery disease following angioplasty. It is also believed that HAp-coated cardiovascular stents will not trigger late adverse thrombogenic reactions;

  HAp highly porous coating with thickness appr. 0.7-1.0 micron, with capacity to carry adequate quantity of anti-inflammatory or anti-proliferative drugs and equipped with drug eluting profile required for safe and effective delivery of these drugs;

  family of proprietary polymer-based coating technologies (so-called Smart-1 and Smart-2) with enhanced biocompatibility and highly engineerable drug eluting profiles;

  drug delivery system (Smart-3) based on microspheres (20 nanometers - 5 microns) designed for local delivery of drugs in variety of applications (inhalable, greases, fillers, pastes, injections, etc.) outside of cardiovascular stent applications; and

  unique non-polymeric drug eluting coatings for cardiovascular stents and other implantable devices based on hydrolyzed lipids (Smart-4) and metallic salts (Smart-5).

Cardiovascular Stents

Although the development of biocompatible coatings and drug delivery systems targets potential commercialization with third-party cardiovascular stents which are already approved for use on specific markets in its bare-metal form, we are also simultaneously developing new generation of cardiovascular stents. These stents are designed as a novel, alternative platform equipped with advanced and unique design features and are destined for commercialization of MIVT proprietary coating and drug eluting technologies independent from third parties. Two stent designs are pursued at the present time:

  advanced metal alloy stent with unique stress-compensating design; and

  biodegradable composite stent.

Drug-Eluting Stents

The Company is expected to enter the drug-eluting stent market with its polymer-free technologies; sub-micron-thick highly porous Hap coating.

Multilayer polymer-free coating both loaded with a suitable drug, i.e. anti-inflammatory or anti-proliferative. These drug delivery technologies through their exceptional biocompatibility offer significant advantages over competitive products available on the market at the present time and have potential applications in cardiovascular and non-cardiovascular drug/device combination products, including peripheral stents, biodegradable implants, gene therapy, and delivery systems for release of chemotherapeutic agents.

HAp Nano-Film Stent Coating Technology

HAp is naturally found in bone and tooth enamel and is rapidly integrated into the human body. Numerous results from clinical tests and surgical practice have shown that in addition to its demonstrated biocompatibility, this new generation of advanced biocompatible coatings is non-toxic and does not induce thrombogenicity, allergic or inflammatory reactions, therefore making it a potentially solid candidate as a coating for coronary stents and other implantable medical devices.

Our HAp coating technology has successfully progressed through a comprehensive range of animal and mechanical trials required for CE Mark and FDA approvals in both Europe and the US. These include thrombogenicity (blood clotting), cytotoxicity, and demanding fatigue life testing for its nano-film HAp-coated coronary stent. The results support the expectation that the HAp-coated stent may be considerably safer than currently available stents.

Preclinical results support the expectation that the HAp-coated stent may be considerably safer than currently available stents. We are currently conducting a full range of biocompatibility and histopathology tests on these products, with the potential to reach human clinical trials in early 2007.

Our Drug-Eluting Stents

Since patients receiving stents remain at risk for complications, doctors continue to explore more efficient and longer-lasting stenting solutions. One of the more effective methods involves employing stents that are covered with medicines that can be released once inside the body. These are called drug-eluting stents.

We are at an advanced stage of developing polymer-free biocompatible drug eluting coatings with highly engineerable drug-eluting capabilities to facilitate therapeutics and treatments for efficient, localized drug delivery. Extensive in-vitro evaluations and pre-clinical results support the expectation that the HAp-coated stent may be considerably safer than currently available drug-eluting stents. We are currently conducting a full range of biocompatibility, safety and efficacy tests on these technologies which have the potential to reach human clinical trials in late 2006 or early 2007.

Our porous HAp coatings have capacity to carry adequate quantity of anti-inflammatory or anti-proliferative drugs and a capability to deliver these drugs in a manner which ensures their safe and effective delivery.

Our proprietary polymer-based coating technologies combine mechanical advantages of polymers with enhanced biocompatibility and highly engineerable drug eluting profiles.

Our unique non-polymeric drug eluting coatings for cardiovascular stents and other implantable devices are based on hydrolyzed lipids and metallic salts. These coatings have mechanical and drug eluting characteristics compatible with those offered by polymeric solutions.

We expect to enter the lucrative drug-eluting stent market using two simultaneous product development approaches:

  D4080 passive non-porous ultra-thin coating may be introduced to the market as a self-standing technology (a stent with biocompatible non-eluting coating) or as a biocompatible "undercoating" for stents with polymer-free drug eluting coatings which will ensure long-term biocompatibility of the implanted stents, long after the drug eluting coating is biologically absorbed, and after the drug itself ceased to affect surrounding tissue; and

  Porous HAp coatings and Smart family of alternative polymer-free coatings are at an advanced development stage. Both drug-delivering coating technologies can be loaded with considerable quantity of drugs, including anti-inflammatory, immune system depressants, or with the new generation of antithrombotic and/or antirestenotic drugs. These technologies have potential applications in cardiovascular and non-cardiovascular drug/device combination products, including peripheral stents, biodegradable implants, gene therapy, and delivery systems for release of chemotherapeutic agents.

In December 2004, MIVI Technologies, our wholly-owned subsidiary, received a Government of Canada grant for the research program titled "Development of Novel Drug Eluting Composite Coatings for Cardiovascular Stents". The Canadian National Research Council approved MIVI Technologies' application following an in depth familiarization with the advanced concept of novel technologies proposed by MIVI Technologies, and a review of our organizational and fiscal capability to carry on with the program.

The HAp coating technologies are being developed in collaboration between MIV Therapeutics and the University of British Columbia.

The status of the development program is as follows:

Phase I (Completed August 31, 2001). Demonstrated viability of Sol-Gel process to coat thin films of HAp on both wires and stent surfaces. Results also confirmed drug-loading potential of nano-crystalline structure.

Phase II (Completed February 28, 2002). Defined optimum surface preparation for the HAp coating on the stent.

Phase III (Completed July 31, 2002). Developed final formulae for depositing uniform, thin film of HAp on stainless steel stents.

Phase IV (Completed November 31, 2003 - Co-Supported by NSERC funding).

Fine-tuning HAp coating for improved process control, reproducibility and quality, and levels of porosity required for drug delivery purposes. Conducted exploration of alternative HAp coating strategies.

Phase V (Completed November 2004). Developed novel, biocompatible, drug-eluting stent coatings with controlled levels of porosity required for drug delivery purposes over extended periods of time.

Phase VI (December 2004 - On-going) is focused on development of polymer-free drug delivery systems. This joint R&D program is sponsored by the National Research Council-Industrial Research Assistance Program (NRC-IRAP), Canada's premier innovation assistance program for small and medium-sized enterprises (SMEs).

The overall objective of this program is to develop calcium phosphate ceramic/biopolymer composites suitable for deposition as coatings for cardiovascular stents and other medical devices, in particular:

  to define and validate the composite coating characteristics;

  to develop coating process that will be suitable for volume manufacturing environment;

  to develop suitable process for incorporation of drugs into the composite coatings;

  to characterize in-vitro and in-vivo chemical, mechanical and biological properties of the drug-containing composite coatings based on HAp;

  to define drug eluting characteristics for the composite coatings; validate the values in-vitro and in-vivo; and

  to modify manufacturing processes for optimum performance of the drug-eluting calcium phosphate ceramic/biopolymer composite coatings on cardiovascular stents.

In November 2004 we initiated an in-house research and development program for proprietary composite non-HAp-based drug eluting coatings which resulted in a number of patent applications for intellectual property which are fully owned (do not require licensing from third parties) by the Company. These novel coating technologies are designed for use in conjunction with HAp coating technologies under exclusive license from UBC, and may be also used as self-standing technologies for specific applications in implantable medical devices.

Joint efforts of our company and UBC scientists resulted in the successful development of a polymer-free drug eluting system based on microporous HAp. Various configurations of this novel technology are being evaluated in animal trials at the time of writing of this report.

Parallel research of HAp+drug composite coatings is continuing and its first stage is expected to be completed by the end of 2006.

Industry Background

The global medical technology marketplace is expanding at double-digit rates, driven by an ageing population, increasing affluence in the developing world and continuing medical innovation. The medical device sector includes nearly 3,000 companies worldwide, with a wide range of devices designed either for treatment or diagnosis. The worldwide annual sales of all types of medical devices are estimated at $160 billion. The cardiovascular device market remains one of the most attractive sectors of the medical device industry, continuing to exhibit above-average revenue growth and attracting significant attention from the investment community.

The worldwide cardiovascular device market is estimated to generate in excess of $10 billion in annual sales and is growing at nearly 10% per year. The leading segments in this market by sales volume are products designed for percutaneous intervention (i.e. medical devices that are inserted through the skin), such as those used in angioplasty procedures to unblock clogged arteries. The Company currently specializes in minimally invasive medical devices for cardiovascular disease, with a focus on coronary stents. The stent market alone is estimated to generate nearly $6.5 billion in worldwide annual sales in 2006 and is anticipated to exceed $7 billion in annual sales by 2007.

Over the next few years, the Company intends to expand its technologies to include several promising drug delivery platforms. Drug delivery is defined as a system or technology that enables the introduction of a therapeutic agent into the body and improves its efficacy by controlling the rate, time or site of release. Commercially, drug delivery provides the ability to develop a new route of administration for an existing drug and can substantially improve the efficacy of a drug, while also reducing its side effects.

The market for new drug delivery systems is now growing faster than the overall pharmaceutical market, increasing the annual sales in the US for products that utilize drug delivery technologies from $15 billion in 2000 to a projected $30 billion by 2007. Drug delivery systems are a strategic tool for expanding markets, as they permit the patenting of generic therapeutics with novel delivery systems as a new formulation, as well as create new and improved treatments for patients.

The segment of the drug delivery market associated with medical devices has developed very recently, driven primarily by the need for improved coronary stents and other implanted medical devices that do not trigger inflammatory responses that may prolong the healing process and/or stimulate excessive restenosis, and which do not promote thrombogenicity (blood clotting) at any stage post-implementation. This is the initial target market of the Company and offers the Company an opportunity to enter this rapidly growing sector of the medical marketplace.

Market Opportunity

Our passive HAp nano-film coating technology has been developed to offer an attractive alternative to the bare-metal stent and should provide significant benefit to those who cannot afford drug-eluting stents. Additionally, Microporous ECD (Electro-Chemically Deposited) HAP coating has the capacity to carry sufficient anti-inflammatory or anti-proliferative drugs which can reduce post-procedural trauma.

The Company's HAp stent coating is being developed to treat cardiovascular disease with an emphasis on inhibiting restonosis as well as localized drug delivery to other diseased organs of the body. The multi-layer, porous HAp coating can be loaded with considerable amounts of drugs including anti-inflammatory, immune system depressants or with anti-thrombotic and/or antirestenotic drugs. The proprietary drug-eluting coating technology is natural in composition and has the potential to become the coating of choice for drug delivery systems on medical devices.

Coronary stenting is a key component of interventional cardiology. This is a rapidly growing clinical specialty and one characterized by the ready adoption of new products. The coronary stent market recorded worldwide sales in excess of USD$5 billion in 2005 is estimated to show significant growth from the introduction of drug-eluting stents, with sales exceeding USD$7 billion by 2007.

Additionally, through the diversification of its product/technology portfolio, MIV Therapeutics hopes to also capitalize on new applications of its technology in order to access the USD$200 billion market of drug/device combination products. The market for drug-eluting stents is one of the fastest growing segments within the medical device arena, with annual growth approaching 25%.

Stents are estimated to be used in approximately 60-80% of angioplasty procedures worldwide. The worldwide coronary stent market currently generates over $6 billion in revenues and is projected to grow to nearly $7 billion by 2007. Within the next three years, coated and drug-eluting stents are anticipated to comprise 86% of this market. We are targeting this large and growing market with our coatings for medical devices.

Rapid introduction of new stent designs and the rapid pace of innovations in the last ten years have resulted in dramatic shifts in market share, but also have opened up tremendous opportunities for entrepreneurial market entrants. The Company believes that the development of effective procedures, devices, and therapies for restenosis is the primary challenge that will shape the industry and define the industry leaders in the next decade.

Competition

Based on its current stage of product development, the Company can best be compared to other medical device companies with coated stent products. Although there are a number of companies currently selling coronary stents and developing drug-eluting stents, there are a relatively small number of international companies that control the majority of this market segment.

The following is a summary of the companies with the largest current share of the coronary stent market that are also developing coated and/or drug-eluting stents:

Johnson & Johnson

Johnson & Johnson's Cypher(TM) polymer-coated stent is designed to release the drug Sirolimus to inhibit the cell proliferation that is an underlying cause of restenosis. The company obtained a CE (Conformite Europeene) mark in Europe in April 2002 for its Cypher(TM) Sirolimus-eluting stent following a 400-patient trial that demonstrated zero restenosis after a one-year follow-up on patients and a low incidence of MACE (Major Adverse Cardiac Events). The Cypher(TM) stent has now been tested in nearly 1,600 patients and enrollment was recently completed in a large 1100-patient SIRIUS trial in the US to provide the data required for FDA marketing approval.

Sirolimus is an antibiotic licensed from Wyeth Pharmaceuticals that is also marketed under the name Rapamune(TM) for prevention of organ rejection after kidney transplantation. Sirolimus was chosen for its "cytostatic" properties, as it inhibits rather than kills the proliferating cells that normally cause restenosis.

Johnson & Johnson currently controls 11% of the bare stent market (annual revenues of approximately $350 million) and by 2006 is projected to hold approximately 40% of the drug-eluting stent market (projected annual revenues of approximately $3.5 billion).

Guidant Corporation

Guidant has completed a 180-patient ELUTES European clinical trial and recently received a CE mark for the product and initiated marketing in the EU in late 2002.

Guidant has also completed a large 1024-patient DELIVER II clinical trial in the US to expand the use of the stent for high-risk and difficult-to-treat patients. Guidant currently has an estimated 33% of the bare stent market and by 2007 is projected to hold about 18% of the drug coated stent market.

Boston Scientific Corporation

Boston Scientific has developed the Taxus (paclitaxel-coated) Express(TM) stent and has had excellent results in two European clinical trials (61-patient TAXUS and 538-patient TAXUS II). In May 2002 Boston Scientific received approval to market the Express(TM) stent in a limited commercial launch. Boston Scientific previously conducted a 30-patient TAXUS III study for expanded use of the stent and has recently completed a global clinical trial and a major 2000-patient TAXUS IV clinical trial in the US.

The Boston Scientific stent was developed by Medinol Inc. (Israel) and the paclitaxel formulation is licensed from Angiotech Pharmaceuticals, Inc. (Canada). Boston Scientific currently has 17% of the bare stent market and by 2007 is projected to capture about 16% of the drug coated stent market.

Medtronic, Inc.

Medtronic is developing a number of drug-delivery devices, including coronary stents, using the NeuGene(R) anti-sense compounds licensed from AVI BioPharma. This family of therapeutic agents, known as Resten-NG, are designed to address the underlying genetic mechanism that leads to restenosis. Resten-NG is currently in Phase II human clinical trials.

Medtronic also has a Nitric Oxide coated stent in preclinical development and other anti-restenosis technologies in earlier stage development. While Medtronic is behind the other major stent companies in developing a coated drug stent, they remain a significant company in implanted medical devices, including stents. Medtronic currently has an estimated 29% of the bare stent market, but by 2007 is projected to hold less than 10% of the drug coated stent market.

Abbott Laboratories

In May 2002 Abbott Laboratories acquired the cardiovascular stent business of Biocompatabiles (UK) for approximately $235 million. This company has been developing the BioDIVYSIO biocompatible drug-eluting coronary stents, which are coated with PC (Phosphorylcholine). The BioDIVYSIO stent utilizes the anti-clotting properties of this natural protein to provide biocompatibility. The PC stent also permits drugs to be absorbed into the coating and released slowly after the device has been implanted. Abbott Laboratories' cardiovascular products have received a CE mark in Europe and three models of the BioDIVYSIO stents are in clinical trials in the US.

The above represent the major companies with advanced coronary stent products and indicates the market trend towards development of drug-eluting stents.

The growth in interest in novel technologies for drug-eluting stents and biocompatible devices provides further support for the future value of the Company's product development plans and indicates the significant market potential in this sector. With the worldwide revenues for coronary stents projected to increase to approximately US$7 billion by 2007, there is a substantial opportunity for even a smaller company such as MIV Therapeutics, Inc. to penetrate this market if it has leading edge technologies and a strong product development program.

Employees

The Company, including its subsidiary Sagax Inc., currently has 18 full time employees.

In addition, the Company has entered into consulting agreements with four individuals to provide management services to the Company. The Company's Chairman and Chief Executive Officer, Alan P. Lindsay, was hired and has been responsible for the acquisition of the Company's technology, for financing, corporate development and the strategic vision of the company. Dr. Mark Landy, through his holding company, was recently hired as the Company's President with the primary mission of strengthening and accelerating the company's internal procedures as the company continues to move its medical technologies to market as well as to raise the Company's overall profile within the institutional and investor community. Patrick A. McGowan, Executive Vice President and Chief Financial Officer, has been hired to assist the Company with its financing, regulatory filings, administration and business plan. Mr. McGowan's responsibilities also include liaison with attorneys, auditors and financial consultants and the day to day business operations of the Company. Dr. Dov Shimon is the President and Chief Executive Officer of the Company's subsidiary, SagaX, Inc.

Intellectual Property and Intangibles

Patents

The Company has exclusive worldwide rights to the HAp coating technology from UBC for use on stents and other medical devices, including the rights to manufacture and market coated products using these technologies. To date, UBC has two patents granted and one patent pending on novel coating technologies that we intend to use for its stent coating and for additional medical devices. The portfolio of issued and pending patents is described below.

PATENTS AND PATENT APPLICATIONS DEVELOPED AND OWNED BY MIVT:

      |X|   "Expandable Stent and Method of Manufacturing the Same"
      |X|   "Endovascular Device for Entrapment of Particulate Matter and Method of Use"
      |X|   "Method of Modifying a Metal Substrate to Improve Surface Coverage of a Coating"
      |X|   "Multilayer Drug Delivery System and Method of Manufacturing the Same"
      |X|   "Thin Drug Delivery Nano-Foam and Method of Manufacturing the Same"
      |X|   "Compositions of Drug Delivery Nanocapsule and Manufacturing the Same"

1.          Expandable Stent and Method for Manufacturing the Same. Inventor(s): Zhi-Yong Ma (patent acquired 100% by - MIV Therapeutics Inc.).

Abstract / Non-confidential Description:

An implantable intravascular stent comprising of plurality of expandable stent modules made of medical grade stainless steel wire and connected together along a common longitudinal axis by fastening one of the connectors on one of the modules to an adjacent module. The patent describes the design and the method of manufacturing of the wire intravascular stent.

Status: Taiwan Patent #125740 and various stages of patent applications in India, Indonesia, Japan and Korea - 100% owned by MIVT.

2.          Endovascular Device for Entrapment of Particulate Matter and Method of Use. Inventor(s): Dov V. Shimon (patent acquired 100% by MIV Therapeutics Inc.).

Abstract / Non-confidential Description:

A device and method for protecting a blood vessel, and hence bodily tissues, against damage caused by particulate such as an embolus. The device may be a stent, for insertion in a large artery such as the ascending aorta, and may be combined with a filter. In one embodiment, the device includes an outer wire frame rather than a stent. The stent may be made of at least one layer of mesh, which is typically attached or mounted to the arterial wall. Typically only part of the stent is attached (for example at a reinforcing ring structure). Typically the size of the apertures of the mesh at the top portion of the stent is smaller than the bottom portion of the stent. The device and method are particularly useful in preventing blockages of flow to the brain.

Status: US Patent Application #10/310,149 and PCT Patent Application #PCT/IL02/00984 - 100% owned by MIVT.

3.          Method of Modifying a Metal Substrate to Improve Surface Coverage of a Coating Inventor(s): Mao-Jung Maurice Lien, Doug Smith, Arc Rajtar - MIV Therapeutics Inc.

Abstract / Non-confidential Description:

Low temperature oxidation surface modification methodology on Stainless Steel and Cobalt Chromium Steel substrates for Hydroxyapatite aerosol coating on medical device and implant application. The discovery that low temperature oxidation of metallic substrates obtained at low temperature has resulted in improvement of coating coverage demonstrated by significant increase of coated area and reduced contact angle of coating deposited on preheated substrates which developed thin layer of oxidation.

Status: Patent Application PCT/CA2004/001585, phase II of review - 100% owned by MIVT.

4.          Multi-Layer Drug Delivery Device and Method of Manufacturing the Same. Inventor(s): Maurice Lien, Doug Smith, and Dean-Mo Liu - MIV Therapeutics Inc.

Abstract/Non-confidential Description:

A non-polymeric drug-carrying composition and a new process of multi-layer coating for controlled delivery of the drug for implantable medical devices. The proprietary drug-eluting composite coating can be applied at ambient environment, to meet various therapeutic requirements. The drug-eluting composite may have multiple layers containing one or more drugs and, where proved beneficial, may be deposited on "passive" coating applied to the substrate (surface of the substrate may be modified or "as is") for added biocompatibility. The multi-layer coating may be encapsulated in the thin shell of biodegradable polymer for added durability and when controlled delay of the drug release process is required.

Status: Provisional Application Lodged. Applied for PCT and US Patent.

5.          Thin Drug Delivery Nano-Foam and Method of Manufacturing the Same. Inventor(s): Maurice Lien, Doug Smith, and Dean-Mo Liu - MIV Therapeutics Inc.

Abstract/Non-confidential Description:

A novel method of coating for controlled delivery of the drug for implantable medical devices where drug can be delivered in a number of controlled drug release profiles according to the synthetic parameters. The method is based on synthesis process that results on increased drug loading capacity and improved drug encapsulation efficiency and capacity, which can be achieved via processes performed at ambient temperature. The coating method allows implantable medical devices made of different materials to have controlled drug delivery capability.

Status: Applied for PCT and US Patent.

6.          Compositions of Drug Delivery Nanocapsule and Manufacturing of the Same. Inventor(s): Maurice Lien, Doug Smith, Dean-Mo Liu, Arc Rajtar - MIV Therapeutics Inc.

Abstract/Non-confidential Description:

Novel drug-carrying / drug-eluting compositions and a method to manufacturing by means of self-assembly of said compositions into drug delivery nanodevice are developed. The compositions provide a significant capability in both solubility and bioavailability of drugs, particularly for hydrophobic (water-insoluble) drugs, such as most of anti-tumor agents and hence, increase resulting therapeutic efficacy. The said nanodevice can be used "as is" for specific drug delivery purposes with a controllable and programmable release profile (easy to tune according to specific clinical needs) or combined with other medical devices like orthopedics, by, for instance, particulate coating to enhance therapeutical performance of the medical devices. The nanodevice can be adopted to a broad range drug administration techniques such as injection, oral, patches, etc.." Status: Applied for PCT and US Patent

PATENTS OWNED BY UNIVERSITY OF BRITISH COLUMBIA (UBC) AND LICENSED EXCLUSIVELY TO MIVT:

      |X|   "Novel Sol-Gel Calcium Phosphate Ceramic Coatings and Method of Making the Same"
      |X|   "Biofunctional Hydroxyapatite Coatings and Microspheres for In-Situ Drug Encapsulation"
      |X|   "Calcium Phosphate Coated Implantable Medical Devices and Method of Making the Same"
      |X|   "BioPolymer - BioCeramic Composite Coatings and Process of Making the Same"
      |X|   "Calcium Phosphate Coatings for Coronary Stents by Electro-Chemical Deposition"
      |X|   "Process for In-Situ Synthesis of Organo-Ceramic Composites"
      |X|   "Calcium Phosphate Coatings for Coronary Stents by Electro-Phoretic Deposition"

1.          Novel Sol-Gel Calcium Phosphate Ceramic Coatings and Method of Making the Same. Inventor(s): T.Troczynski, Dean-Mo Liu - UBC/MTRL.

Abstract / Non-confidential Description:

Low-Temperature Sol-Gel Synthesis of Hydroxyapatite Ceramics for Biomedical Applications. This invention relates to novel sol-gel calcium phosphate, in particular, hydroxyapatite, ceramic coatings and processes of making same at low temperature. Such coatings are useful, inter alia, for dental implants and other bone-metal contact appliances.

Status: US 6,426,114 (also Canadian application # 2,345,552).

2.          Biofunctional Hydroxyapatite Coatings and Microspheres for In-situ Drug Encapsulation. Inventor(s): T. Troczynski, Dean-Mo Liu, Quanzu Yang - UBC/MTRL.

Abstract / Non-confidential Description:

This invention relates to novel room-temperature process for obtaining calcium phosphate, in particular hydroxyapatite, microspheres and coatings with encapsulated drugs, proteins, genes, DNA for therapeutical use. The coatings and microspheres are designed to perform a defined biological function related to drug delivery, such as gene therapy through gene delivery. A novel method for encapsulation and subsequent controlled release of therapeutically active agents from such biofunctional coatings and microspheres is disclosed. Such coatings and microspheres are useful for side effects - free, long-term, targeted, controlled release and delivery of drugs, proteins, DNA, and other therapeutic agents.

Status: US Patent No. 6,730,324, PCT Patent Application No. WO 02/085330, which has been converted to pending regional applications in Canada (Patent No. 2,444,561), Europe (Serial No. 02721913.8, Italy, France , Germany, United Kingdom, Ireland, and The Netherlands elected), Australia (Serial No. 2002225889-request for examination deadline 13 Oct. 2005 ), Brazil (Serial No. PI 0209040-6), China (Serial No. 02811285.7), India (Serial No. 1357/KONP/2003), Israel (Serial No. 158474), Japan (Serial No. 2002-582904), and South Africa (Serial No. 2003/8332).

3.          Calcium Phosphate Coated Implantable Medical Devices and Method of Making the Same. Inventor(s): T. Troczynski, Dorna Hakimi, Buhsung Hyun, Mehrdad Keshmiri, Manus Pui Hung Tsui, Quanzu Yang - UBC/MTRL Mao-Jung Maurice Lien, Arc Rajtar, Douglas Smith - MIVI Therapeutics Inc.

Abstract / Non-confidential Description:

This invention relates to novel calcium phosphate-coated implantable medical devices and processes of making same. These calcium-phosphate coatings are designed to minimize the immune response to the implant (e.g. restenosis in stenting procedures) and can be used to store and release a medicinally active agent in a controlled manner. Such coatings can be applied to any implantable medical devices and are useful for a number of medical procedures including (but not limited to) balloon angioplasty in cardiovascular stenting, ureteral stenting and catheterisation.

Status: PCT #03747764.3 (serial # 03 747 764.3-2107) and US patent application filed 12 Sept. 2003, open 25 March 2004, publication No. WO 2004/024201.

4.          BioPolymer - BioCeramic Composite Coatings and Process of Making the Same. Inventor(s): Quanzu Yang and T. Troczynski - UBC/MTRL.

Abstract / Non-confidential Description:

A new process for making coatings of Bio-Polymer/BioCeramic Matrix Composite Coatings (PCMC) for biomedical applications. The new PCMC composite coatings can be used as drug delivery vehicle for control release bioactive agents of implantable biomedical devices.

Status: Draft of Full US Patent Application submitted to UBC and MIVT.

5.          Calcium Phosphate Coatings for Coronary Stents by Electrochemical Deposition. Inventor(s): Manus Tsui and T. Troczynski - UBC/MTRL

Abstract / Non-confidential Description:

A new process for electrochemical deposition of reliable hydroxyapatite coatings on medical devices is disclosed, including special preparation of metallic surface of the stent such that high level of adhesion is achieved. As a result, the coating survived simulated stent implantation procedure without separation or other visible damage. The resulting porous hydroxyapatite coatings can be used for variety of medical devices where coating reliability is critical. Further improvement of the functional properties and reliability of these coatings can be achieved through impregnation with polymers, or polymers containing drugs, for long-term controlled release.

Status: Draft of Full US Patent Application submitted to UBC and MIVT.

6.          Process for In-Situ Synthesis of Organo-Ceramic Composites. Inventor(s): Dorna Hakimi, D. Liu and T. Troczynski - UBC/MTRL; D. Gates - UBC/Chemistry.

Abstract / Non-confidential Description:

A new processing technique for hydroxyapatite-polymer nanocomposites in which the hydroxyapatite particles are homogeneously distributed within the polymer matrix. Demonstrated also for drug (paclitaxal)-HAp composite for controlled drug delivery.

Status: Draft of Provisional US Patent Application submitted to UBC and MIVT. Requested that this application should be converted to US Patent Application ASAP.

7.          Calcium Phosphate Coatings for Coronary Stents by Electrophoretic Deposition. Inventor(s): Mehrdad Keshmiri and T. Troczynski - UBC/MTRL.

Abstract / Non-confidential Description:

A new method of processing uniform microporous coating of hydroxyapatite (HAp) on cardiovascular stents, through electrophoretic deposition (EPD), is disclosed. The unique method of preparation of the coating slurry, and preparation of the substrate before EPD coating deposition, allows achieving optimum coating thickness and coverage uniformity, and maximum coating adhesion. This, in turn, allows the coatings to survive without damage the stent implantation and expansion.

Status: Draft of Provisional US Patent Application submitted to UBC and MIVT.

DOMAIN NAMES:

The Company holds a 100% interest in the following domain names:

  mivi.ca

  mivitherapeutics.com

  mivitechnologies.com

  mivitech.com

  investorservice.com

  mivtherapeutics.com

  m-i-v.com

Trademarks

The Company has applications pending in the United States Patent and Trademark Office and in Canada for protection of the trade name "MIV Therapeutics".

Research and Development Programs and Activities

The following is a summary of the Company's research and development programs and activities:
1.

Expandable Stent and Method for Manufacturing Same

Abstract / Non-confidential Description:

An implantable intravascular stent comprising of plurality of expandable stent modules made of medical grade stainless steel wire and connected together along a common longitudinal axis by fastening one of the connectors on one of the modules to an adjacent module. The patent describes the design and the method of manufacturing of the wire intravascular stent.

2.

Endovascular Device for Entrapment of Particulate Matter and Method of Use

Abstract / Non-confidential Description:

A device and method for protecting a blood vessel, and hence bodily tissues, against damage caused by particulate such as an embolus. The device may be a stent, for insertion in a large artery such as the ascending aorta, and may be combined with a filter. In one embodiment, the device includes an outer wire frame rather than a stent. The stent may be made of at least one layer of mesh, which is typically attached or mounted to the arterial wall. Typically only part of the stent is attached (for example at a reinforcing ring structure). Typically the size of the apertures of the mesh at the top portion of the stent is smaller than the bottom portion of the stent. The device and method are particularly useful in preventing blockages of flow to the brain.

3.

Method of Modifying a Metal Substrate to Improve Surface Coverage of a Coating

Abstract / Non-confidential Description:

A method of modifying a metal substrate at low temperature to enhance the hydrophilicity of the substrate.

4.

Smart I: Mult-layer Drug Delivery Device and Method of Manufacturing same

Abstract / Non-confidential Description:

A Multi-Layer Drug Delivery Device, the device includes a substrate, a biocompatible layer on said substrate, at least one first layer of drug formulation and one second layer.

5.

Smart II: Thin Foam Coating Comprising discrete, Closed-Cell Capsules

Abstract / Non-confidential Description:

A drug delivery device, the device includes a substrate, at least one layer of drug-containing emulsified foam applied to said substrate, wherein said foam comprises a plurality of discrete closed-cell capsules each having an outer polymeric shell and an inner core containing said drug.

6.

Smart III: Microdevice comprising Nanocapsules for Controlled delivery of Drugs and Method of Manufacturing same

Abstract / Non-confidential Description:

A drug delivery micro device is provided comprising a plurality of nanocapsule assembled together.

Where You Can Find More Information

We are a reporting company under the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any material that we file with the SEC at the public reference room of the SEC at 100 F Street, NE, Washington, D.C., U.S.A., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding issuers that file electronically with the SEC. This prospectus is part of a registration statement on Form SB-2 that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities offered, including certain exhibits. You can obtain a copy of the registration statement from the SEC at any address listed above or from the SEC's Internet site.

MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion contains forward-looking statements that are subject to significant risks and uncertainties. There are several important factors that could cause actual results to differ materially from historical results and percentages and results anticipated by the forward-looking statements. The Company has sought to identify the most significant risks to its business, but cannot predict whether or to what extent any of such risks may be realized nor can there be any assurance that the Company has identified all possible risks that might arise. Investors should carefully consider all of such risks before making an investment decision with respect to the Company's stock. In particular, investors should refer to the section entitled "Risk Factors".

Plan of Operations

We are developing the next generation of biocompatible coatings utilizing HAp nano-film technology. The Company's growth strategy is focused on developing biocompatible device coatings, therapeutic stent technologies, and drug delivery systems for drug eluting applications.

We intend to enter the drug-eluting stent market with:

  passive nano-film HAp coating;

  Multi-layer porous HAp coating, which is in an advanced development stage and can be loaded with a considerable quantity of drugs, including anti-inflammatory, immune system depressants, or with the new generation of antithrombotic and/or antirestenotic drugs;

  Composite, polymer-free drug eluting coatings, which can use variety of drugs in a biodegradable single-drug or multiple-drug configuration that offers unique drug-eluting characteristics. Composite coating technologies may combine advantages of HAp passive coatings with those of biodegradable polymers, for improved biocompatibility, and enhanced mechanical and drug eluting characteristics; and

  Multi-layer closed-cell composite drug eluting coating, which can carry variety of drugs in single-drug or multiple-drug configurations of encapsulated nano-chambers that can provide more effective and gradual drug release, allow for flexible engineering of "personalized" drug eluting characteristics within a broad range of parameters, and are expected to elude drugs over an extended period of time with improved efficiency and safety.

Drugs are contained in "nano-chambers", each of which measures between a few nanometers and several micrometers in diameter to suit specific drug release requirements. Multilayer composite coating technologies may combine advantages of HAp passive coatings with those of biodegradable polymers, for improved biocompatibility, enhanced mechanical and drug eluting characteristics.

The Company's first commercial product could be a passive HAp-coated coronary stent for use in angioplasty procedures followed by additional stent products for drug-elution and for peripheral arteries.

Drug-eluting stents have gained significant popularity among the professional medical community and investors alike. Our goal is to clearly position our company among the leaders in the drug-eluting stent market.

After completing development of these products, we will have successfully transitioned our company from being a manufacturer of coronary stents, into an innovative drug-delivery company with proprietary technologies that can be applied to a wide range of therapeutic applications for the delivery of a variety of pharmaceutical agents.

Acquisition of SagaX, Inc.

On March 14, 2005, the Company acquired 100% of SagaX, Inc. ("SagaX") a Delaware corporation with operations in Israel from a third party. SagaX is in the business of developing a neuro-vascular embolic stent filter medical device through its subsidiary in Israel, which will complement the Company's current research activities. SagaX has a registered patent entitled Endovascular Device for Entrapment of Particulate and Method for Use. The technology patented is still in the research stage. As at the date of acquisition, SagaX did not have any other assets or activities prior to acquisition, thus no pro-forma statement of operations has been prepared.

The Company agreed to issue 4,200,000 shares in exchange for all of the issued and outstanding shares of SagaX. The shares are valued at $0.47, which is the fair value of the shares at the time of agreement, and will be issued in three intervals: 2,000,000 of the shares within 30 days of the effective date of the Agreement (issued), 1,100,000 shares upon successful completion of large animal trials and the final 1,100,000 shares upon CE Mark approval relating to SagaX's products. The Company has also agreed to pay $145,000 of the vendor's debt at the time of acquisition and agreed to finance up to $730,000 for SagaX's research in 2005. If the Company decides to abandon the underlying patented project or is placed into receivership or fails to fund SagaX in any six month period, then the vendor or its nominee may repurchase SagaX, including all of its intellectual property, in exchange for the return of all of the Company's common shares issued and a cash payment equal to 125% of all cash advanced by the Company to SagaX.

As at August 31, 2005, the 2,000,000 common shares have been issued for a fair value of $940,000 and $80,000 has been paid for the vendor's debt. The balance of $65,000 of the vendor's debt was recorded as common stock issuable and was subsequently issued in June 2005.

In accordance with FIN 4: "Applicability of FASB No. 2 to Business Combinations Accounted for by the Purchase Method", all acquisition costs of $1,085,000 have been recorded as Purchased in-process Research and Development and expensed in the statement of operations.

As at August 31, 2006, the two remaining issuances of 1,100,000 shares each have not been accrued as the underlying conditions have not been accomplished.

Termination of Acquisition Of Sahajanand Medical Technologies Inc.

On March 1, 2005, the Company entered into a share acquisition letter of intent with the shareholders of Sahajanand Medical Technologies Inc. ("SMT") of India to purchase 100% of the issued and outstanding shares of SMT. The proposed acquisition of SMT was terminated by mutual agreement in January 2006.

During the year ended May 31, 2006, project acquisition costs of $85,102 which represented direct costs incurred and capitalized in the proposed acquisition were charged to general and administrative expenses as a result of the termination.

Product Development

Major product development programs pursued by the Company at the present time and/or scheduled for development in the foreseeable future are listed below:

Smart-1 DES

A Multi-Layer Drug Delivery Device, the device includes at least one first layer of drug formulation and one second layer of topcoat to regulate the first drug layer releasing. A non-polymeric drug-carrying composition and a new process of multi-layer coating for controlled delivery of the drug for implantable medical devices. The proprietary drug-eluting composite coating can be applied at ambient environment. The coating may be encapsulated in the thin shell of biodegradable polymer for added durability and when controlled delay of the drug release process is required.

Smart-2 DES

A drug delivery device that includes at least one layer of drug-containing emulsified foam that comprises a plurality of discrete closed-cell capsules each having an outer polymeric shell and an inner core containing drug. A novel method of coating for controlled delivery of the drug for implantable medical devices where drug can be delivered in a number of controlled drug release profiles according to the synthetic parameters. The method is based on synthesis process that results in increased drug loading capacity and improved drug encapsulation efficiency and capacity, which can be achieved via processes performed at ambient temperature.

Smart-3 DES

A drug delivery micro device comprising a plurality of nanocapsules assembled together. The nanocapsule can be administrated via a number of methods such as injection, oral, and inhalation for drug delivery purpose with enhanced bioavailability, and can be used to carry and deliver drugs or any therapeutic active agents, especially for those poorly water-soluble or water-insoluble drugs.

Drug-carrying compositions self-assembly into drug delivery nanodevices that provide a significant capability in both solubility and bioavailability of drugs, particularly for hydrophobic (water-insoluble) drugs, such as most of anti-tumor agents and others.

Smart-4 DES

Smart-4 is a non-polymeric, lipid-based composite drug delivery system formulated specifically for controlled drug release at target location. The key elements of this composition combine water-soluble and a water-insoluble organic solvents, at least one therapeutic agent and at least one lipid. The compositional ratios of solvents regulate the rate of release of the therapeutic agent from the composition. Smart-4 coating is totally polymer-free and can be formulated as a suspension, nano-particle or micro-particle, paste or a thin film coating which may be applied to a broad range of implantable medical devices. Our intellectual property includes also a proprietary method of formulating a composition comprising a therapeutic agent(s), solvents and lipid(s) that form a solid, thin external membrane at ambient temperature. As the outer layers of lipid biodegrade this membrane renews itself continuously hereby regulating the release of the therapeutic agent at the target location.

Business Expansion

Equipment

Major equipment purchases planned for 2006 and 2007 include coating chambers for use for cardiovascular and orthopaedic applications, specialized laboratory equipment with focus on drug application and analysis of drug eluting profiles.

Personnel

The addition of the following new R&D personnel is tentatively planned for 2006:

  Senior Research Scientist, Drug Research and Application;

  Regulatory Affairs, Animal and Clinical Trials Specialist;

  Quality and Safety Specialist;

  R&D Technologist; and

  Production Operator.

The addition of the following new R&D personnel is tentatively planned for 2007:

  Research Scientist, Drug Research and Application;

  Research Scientist, Drug Delivery Technologies; and

  R&D Scientist.

Facility

To accommodate growth in personnel and research programs the Company plans to lease and equip another section of its manufacturing facility in late 2006 or early 2007.

Intellectual Property

The Company has eight (8) patent applications which are at various stages of processing by The Patent Office at the present time. Three of these patents are under exclusive license from UBC and five belong 100% to us. For information relating to our patents, see "Description of Business - Intellectual Property and Intangibles".

Cash Requirements and Need For Additional Funding

To date, the Company has invested approximately US$8 million in research and development of its stent products, coatings and operations, and in establishing a quality manufacturing facility and completing laboratory and preclinical testing on its stents. The Company also has developed strong research collaborations with the University of British Columbia for its proprietary stent coatings and has implemented an aggressive in-house product development program.

In order to continue effectively the Company's R & D program and marketing efforts aiming at successful commercialization of its HAp coating technologies, the Company will require approximately US$11 million in the coming year. The funds will be used for clinical trials of the Company and animal trials of Sagax Inc. as well as for the acquisition of additional manufacturing/R&D equipments and the hiring of additional people to complement its current R&D team. These funds could be provided through any combination of the exercise of existing warrants and/or through subsequent rounds of financing. There is no assurance that we will be able to obtain financing on favourable terms or at all.

Discussion and Analysis Of Financial Condition

The Company has incurred annual operating losses since its inception in January 1999 related primarily to the research and clinical development of its technologies and products, corporate development and general administration costs. During the three months ended August 31, 2006, the Company posted a loss from operations of $2,352,258, compared to $1,945,464 in the three months ended August 31, 2005. During the year ended May 31, 2006, the Company posted a loss from operations of $9,161,954, compared to an operating loss of $6,559,013 for the year ended May 31, 2005. In the three months ended August 31, 2006, the Company posted a net loss of $2,365,832, compared to $1,926,855 in the three months ended August 31, 2005. In the year ended May 31, 2006, the Company posted a net loss of $9,094,835, compared to $6,608,882 in the year ended May 31, 2005.

The working capital increased to $1,521,384 as of May 31, 2006 from a working capital deficit of $478,359 as of May 31, 2005, but decreased to $339,733 as at August 31, 2006. The increase in the working capital at May 31, 2006 was due primarily to substantially more cash generated by the exercise of warrants as well as the completion of a private placement during the year.

The Company's main focus during the three months ended August 31, 2006 and year ended May 31, 2006 was the continued research and development of new therapeutic technologies and its biocompatible coating for stent and drug delivery systems. The Company completed the transfer of technology from UBC to its company-owned premises with focus on the introduction of proper process controls and volume production. This transition was facilitated through the acquisition of sophisticated measuring and processing equipment.

General & Administrative Expenses

General and administrative expenses in the three months ended August 31, 2006 decreased marginally to $1,048,369 from $1,085,138 in the three months ended August 31, 2005. General and administrative expenses increased to $5,149,369 during the year ended May 31, 2006, compared to $2,619,524 for the year ended May 31, 2005. The majority of the overall increase is attributable to the amortization of warrants granted for public relations, financing and corporate development, the significant increase in press releases, and increased operating expenses resulting from our advanced testing. Legal and audit expenses increased primarily as a result of the proposed acquisition of SMT.

The following table compares the General and Administrative expenses for the three months ended August 31, 2006 and 2005 and the years ended May 31, 2006 and 2005:

Annual
	2006	2005	Increase/	% Increase/
			(Decrease	(Decrease)
Legal	$ 426,776	$ 195,379	$ 231,397	118%
Public Relations, Financing and Corporate Development	2,657,383	935,337	1,722,046	184%
Management Fees	524,113	261,883	262,230	100%
Consulting	443,559	692,690	(249,131)	(36%)
Audit	281,620	51,110	230,510	451%
Operating Expenses	815,918	483,125	332,793	69%
Total	$ 5,149,369	$ 2,619,524	$ 2,529,845	97%

Quarterly
	2006	2005	Increase/	% Increase/
			(Decrease	(Decrease)
Legal	$ 127,530	$ 88,836	$ 38,694	44%
Public Relations, Financing and Corporate Development	290,779	479,425	(188,646)	(39%)
Management Fees	155,217	138,924	16,293	12%
Consulting	74,902	143,486	(68,584)	(48%)
Audit	78,926	33,282	45,644	137%
Operating Expenses	321,015	201,185	119,830	60%
Total	$ 1,048,369	$ 1,085,138	$ (36,769)	(3%)

Research & Development Expenses

In the three months ended August 31, 2006, research and development costs increased to $839,689 from $341,763 in the three months ended August 2005, primarily due to the Company's advanced research and development in its coating technology which included the continuation of the animal trials that commenced in the prior fiscal year as well as the quarterly payments made for the collaborative research agreement. Research and development costs increased during the year ended May 31, 2006 to $2,702,651 compared to $1,523,166 for the year ended May 31, 2005. The increase in the year ended May 31, 2006 resulted primarily from the Company's advanced research and development in its coating technology which included animal trials performed during the year, expansion of its technology portfolio and the addition of several R&D people. In addition, quarterly payments were being made for the collaborative research agreement which started in the middle of the last fiscal year and continued for the whole of the current fiscal year.

Depreciation Expense

In the three months ended August 31, 2006, depreciation expenses decreased to $25,062 from $50,320 in the three months ended August 31, 2005, primarily due to several laboratory equipment items being fully depreciated during the last fiscal year. In addition, there were fewer acquisitions in the current period compared to the same period last year. Depreciation expenses decreased to $143,754 during the year ended May 31, 2006 compared to $176,453 for the year ended May 31, 2005. This decrease is due to several laboratory equipment items becoming fully depreciated during the year.

Liquidity and Capital Resources

Since inception, the Company has financed its operations from private financing, the exercise of warrants and interest income. The company has suffered significant recurring losses from operations since inception but has a working capital surplus of $339,733 as at August 31, 2006.

Financing

The Company's capital requirements have been and will continue to be significant. As of August 31, 2006, the Company had a working capital surplus of $339,733, compared to $1,521,384 as at May 31, 2006.

Cash flow from financing activities increased to $6,094,602 for the year ended May 31, 2006, as compared to $1,639,703 for the year ended May 31, 2005. Cash flow from financing activities were $455,000 in the three months ended August 31, 2006, compared to $5,018,744 in the three months ended August 31, 2005.

The increase in cash provided by financing activities in the year ended May 31, 2006 was a result of a completed private placement during the year as well as the exercise of warrants which allowed the Company to be able to continue its research and development and marketing activities during the current fiscal year. In the three months ended August 31, 2005, financing activities provided cash as a result of the issuance of shares.

Warrants

The following table summarizes information about the warrants issued by the Company:

	Number of Underlying Shares	Weighted Average Exercise Price
Balance, May 31, 2004	9,386,449	$0.60
Issued - private placement	1,851,500	0.25
Issued - finder's fee	10,000	0.75
Issued - services rendered	5,270,000	0.32
Exercised	(2,310,710)	0.26
Cancelled/Expired	(7,043,220)	0.65
Balance, May 31, 2005 - Regular	7,164,019	0.45
Balance, May 31, 2005 - Series A	3,374,999	0.66
Balance, May 31, 2005 - Series C	674,997	0.66
Balance, May 31, 2005	11,214,015	0.53
Regular:
Issued - services rendered	5,050,000	0.43
Issued - private placement	95,238	1.55
Issued - finder's fee	9,524	1.55
Exercised	(1,599,290)	0.40
Expired	(30,000)	0.30
Series A:
Issued - private placement	3,842,498	0.65

	Number of Underlying Shares	Weighted Average Exercise Price
Issued - finder's fee	62,500	0.65
Exercised	(1,921,777)	0.66
Series B:
Issued - private placement	3,842,498	0.70
Issued - finder's fee	62,500	0.70
Series C:
Exercised	(445,692)	0.66
Balance, May 31, 2006 - Regular	10,689,491	0.46
Balance, May 31, 2006 - Series A	5,358,220	0.65
Balance, May 31, 2006 - Series B	3,904,998	0.70
Balance, May 31, 2006 - Series C	229,305	0.66
Balance, May 31, 2006	20,182,014	$ 0.55
Regular:
Issued - private placement	910,000	0.75
Exercised	(791,500)	0.10
Series "A":
Expired	(3,904,998)	0.65
Balance, August 31, 2006 - Regular	10,807,991	0.51
Balance, August 31, 2006 - Series A	1,453,222	0.66
Balance, August 31, 2006 - Series B	3,904,998	0.70
Balance, August 31, 2006 - Series C	229,305	0.66
Balance, August 31, 2006 (Unaudited)	16,395,516	$ 0.57

During the three months ended August 31, 2006, the Company issued 910,000 warrants with exercise price of $0.75 per share, as a result of the two private placements completed during the quarter. These warrants had an estimated fair value of $234,241 using the Black-Scholes option pricing model.

During the year ended May 31, 2005, the Company issued 5,270,000 warrants with exercise prices ranging from $0.24 to $0.45 per share, to various consultants for services rendered to the Company. These warrants had an estimated fair value of $917,168 using the Black-Scholes option pricing model.

During the year ended May 31, 2006, the Company issued 4,150,000 warrants for consulting services and 900,000 for research and development rendered to the Company. The warrants issued for consulting services have an exercise price ranging from $0.50 to $0.85 per share and the warrants issued for research and development services have an exercise price of $0.01. These warrants had an estimated fair value of $2,067,663, using the Black-Scholes option pricing model.

During the three months ended August 31, 2006 and year ended May 31, 2006, the board of directors approved an extension to the expiry date of the following outstanding warrants:

Number of Warrants	From	To
366,800	April 30, 2006	July 31, 2006
71,429	March 8, 2006	March 8, 2007
1,000,000	November 5, 2005	November 5, 2006
500,000	October 24, 2005	October 24, 2006
75,000	September 2, 2005	September 2, 2006

As a result of the extended expiry dates of the above warrants, the Company incurred approximately $149,000 and $46,000 of public relations expense and finance fees, respectively, in the year ended May 31, 2006.

Stock-Based Compensation

The Company's incentive stock option plan provides for the grant of incentive stock options for up to 25,000,000 common shares to employees, consultants, officers and directors of the Company. Incentive benefits granted under the plan may be either incentive stock options, non-qualified stock options, stock awards, restricted shares or cash awards. Options are granted for a term not to exceed seven years from the date of grant. Stock options granted generally vest over a period of two years.

During the three months ended August 31, 2006, the Company granted an aggregate of 520,000 stock options to employees of the Company. Each option entitles its holder to acquire one common share of the Company at prices ranging from $0.64 to $0.67 per share, vests immediately or at a specified time, and expires up to five years from date of grant.

During the year ended May 31, 2005, the company granted an aggregate of 3,900,000 stock options. 2,200,000 of these options were to employees and/or directors of the Company and the remaining 1,700,000 were to consultants. Each option entitles the option holder to acquire one share of the Company's common stock at a price between $0.20 and $0.40 per share, vesting immediately or at a specified time and expires five years from the date of grant or term of agreement.

During the year ended May 31, 2006, the Company granted an aggregate of 11,185,000 stock options to employees/directors of the Company. Each option entitles its holder to acquire one common share of the Company at prices ranging from $0.20 to $1.10 per share, being vested immediately or at a specified time and expires until seven years from date of grant or term of agreement.
Number of Options	From	To
100,000	August 30, 2006	August 30, 2011
100,000	August 30, 2006	August 30, 2010
200,000	August 30,2006	August 30, 2009

The Company had the following stock option activity during the years ended May 31, 2006 and 2005 and three months ended August 31, 2006:
	Number of Options	Weighted Average Exercise Price
Balance outstanding, May 31, 2004	4,255,000	$0.47
Options granted	3,900,000	0.28
Options exercised	(75,000)	0.30
Options expired	(300,000)	1.00
Balance outstanding, May 31, 2005	7,780,000	0.35
Options granted	11,185,000	0.50

	Number of Options	Weighted Average Exercise Price
Options exercised	(760,000)	0.22
Options expired	(1,820,000)	0.27
Balance outstanding, May 31, 2006	16,385,000	$0.46
Options granted	520,000	0.67
Options exercised	(120,000)	0.21
Options expired	(230,000)	0.51
Options outstanding, August 31, 2006 (Unaudited)	16,555,000	$0.46

Cash Position

At August 31, 2006, the Company had cash and cash equivalents of $558,705, compared to $1,573,822 at May 31, 2006 and $492,709 at May 31, 2005. The increase in the Company's cash position in the year ended May 31, 2006 is due primarily to financing activities during the year. The working capital increased to a surplus of $1,521,384 at May 31, 2006 from a deficiency of $478,359 as of May 31, 2005, but desreased to $339,733 at August 31, 2006.

The Company intends to continue to raise additional funds through equity financings via private placements, as it may need to raise additional capital to fund operations over the long-term. There can be no guarantee that such funds will be available to the Company.

Accounts Payable

Accounts payable in the three months ended August 31, 2006 increased to $416,474 from $386,426 in the three months ended August 31, 2005. Accounts payable decreased in the year ended May 31, 2006 to $185,624 compared to $307,369 at May 31, 2005.

Off-Balance Sheet Arrangements

As of the date of this registration statement we do not have any off-balance sheet arrangements that have or are reasonably like to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have: (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

DESCRIPTION OF PROPERTY

Real Property

The Company owns no real property. It conducts all of its business from its 2,831 square foot leased facility in Herzliya, Israel and its 10,296 square foot leased facility in Vancouver, Canada where it conducts its research and development of coronary stents and stent delivery systems and its in-house manufacturing fully equipped for stent laser cutting, electropolishing and quality assurance and equipped with adequate clean room environment, stent coating, drug loading, final assembling, packaging and warehousing facilities.

These facilities carry potential capability of producing up to 25,000 laser cut stents per annum once the system is fully operational. These manufacturing facilities are presently dedicated to production for research and development and for limited manufacturing for clinical trial purposes, and can be employed for first commercial production at such time, if ever, as the Company successfully acquires product certification and permits allowing for the sale of the MIVI stent on target markets. The leases on the manufacturing facilities in Canada and Israel extend through December 2010 and November 2006, respectively, at an aggregate cost of $10,880 per month.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following services were provided by related parties. These transactions, recorded at exchange amounts agreed to by all parties, were as follows:

During the three month period ended August 31, 2006, the Company paid or accrued $210,296 (2005 - $194,275) of management and consulting fees to 4 directors and an officer of the Company. Of this amount, $55,079 (2005 - $47,900) was charged to research and development. Included in accounts payable is $nil (2005 - $7,607).

During the year ended May 31, 2006, the Company paid or accrued $757,859 (2005 - $445,904) of management and consulting fees to four directors and officers of the Company. Of this amount, $201,987 (2005 - $158,718) was charged to research and development expense. Included in accounts payable at May 31, 2006 is $9,106 (2005 - $nil) due to these parties.

As of May 31, 2005, $17,500 was due from the Chief Financial Officer of the Company. This amount was repaid in full during the current fiscal year.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

OTCBB

Shares of our common stock are quoted on the OTCBB under the symbol "MIVT". Our common stock is also quoted on each of the Munich and Frankfurt stock exchanges under symbols "MIV.MU" and "MIV.F", respectively. The following table indicates the high and low bid prices of our common stock during the periods indicated on the OTCBB:

Quarter Ended	High Bid	Low Bid
August 31, 2006	$0.91	$0.50
May 31, 2006	$1.10	$0.60
February 28, 2006	$1.45	$0.66
November 30, 2005	$1.74	$0.97
August 31, 2005	$1.75	$0.48
May 31, 2005	$0.63	$0.30
February 28, 2005	$0.30	$0.19
November 30, 2004	$0.35	$0.21
August 31, 2004	$0.52	$0.18
May 31, 2004	$0.81	$0.29
February 29, 2004	$0.65	$0.28
November 30, 2003	$0.69	$0.39
August 31, 2003	$0.92	$0.30

The source of the high and low bid information is the OTCBB. The market quotations provided reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

Penny Stock

Our common stock is considered "penny stocks" under the rules the SEC under the Exchange Act. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or quotation system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with: (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgement of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitably statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, if our common stock becomes subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Common Shares

As at December 18, 2006, we had approximately 460 registered holders of our common stock.

Dividends

There are no restrictions in our Articles or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

  we would not be able to pay our debts as they become due in the usual course of business; or

  our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

EXECUTIVE COMPENSATION

Summary Compensation Table

Section 16(a) of the Exchange Act requires the Registrant's officers and directors, and persons who own more than 10% of a registered class of the Registrant's equity securities, to file reports of ownership and changes in ownership of equity securities of the Registrant with the SEC and NASDAQ. Officers, directors and greater than 10% shareholders are required by the SEC regulation to furnish the Registrant with copies of all Section 16(a) that they file.

Some of the officers and directors of the Company will not devote more than a portion of their time to the affairs of the Company. There will be occasions when the time requirements of the Company's business conflict with the demands of their other business and investment activities. Such conflict may require that the company attempt to employ additional personnel. There is no assurance that the services of such persons will be available or that they can be obtained upon terms favorable to the Company.

The following table sets forth compensation information as to each of our executive officers for the past three fiscal years. Messrs. Lindsay, McGowan, Kotadia, Shimon and Rajtar earned more than $100,000 during our most recently completed fiscal year. No other compensation was paid to any such officer or directors other than the cash and stock option compensation set forth below.

	Annual Compensation				Long-Term Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying / Options (#)
Alan P. Lindsay Chairman and CEO	2006	233,393	-	-	-	3,800,000 (1)
	2005	185,244	-	-	-	500,000
	2004	161,051	-	-	-	200,000
Dhirajlal Kotadia (2) Co-Chairman of the Board Managing Director for International Operations	2006	153,998	-	-	-	1,200,000
	2005	-	-	-	-	-
	2004	-	-	-	-	-
Mark Landy President and Director	2006	38,000	-	-	-	5,000,000 (3)
	2005	-	-	-	-	800,000 warrants (4)
	2004	-	-	-	-	-
Patrick A. McGowan CFO, Executive VP Secretary and Director	2006	130,481	-	-	-	200,000
	2005	101,941	-	-	-	400,000
	2004	85,920	-	-	-	100,000
Dr. Daniel Savard Director	2006	-	-	-	-	150,000
	2005	-	-	-	-	-
	2004	-	-	-	-	-
Dr. Dov Shimon Director Chief Medical Officer	2006	133,100	-	-	-	400,000
	2005	101,000	-	-	-	500,000
	2004	-	-	-	-	-
Dr. Tom Troczynski Vice President of Coatings	2006	68,887	-	-	-	500,000 warrants(5)
	2005	57,718	-	-	-	-
	2004	52,967	-	-	-	100,000
Arc Rajtar Chief Technology Officer (MIVI)	2006	114,820	-	-	-	-
	2005	89,681	-	-	-	300,000
	2004	69,122	-	-	-	50,000

    Of the 3,800,000 options granted to Mr. Lindsay during the fiscal year ended May 31, 2006, 2,000,000 vested immediately, 600,000 vested on June 30, 2006, 600,000 vested on September 30, 2006 and 600,000 shall vest on December 31, 2006.

    Dhirajlal Kotadia resigned as an officer and director of the Company on February 16, 2006.

    The 5,000,000 options were granted to Simba Biomed Ventures Partners LLC which is 100% owned by Mr. Landy. Of the 5,000,000 options, 2,500,000 vested immediately and the other 2,500,000 vest monthly over a period of 30 months from May 17, 2006.

    The 800,000 warrants were granted to Simba Enterprises LLC which is 100% owned by Mr. Landy's wife.

    These warrants were exercised on July 19, 2006 and the shares were issued on October 20, 2006.

Stock Option Grants

The following table sets forth information with respect to stock options granted to directors and officers, including our named executive officers, for our fiscal year ended May 31, 2006.

Option/SAR Grants in Last Fiscal Year (Individual Grants)
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees	Exercise Price (per Share)	Expiration Date
Alan P. Lindsay(1)	3,800,000	34%	$0.40	5/17/2011
Dhirajlal Kotadia(2)	1,200,000	11%	$0.20	6/30/2010
Mark Landy(3)	5,000,000	45%	$0.60	5/17/2011
Patrick A. McGowan	200,000	2%	$0.60	5/17/2011
Arc Rajtar	Nil	Nil	Nil	Nil
Dr. Daniel Savard	150,000	1%	$0.75	4/24/2011
Dr. Dov Shimon	200,000 200,000	2% 2%	$0.30 $0.60	6/13/2010 5/17/2011
Dr. Tom Troczynski	500,000 Warrants(4)	10%	$0.01	4/24/2016

  Of the 3,800,000 options granted to Mr. Lindsay during the fiscal year ended May 31, 2006, 2,000,000 vested immediately, 600,000 vested on June 30, 2006, 600,000 vested on September 30, 2006 and 600,000 shall vest on December 31, 2006.

  Dhirajlal Kotadia resigned as an officer and director of the Company on February 16, 2006. Of these options, 600,000 have been exercised and the remainder have been terminated.

  The 5,000,000 options were granted to Simba Biomed Ventures Partners LLC which is 100% owned by Mr. Landy. Of the 5,000,000 options, 2,500,000 vested immediately and the other 2,500,000 vest monthly over a period of 30 months from May 17, 2006.

  These warrants were exercised on July 19, 2006 and the shares were issued on October 20, 2006.

Exercises of Stock Options and Year-End Option Values

The following is a summary of the share purchase options exercised by our directors and officers, including our named executive officers since June 1, 2004 and options held by them as of December 18, 2006.

Aggregated Option/SAR Exercises during the Last Financial Year End and Financial Year-End Option/SAR Values
Name (#)	Common Shares Acquired on Exercise	Value Realized ($)	Unexercised Options at Financial Year-End (#) exercisable/ unexercisable (1)	Value of Unexercised In-The-Money Options/SARs at Financial Year-End ($) exercisable/ unexercisable (1)(2)
Alan P. Lindsay(2)	N/A	N/A	5,000,000/-	1,773,000/-
Dhirajlal Kotadia(3)	600,000	N/A	N/A	N/A
Mark Landy	N/A	N/A	3,366,667/1,833,333 Options 800,000/0 Warrants(4)	-/- 240,000/-
Patrick A. McGowan	N/A	N/A	1,200,000/-	203,000/-
Dr. Tom Troczynski	N/A	N/A	200,000/-	60,000/-
Arc Rajtar	N/A	N/A	500,000/-	115,500/-

Aggregated Option/SAR Exercises during the Last Financial Year End and Financial Year-End Option/SAR Values
Name (#)	Common Shares Acquired on Exercise	Value Realized ($)	Unexercised Options at Financial Year-End (#) exercisable/ unexercisable (1)	Value of Unexercised In-The-Money Options/SARs at Financial Year-End ($) exercisable/ unexercisable (1)(2)
Dr. Daniel Savard	N/A	N/A	400,000/-	21,000/-
Dr. Dov Shimon	N/A	N/A	900,000/-	210,000/-

  Includes options or warrants exercisable within 60 days from December 18, 2006.

  The closing price of the Company's shares on December 18, 2006 was $0.50.

  Dhirajlal Kotadia resigned as an officer and director of the Company on February 16, 2006.

  The 800,000 warrants were granted to Simba Enterprises LLC which is 100% owned by Mr. Landy's wife.

Long-Term Incentive Plans

We do not have any long-term incentive plans, pension plans, or similar compensatory plans for our directors or executive officers.

Employment Contracts

The Company entered into a Development Services Agreement with Alan Lindsay and Associates Ltd. (the "Consultant") dated March 1, 2005. Pursuant to the Agreement the Company agrees to retain the Consultant, and through the Consultant Mr. Lindsay, to provide development and financing services as may be necessary and determined by the Company to both develop and finance the Company's technology and business. The term of the agreement is five years commencing March 1, 2005 and expiring on March 1, 2010.

The Company entered into a Management Services Agreement with Simba Biomed Venture Partners LLC dated March 29, 2006. Pursuant to the agreement the Company has agreed to retain such company, and, through such company, Dr. Landy, to provide management and consulting services as may be necessary and determined by the Company to both develop and commercialize the Company's technology and business. The term of the agreement is four years commencing March 29, 2006 and expiring on March 29, 2010.

The Company entered into an Executive Employment Agreement with Mr. Patrick McGowan dated January 1, 2005. Pursuant to the Agreement, the Company will employ Mr. McGowan in an executive capacity, commenced on January 1, 2005 and will continue until May 1, 2007.

The Company entered into a Consulting Services Agreement with Dr. Dov Shimon dated May 1, 2005. Pursuant to the Agreement, Dr. Shimon will work as a consultant to the Company. The term of the Agreement is 36 months commencing May 1, 2005 and expiring on May 1, 2008.

On November 18, 2004, the Company entered into a Letter of Engagement with Trilogy Capital Partners, Inc. to develop and implement a proactive marketing program to increase public awareness of the Company, and to generate a significant increase in liquidity and market capitalization. Pursuant to the Agreement, Trilogy will receive a fee of $10,000 per month and the Company will issue to Trilogy an aggregate of 2,750,000 warrants. The warrants will have a term of three years with an exercise price of $0.50 per share and include piggyback and demand rights to the next registration statement filed by the Company. The term of the agreement was 12 months, commencing November 18, 2004. On July 1, 2005, the Company entered into an Amendment to the Letter of Engagement with Trilogy Capital Partners, Inc., extending the term of the original agreement to June 30, 2006. The Agreement has now been extended for a further year ending on June 30, 2007.

On September 22, 2005, the Company entered into an Industrial Lease with Investors Group Trust Co. Ltd. as Trustee Investors Real Property Fund under which the Company will lease 10,296 square feet with monthly Minimum rent of $8,207 for a term of five years commenting on January 1, 2006.

FINANCIAL STATEMENTS

The following consolidated financial statements of MIV listed below are included with this prospectus. These consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States and are expressed in U.S. dollars.
Audited Consolidated Financial Statements for the Year Ended May 31, 2006	Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of May 31, 2006 and 2005	F-3
Consolidated Statements of Operations for the years ended May 31, 2006 and 2005 and for the period from inception (January 20, 1999) to May 31, 2006	F-4
Consolidated Statements of Stockholders' Equity (Deficit) for the period from inception (January 20, 1999) to May 31, 2006	F-5
Consolidated Statements of Cash Flows for the years ended May 31, 2006 and 2005 and for the period from inception (January 20, 1999) to May 31, 2006	F-11
Notes to Consolidated Financial Statements	F-12
Audited Consolidated Financial Statements for the Year Ended May 31, 2005	Page
Reports of Independent Registered Public Accounting Firms	F-34
Consolidated Balance Sheets, May 31, 2005 and 2004	F-37
Consolidated Statements of Stockholders' Equity (Deficit) for the period from inception (January 20, 1999) to May 31, 2005	F-38
Consolidated Statements of Operations for the years ended May 31, 2005 and 2004 and for the period from inception (January 20, 1999) to May 31, 2005	F-43
Consolidated Statements of Cash Flows for the years ended May 31, 2005 and 2004 and for the period from inception (January 20, 1999) to May 31, 2005	F-44
Notes to Consolidated Financial Statements	F-45
Unaudited Interim Consolidated Financial Statements for the Three Months Ended August 31, 2006	Page
Consolidated Balance Sheets as of August 31, 2006 (Unaudited) and May 31, 2006	F-69
Consolidated Statements of Operations for the three months ended August 31, 2006 and 2005 and for the period from inception (January 20, 1999) to August 31, 2006 (Unaudited)	F-70
Consolidated Statement of Stockholders Equity as of August 31, 2006	F-71

Consolidated Statements of Cash Flows for the three months ended August 31, 2006 and 2005 and for the period from inception (January 20, 1999) to August 31, 2006 (Unaudited)	F-72
Notes to Interim Consolidated Financial Statements (Unaudited)	F-73

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On June 6, 2006, our Board of Directors approved the engagement of Dale Matheson Carr-Hilton LaBonte, Chartered Accountants, of Suite 1500 - 1140 West Pender Street, Vancouver, B.C., Canada, V6E 4G1, as our principal independent accountant, and dismissed Ernst & Young LLP, Chartered Accountants, as principal independent accountants.

The Company decided not to reappoint Ernst & Young LLP as auditors and informed them of their dismissal on June 5, 2006. The decision to change accountants was approved by the Company's Board of Directors.

Ernst & Young LLP's report on the Company's consolidated financial statements for the fiscal year ended May 31, 2005 did not contain an adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles, except as indicated in the following paragraph.

Ernst & Young LLP's report on the consolidated financial statements of the Company for the fiscal year ended May 31, 2005 contained an explanatory paragraph with respect to the restatement of certain information and regarding uncertainty as to the Company's ability to continue as a going concern.

In connection with the audit of the fiscal year ended May 31, 2005 and for any subsequent interim period preceding the change, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Ernst & Young LLP would have caused them to make reference thereto in their report on the financial statements for such year.

In connection with the audit of the fiscal year ended May 31, 2005 and through the subsequent interim period preceding the change, there have been no reportable events as defined in paragraphs (a)(1)(iv)(A) through (D) of Item 304 of Regulation S-B.

At the time of our decision to replace Ernst & Young LLP with Dale Matheson Carr-Hilton LaBonte, we had not consulted Dale Matheson Carr-Hilton LaBonte on the application of accounting principles to a specific completed or contemplated transaction, or on the type of audit opinion that might be rendered on our financial statements, and neither written nor oral advice was then provided by Dale Matheson Carr-Hilton LaBonte that was an important factor considered by our company in reaching any decision as to accounting, auditing or financial reporting issues.

On May 28, 2004, our Board of Directors approved and authorized the engagement of Moore Stephens Ellis Foster Ltd., Chartered Accountants, as our principal independent accountant and replaced Morgan & Company. Moore Stephens Ellis Foster Ltd. was our principal independent accountant for the fiscal year ended May 31, 2004.

During the two fiscal years ended May 31, 2003 and any subsequent interim period, there were no disagreements with Morgan & Company, which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Morgan & Company would have caused Morgan & Company to make reference to the subject matter of the disagreements in connection with its reports. Morgan & Company as our principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to our financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles. The audit opinions were modified to contain a going concern qualification during our two most recent fiscal years.

Moore Stephens Ellis Foster Ltd. was our principal independent accountant from May 29, 2004 to May 3, 2005. On May 3, 2005, Moore Stephens Ellis Foster Ltd. entered into a transaction with Ernst & Young LLP (Canada) under which certain assets of Moore Stephens Ellis Foster Ltd. were sold to Ernst & Young LLP and the professional staff and partners of Moore Stephens Ellis Foster Ltd. joined Ernst & Young LLP either as employees or partners of Ernst & Young LLP and carried on their practice as members of Ernst & Young LLP. Subsequent to the transaction, Moore Stephens Ellis Foster Ltd. was dismissed as the auditor and Ernst & Young LLP was appointed as our independent auditor.

Moore Stephens Ellis Foster Ltd.'s report on the Company's consolidated financial statements for the year ended May 31, 2004, did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles except Moore Stephen Ellis Foster Ltd.'s report notes that the Company has incurred significant recurring net loses which raise substantial doubt about the Company's ability to continue as a going concern.

During the period covered by the report of Moore Stephens Ellis Foster Ltd. and up to the effective date of appointment, the Company had no disagreements with Moore Stephens Ellis Foster Ltd., whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Moore Stephens Ellis Foster Ltd., would have cause Moore Stephens Ellis Foster Ltd. to make reference to the subject matter of the disagreement in connection with its reports.

During the Company's previous two fiscal years and up to the effective date of resignation the Company did not consult with Ernst & Young LLP regarding any of the items described under Item 304(a)(1)(iv)(B), Item 304(a)(2) or Item 304(b) of Regulation S-B.

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Financial Statements

May 31, 2006 and 2005

Index

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Stockholders' Equity (Deficit)
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of MIV Therapeutics, Inc.:

We have audited the accompanying consolidated balance sheet of MIV Therapeutics, Inc. (a development stage company) as of May 31, 2006 and the consolidated statements of operations, stockholders' equity, and cash flows for the year then ended and the cumulative period from January 20, 1999 (inception) to May 31, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements as of May 31, 2005 and for the period from January 20, 1999 (inception) to May 31, 2005 were audited by other auditors whose report dated August 18, 2005, except for notes 15 and 6(d) to those financial statements which were dated October 20, 2005, expressed an unqualified opinion on those financial statements. The consolidated financial statements for the period January 20, 1999 (inception) to May 31, 2005 reflect a total net loss of $22,033,109 of the related cumulative totals. Our opinion, insofar as it relates to amounts included for such prior periods, is based solely on the reports of such other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audit and the reports of other auditors, these consolidated financial statements present fairly, in all material respects, the financial position of the MIV Therapeutics, Inc. as of May 31, 2006 and the results of its operations and its cash flows and the changes in stockholders' equity for the year then ended and for the period from January 20, 1999 (inception) to May 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, to date the Company has reported losses since inception from operations and requires additional funds to meet its obligations and fund the costs of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Dale Matheson Carr-Hilton LaBonte
CHARTERED ACCOUNTANTS

Vancouver, Canada
July 14, 2006

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Balance Sheets
May 31, 2006 and 2005
		2006	2005

ASSETS
Current assets
Cash and cash equivalents		$1,573,822	$492,709
Accounts receivable		56,902	33,742
Due from related party (Note 7)		-	17,500
Prepaid expenses and deposits		84,365	41,139
Total current assets		1,715,089	585,090
Project acquisition costs (Note 6)		-	53,426
Property and equipment, net (Note 4)		338,786	222,689
Total assets		$2,053,875	$861,205

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
Current liabilities
Accounts payable and other payables (Note 7)		$185,624	$307,369
Convertible debentures (Note 5)		-	756,080
Deferred lease inducement - current portion (Note 9)		8,081	-
Total current liabilities		193,705	1,063,449

Deferred lease inducement (Note 9)		27,609	-

Total liabilities		$221,314	1,063,449

Commitments and contingencies (Note 9)

Stockholders' Equity (Deficit)
Common stock (Note 5)
Authorized:
140,000,000	common shares with a par value of $0.001
20,000,000	preferred shares with a par value of $0.001
Issued and outstanding:
68,359,964	common shares at May 31, 2006 and
50,517,020	common shares at May 31, 2005	68,360	50,517
Additional paid-in capital		33,214,382	22,383,581
Deferred compensation		(199,569)	(556,138)
Common stock issuable (Note 3 (a))		74,000	139,000
Deficit accumulated during the development stage		(31,127,944)	(22,033,109)
Accumulated other comprehensive loss		(196,668)	(186,095)
Total stockholders' equity (deficit)		1,832,561	(202,244)
Total liabilities and stockholders' equity		$2,053,875	$861,205
The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Operations
Years Ended May 31, 2006 and 2005
	Period
	from
	inception
	(January 20
	1999) to
	May 31,
	2006	2006	2005

Expenses
General and administrative (Notes 7 and 10)	$16,233,079	$5,149,369	$2,619,524
Research and development	8,013,416	2,702,651	1,523,166
Stock-based compensation	4,313,837	1,079,143	155,978
Depreciation	898,496	143,754	176,453
Interest expense and finance fees (Note 5(b))	925,514	87,037	-
Licenses acquired charged to operations	479,780	-	-
Finance cost on convertible debentures	382,307	-	382,307
Purchased in-process research and development	2,205,013	-	1,701,585

	33,451,442	9,161,954	6,559,013

Loss from operations	(33,451,442)	(9,161,954)	(6,559,013)

Gain on extinguishment of debt	462,249	-	-

Interest income	137,439	82,511	5,161

Gain (loss) on foreign exchange	73,323	(15,392)	(55,030)

Loss for the year before minority interest	(32,778,431)	(9,094,835)	(6,608,882)

Minority interest share of loss	806,310	-	-

Net loss	$(31,972,121)	$(9,094,835)	$(6,608,882)

Loss per common share
- basic and diluted	$(1.23)	$(0.14)	$(0.15)
Weighted average number of common
shares outstanding
- basic and diluted	25,987,683	63,454,536	42,881,975
The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from Inception (January 20, 1999) to May 31, 2006
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	Deficit
		$	$	$	$	$	$	$
Balance, January 20, 1999	-	-	-	-	-	-	-	-
Issuance of common stock for cash	12,217,140	12,217	920,826	-	-	-	-	933,043
Common shares issuable pursuant
to anti-dilution provision	-	-	-	-	45,676	-	-	45,676
Comprehensive income (loss):
Net loss	-	-	-	-	-	-	(179,544)	(179,544)

Balance, May 31, 1999	12,217,140	12,217	920,826	-	45,676	-	(179,544)	799,175
Issuance of common stock:								-
- for cash	828,350	828	693,392	-	-	-	-	694,220
- for services rendered	420,000	420	287,700	-	-	-	-	288,120
- for settlement of agreement	99,500	100	68,157	-	-	-	-	68,257
Common shares issuable pursuant
to anti-dilution provision	-	-	-	-	210,487	-	-	210,487
Subscriptions received	-	-	-	-	249,800	-	-	249,800
Stock options granted	-	-	54,600	(54,600)	-	-	-	-
Amortization of stock-based
compensation	-	-	-	23,780	-	-	-	23,780
Comprehensive loss:
Foreign currency translation adjustment	-	-	-	-	-	(731)	-	(731)
Net loss	-	-	-	-	-	-	(1,602,492)	(1,602,492)

Balance, May 31, 2000	13,564,990	13,565	2,024,675	(30,820)	505,963	(731)	(1,782,036)	730,616

The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from Inception (January 20, 1999) to May 31, 2006
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	(Deficit)
		$	$	$	$	$	$	$
Balance, May 31, 2000	13,564,990	13,565	2,024,675	(30,820)	505,963	(731)	(1,782,036)	730,616
Issuance of common stock:
- for cash	1,865,000	1,865	1,660,235	-	-	-	-	1,662,100
- for settlement of agreement	62,000	62	42,470	-	-	-	-	42,532
- for conversion of subscription
receivable	269,800	270	249,530	-	(249,800)	-	-	-
Common shares issuable	-	-	-	-	53,100	-	-	53,100
Subscriptions received	-	-	-	-	57,825	-	-	57,825
Stock options granted	-	-	112,600	-	-	-	-	112,600
Common shares issuable pursuant
to anti-dilution provision	-	-	-	-	25,147	-	-	25,147
Amortization of stock-based compensation	-	-	-	20,183	-	-	-	20,183
Beneficial conversion on related party loan	-	-	850,000	-	-	-	-	850,000
Comprehensive income:
Foreign currency translation adjustment	-		-	-	-	30,027	-	30,027
Net loss	-		-	-	-	-	(3,911,601)	(3,911,601)
								-
Balance prior to recapitalization	15,761,790	15,762	4,939,510	(10,637)	392,235	29,296	(5,693,637)	(327,471)
Minority interest of M-I Vascular
Innovations, Inc.	(6,751,790)	(6,752)	(1,906,150)	-	(392,235)	-	1,744,526	(560,611)

Total relating to final M-I Vascular
Innovations, Inc., May 15, 2001	9,010,000	9,010	3,033,360	(10,637)	-	29,296	(3,949,111)	(888,082)
DBS Holdings, Inc. (MIV Therapeutics,
Inc.) shareholders at May 15, 2001	11,085,500	11,086	150,104	-	-	-	(193,910)	(32,720)
Share redemption pursuant to share
exchange and financial agreement	(5,500,000)	(5,500)	(150,104)	-	-	-	(64,396)	(220,000)
Subscriptions received	-	-	-	-	1,070,000	-	-	1,070,000

Balance, May 31, 2001	14,595,500	14,596	3,033,360	(10,637)	1,070,000	29,296	(4,207,417)	(70,802)

The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from Inception (January 20, 1999) to May 31, 2006
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	(Deficit)
		$	$	$	$	$	$	$
Balance, May 31, 2001	14,595,500	14,596	3,033,360	(10,637)	1,070,000	29,296	(4,207,417)	(70,802)
Issuance of common stock:
- for subscription received	713,333	713	1,069,287	-	(1,070,000)	-	-	-
- for cash	35,000	35	52,465	-	-	-	-	52,500
- for settlement of related party loan	1,133,333	1,133	848,867	-	-	-	-	850,000
- for finders' fees	113,334	113	236,755	-	-	-	-	236,868
- for services rendered	75,000	75	164,925	-	-	-	-	165,000
Stock option granted	-	-	2,552,073	(322,439)	-	-	-	2,229,634
Amortization of stock-based
compensation	-	-	-	248,331	-	-	-	248,331
Subscriptions received	-	-	-	-	256,066	-	-	256,066
Comprehensive income (loss):
Foreign currency translation adjustment	-	-	-	-	-	(56,211)	-	(56,211)
Net loss	-	-	-	-	-	-	(3,929,466)	(3,929,466)
Balance, May 31, 2002	16,665,500	16,665	7,957,732	(84,745)	256,066	(26,915)	(8,136,883)	(18,080)
Issuance of common stock:
- for cash	2,452,523	2,453	892,305	-	-	-	-	894,758
- for services rendered	1,789,777	1,790	538,251	(13,333)	-	-	-	526,708
- for license fee	750,000	750	248,677	-	-	-	-	249,427
- for subscriptions received	640,165	640	193,499	-	(256,066)	-	-	(61,927)
- for settlement of debt	235,294	235	110,600	-	-	-	-	110,835
- in exchange of M-I shares	2,043,788	2,044	639,299	-	-	-	(642,042)	(699)
Stock option granted	-	-	257,032	(5,975)	-	-	-	251,057
Subscriptions received	-	-	-	-	31,244	-	-	31,244
Warrants issued for services	-	-	659,673	(29,341)	-	-	-	630,332
Amortization of stock-based								-
compensation	-	-	-	84,745	-	-	-	84,745
Comprehensive income (loss):
Foreign currency translation adjustment	-	-	-	-	-	(24,834)	-	(24,834)
Net loss	-	-	-	-	-	-	(3,173,411)	(3,173,411)
Balance, May 31, 2003	24,577,047	24,577	11,497,068	(48,649)	31,244	(51,749)	(11,952,336)	(499,845)

The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from Inception (January 20, 1999) to May 31, 2006
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	(Deficit)
		$	$	$	$	$	$	$

Balance, May 31, 2003	24,577,047	24,577	11,497,068	(48,649)	31,244	(51,749)	(11,952,336)	(499,845)
Issuance of common stock:
- for private placements and
subscriptions	9,423,079	9,423	3,558,439	-	(31,244)	-	-	3,536,618
- for services	2,394,456	2,395	1,145,731	(525,750)	-	-	-	622,376
- for settlement of debt	100,000	100	11,900	-	-	-	-	12,000
- in exchange of M-I shares	1,398,411	1,398	502,030	-	-	-		503,428
- for warrants exercised	2,100,000	2,100	408,900	-	-	-	-	411,000
- for options exercised	100,000	100	33,400	-	-	-	-	33,500
Stock option granted to consultants	-	-	59,976	-	-	-	-	59,976
Warrants issued for services			814,798	(505,938)				308,860
Amortization of deferred compensation	-	-	-	889,962	-	-	-	889,962
Comprehensive income (loss):
Foreign currency translation adjustment	-	-	-	-	-	(110,366)	-	(110,366)
Net loss	-	-	-	-	-	-	(3,471,891)	(3,471,891)

Balance, May 31, 2004	40,092,993	40,093	18,032,242	(190,375)	-	(162,115)	(15,424,227)	2,295,618

The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from Inception (January 20, 1999) to May 31, 2006
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	(Deficit)
		$	$	$	$	$	$	$

Balance, May 31, 2004	40,092,993	40,093	18,032,242	(190,375)	-	(162,115)	(15,424,227)	2,295,618
Issuance of common stock:
- for share subscriptions	904,215	904	217,499	-	-	-	-	218,403
- for exercise of warrants	2,320,710	2,321	605,064	-	-	-	-	607,385
- for exercise of options	75,000	75	22,425	-	-	-	-	22,500
- for services	1,904,703	1,905	543,123	(194,968)	74,000	-	-	424,060
- for finder's fee on private placements
completed in prior year	10,000	10	(10)	-	-	-	-	-
- in exchange of M-I shares (Note 9)	3,209,399	3,209	613,376	-	-	-	-	616,585
- for acquisition of SagaX (Note 9)	2,000,000	2,000	938,000	-	65,000	-	-	1,005,000
Fair value of warrants attached to Convertible debentures	-	-	48,920	-	-	-	-	48,920
Warrants issued for services	-	-	917,164	(917,164)	-	-	-	-
Stock options granted	-	-	155,978	-	-	-	-	155,978
Amortization of deferred compensation	-	-	-	746,369	-	-	-	746,369
Beneficial conversion feature of convertible debentures	-	-	289,800	-	-	-		289,800
Comprehensive income (loss):
Foreign currency translation adjustment	-	-	-	-	-	(23,980)	-	(23,980)
Net loss	-	-	-	-	-	-	(6,608,882)	(6,608,882)

Balance, May 31, 2005	50,517,020	50,517	22,383,581	(556,138)	139,000	(186,095)	(22,033,109)	(202,244)

The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from Inception (January 20, 1999) to May 31, 2006
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	(Deficit)
		$	$	$	$	$	$	$

Balance, May 31, 2005	50,517,020	50,517	22,383,581	(556,138)	139,000	(186,095)	(22,033,109)	(202,244)
Issuance of common stock:
- for share subscriptions - Reg-S	1,704,689	1,705	668,390	50,000	-	-	-	720,095
- Private placement	7,649,763	7,650	3,452,600	-	-	-	-	3,460,250
- for exercise of warrants	3,680,444	3,680	1,808,577	-	-	-	-	1,812,257
- for exercise of options	747,723	748	151,252	-	-	-	-	152,000
- for convertible debentures exercised	3,158,920	3,159	737,651	-	-	-	-	740,810
- for services	901,405	901	670,681	(153,265)	(65,000)	-	-	453,317
Warrants issued for services	-	-	1,298,856	(1,298,856)	-	-	-	-
Warrants issued for license agreement	-	-	768,807	-	-	-	-	768,807
Fair value of extended warrants	-	-	194,844	-	-	-	-	194,844
Stock options granted	-	-	1,079,143	-	-	-	-	1,079,143
Amortization of deferred compensation	-	-	-	1,758,690	-	-	-	1,758,690
Comprehensive income (loss):
Foreign currency translation adjustment	-	-	-	-	-	(10,573)	-	(10,573)
Net loss	-	-	-	-	-	-	(9,094,835)	(9,094,835)

Balance, May 31, 2006	68,359,964	68,360	33,214,382	(199,569)	74,000	(196,668)	(31,127,944)	1,832,561

The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Cash Flows
Years Ended May 31, 2006 and 2005
	Period from
	inception
	(January 20
	1999) to
	May 31,
	2006	2006	2005

Cash flows from operating activities
Net loss	$(31,972,121)	$(9,094,835)	$(6,608,882)
Adjustments to reconcile net loss to
net cash used in operating activities:
Stock-based compensation	7,708,858	2,837,833	902,347
Stock issued for other than cash	5,265,736	1,222,124	424,060
Interest expense on related party loan	850,000	-	-
Interest expense on convertible debentures	34,730	34,730	-
Fair value of extended warrants	194,844	194,844	-
Depreciation	898,496	143,754	176,453
Leasehold improvements written down	13,300	-	-
Project acquisition costs	-	53,426	(53,426)
Purchased in-process research and development	2,125,013	-	1,621,585
Intangible asset impairment	150,000	-	-
Gain on extinguishment of debt	(462,249)	-	-
Provision for bad debt	160,000	-	-
Beneficial conversion feature on convertible debenture (Note 7)	289,800	-	289,800
Minority interest	(806,310)	-	-
Changes in operating assets and liabilities:
Accounts receivable	(217,153)	(23,160)	(20,406)
Due from related party	-	17,500	(17,500)
Prepaid expenses and deposits	(84,923)	(43,226)	213,520
Accounts payable and other payables	244,166	(86,055)	136,498
Net cash used in operating activities	(15,607,813)	(4,743,065)	(2,935,951)

Cash flows from financing activities
Issuance of common stock, less share issuance costs	15,524,909	6,144,602	848,288
Due to related parties	850,000	-	(13,585)
Proceeds from (repayments of) convertible debentures (Note 7)	755,000	(50,000)	805,000
Cash acquired in reverse acquisition	13,824	-	-
Subscriptions received	1,357,310	-	-
Common stock redemption	(120,000)	-	-
Loan payable	500,000	-	-
Net cash provided by financing activities	18,881,043	6,094,602	1,639,703

Cash flows from investing activities
Acquisition of license	(200,000)	-	-
Purchase of property and equipment	(1,262,985)	(259,851)	(221,593)
Net cash used in investing activities	(1,462,985)	(259,851)	(221,593)
Foreign exchange effect on cash	(236,423)	(10,573)	(23,980)
Net increase (decrease) in cash and cash equivalents	1,573,822	1,081,113	(1,541,821)
Cash and cash equivalents, beginning of year	-	492,709	2,034,530
Cash and cash equivalents, end of year	$1,573,822	$1,573,822	$492,709

The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

1.        Basis of Presentation and Nature of Operations

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Since inception, MIV Therapeutics Inc. (the "Company") has suffered recurring losses, totaling $31,972,121 as of May 31, 2006. To date, management has been able to finance the operations through the issuance of common stock, and through related party loans, in order to meet its strategic objectives. Management plans to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all. Management expects to monitor and control the Company's operating costs to a minimum until cash is available through financing or operating activities. There are no assurances that the Company will be successful in achieving these plans. The Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The Company's ability to generate revenue primarily depends on its success in completing development and obtaining regulatory approvals for the commercialization of its stent technology. The Company's ability to obtain sufficient financing to continue the development of, and if successful, to commence the manufacture and sale of its products under development, if and when approved by the applicable regulatory agencies is uncertain. In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern. These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

Nature of Operations

The Company is a development stage enterprise involved in the research, manufacture and development of bio-compatible stent coatings for implantable medical devices and drug-delivery technologies.

On April 25, 2001, the Company executed a Share Exchange and Finance Agreement ("Agreement") with M-I Vascular Innovations, Inc. ("M-I") which is a development stage company incorporated in Delaware. At the time of the Agreement, the Company was a non-operating public company.

The Agreement closed effective as of May 15, 2001. As a consequence, control of the Company shifted from the shareholders of the Company to the founders of M-I. The change of control resulted from the combined effect of (I) a redemption of 5,500,000 of the common shares of the Company, and (ii) the issuance of 9,010,000 common shares by the Company in a one-for-one exchange for the shares of M-I held by its shareholders. As a result, the former shareholders of M-I obtained a majority interest in the Company.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

1.        Nature of Operations and Basis of Presentation (continued)

As the Company was a non-operating public company, the share exchange has been accounted for as a recapitalization of M-I and an issuance of shares by M-I to the shareholders of the Company. As not all M-I shareholders tendered their shares in the combination, these shares were treated as minority interest. In the same way, the value of warrants held by shareholders who did not agree to exchange their shares and the value of compensatory stock options issued by the Company was allocated to minority interest.

As at May 31, 2003, 2,043,788 common shares of the Company were exchanged on a one-for-one basis for shares of M-I. Accordingly, 2,043,788 common shares were added to the number of shares outstanding along with the par value of such shares, a pro-rated amount to additional paid-in capital and as the Company has a shareholders' deficiency, an amount to deficit to the extent of the amount added to common stock and additional paid-in capital.

As at May 31, 2004, 1,398,411 common shares of the Company were exchanged on a one-for-one basis for shares of M-I. Accordingly, 2,043,788 common shares were added to the number of shares outstanding along with the par value of such shares, a pro-rated amount to additional paid-in capital and as the Company has a shareholders' deficiency, an amount to deficit to the extent of the amount added to common stock and additional paid-in capital.

2.        Summary of Significant Accounting Policies

(a)      Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions which affect the reporting of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as of the dates of the financial statements and revenues and expenses during the reporting period. Significant estimates include amortization of property and equipment and an allowance account for deferred income taxes. Actual results could differ from these estimates.

(b)       Principle of Consolidation

The accompanying consolidated financial statements include the accounts of MIV Therapeutics Inc. (incorporated in Nevada, USA), 90% of M-I Vascular Innovations, Inc. (incorporated in Delaware, USA), its wholly-owned subsidiaries, MIVI Technologies, Inc. (incorporated in Yukon, Canada) and SagaX, Inc. (incorporated in Delaware, USA). All significant inter-company transactions and balances have been eliminated upon consolidation.

(c)       Development Stage

The Company's activities have primarily consisted of establishing facilities, recruiting personnel, conducting research and development, developing business and financial plans and raising capital. Accordingly, the Company is considered to be in the development stage.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

2.        Summary of Significant Accounting Policies (continued)

(d)       Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company occasionally maintains balances in a financial institution beyond the insured amount. As at May 31, 2006, the Company had deposits of $1,392,383 (2005 - $432,709) beyond the insured amount.

(e)       Property and Equipment

Property and equipment is recorded at cost. Depreciation is provided using the straight-line method over 3 to 14 years. Leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the term of the lease, whichever is shorter. Maintenance and repairs are expensed as incurred. Replacements and betterments are capitalized.

The Company evaluates the recoverability of property and equipment whenever events or changes in circumstances indicate that carrying amount of the asset may not be recovered. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by these assets to their respective carrying amounts. Management has determined that no permanent impairment has occurred as of May 31, 2006.

(f)       Research and Development Costs

Research and development costs are expensed in the period incurred. For the year ended May 31, 2006, $89,600 (2005 - $55,242) of research and development expense was included in stock-based compensation in the statement of operations.

(g)       Government Assistance and Other Subsidies

Government assistance and other subsidies are recorded as a reduction of the cost of the applicable assets or the related expenditures as determined by the terms and conditions of the agreement under which the assistance is provided to the Company.

(h)       Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

2.        Summary of Significant Accounting Policies (continued)

(i)       Foreign Currency Translation

The Company's primary operations are located in Canada, and its functional currency is the Canadian dollar. The financial statements of the subsidiaries have been translated using the current method whereby the assets and liabilities are translated at the year-end exchange rate, capital accounts at the historical exchange rate, and revenues and expenses at the average exchange rate for the period. Adjustments arising from the translation of the Company's subsidiary's financial statements are included as a separate component of shareholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

(j)       Financial Instruments and Concentration of Credit Risk

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgment, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities, and amounts due to and from related parties approximate their fair value because of the short-term nature of these instruments.

Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

The Company operates and incurs significant expenditures outside of the United States and is exposed to foreign currency risk between the Canadian and U.S dollars and the new Israel Shekel.

(k)       Earnings (Loss) Per Share

The Company computes loss per share in accordance with SFAS No. 128, "Earnings per Share" which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period including stock options and warrants, using the treasury method. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

2.        Summary of Significant Accounting Policies (continued)

(l)       Stock-Based Compensation

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation" established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The company has elected to remain on its current method of accounting as described above, and has adopted the pro forma disclosure requirements of SFAS No. 123.

The following table summarizes the weighted average assumptions used in the SFAS No. 123 calculation:

	2006	2005
Risk-free interest rate	3.50%	3.50%
Expected life (in years)	6 years	3 years
Expected volatility	66.66%	78.58%

The following table illustrates the effect on net loss and net loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation during the years ended May 31, 2006 and 2005:

	2006	2005

Net loss, as reported	$ (9,094,835)	$ (6,608,882)
Add: Stock-based employee compensation expense included in reported net loss	1,079,143	155,978
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(4,284,959)	(481,427)
Pro-forma net loss	$ (12,300,651)	$ (6,934,331)

Pro-forma basic and diluted net loss per share	$ (0.19)	$ (0.16)

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with SFAS No. 123 and the conclusions reached by the Emerging Issues Task Force ("EITF") in Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services". Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF No. 96-18.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

2.        Summary of Significant Accounting Policies (continued)

(m)       Comprehensive Loss

The Company adopted SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.

Comprehensive loss includes all changes in equity during the year except those resulting from investments by, or distribution to, shareholders. The Company's comprehensive loss consists solely of reported net losses and foreign currency translation adjustments.

(n)       Reclassifications

Certain amounts from prior years have been reclassified to conform to the current year presentation.

(o)       Recent Accounting Pronouncements

The Financial Accounting Standards Board ("FASB") has issued the following pronouncements:

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 12(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. SFAS 123(R) requires all share-based payments to be recognized in the financial statements based on their fair values using either a modified-prospective or modified-retrospective transition method. Prior to SFAS 123(R), only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins on or after April 1, 2006. The adoption of FASB No. 123(R) will have a material impact on the consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments-an amendment of FASB Statements No. 133 and 140", to simplify and make more consistent the accounting for certain financial instruments. SFAS No. 155 amends SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", to permit fair value remeasurement for any hybrid financial instrument with an embedded derivative that otherwise would require bifurcation, provided that the whole instrument is accounted for on a fair value basis. SFAS No. 155 amends SFAS No. 140, "Accounting for the Impairment or Disposal of Long-Lived Assets", to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 applies to all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

2.        Summary of Significant Accounting Policies (continued)

(o)       Recent Accounting Pronouncements (continued)

after September 15, 2006, with earlier application allowed. This standard is not expected to have a significant effect on the Company's future reported financial position or results of operations.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits for subsequent measurement using either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement No. 140. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. SFAS No. 156 is effective for an entity's first fiscal year beginning after September 15, 2006.  The adoption of this statement is not expected to have a significant effect on the Company's future reported financial position or results of operations

3.        Licenses

(a)     On February 1, 2003, the Company entered into two license agreements with the University of British Columbia ("UBC") which provides the Company with the worldwide right to use, develop and sublicense coating technology for stents and other medical devices.

In consideration of granting the licenses, the Company will pay UBC a royalty of 2.5% of related revenue and a royalty ranging from 10% or 15% of sublicense revenue depending upon the sublicensed technology. In addition, various minimum annual royalties, maintenance fees and milestone payments are payable over the period of development. The Company issued 750,000 common shares to UBC as part of the consideration for the grant of the rights.

The 750,000 common shares had a fair value of $187,500 and were issued and recorded as research and development expense in the year ended May 31, 2003.

On May 19, 2005, the Company signed an amendment to the existing license agreements to include some amendments in the definition of "Field of Use". Also, the royalty terms were amended from 2.5% to range from 2.5% to 5%, depending on the nature of the related revenue.

In consideration for the amendments, the Company agreed to issue 200,000 common shares which had a fair value of $74,000 at the time of the amendment. This amount was recorded as research and development expense during the year ended May 31, 2005. As of May 31, 2006, the shares had not been issued; however, the shares were subsequently issued in July 2006.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

3.        Licenses (continued)

(b)     On March 15, 2004, the Company entered into a collaborative research agreement with UBC to continue with exploratory research on coating technology for stents for a period from April 1, 2004 to March 31, 2006. During the period of the agreement, various milestone payments were made to UBC for the continuation of the research program, estimated to be approximately CDN$220,800 (USD$164,445). As at May 31, 2004, the Company had paid CDN$50,000 (USD$37,238) and charged the costs to research and development.

On October 28, 2004, the Company and UBC amended the existing collaborative research agreements and referred to it as Amendment No. 1 and 2.

In Amendment No. 1, the contract period of the existing collaborative agreement was changed to April 1, 2004 to November 30, 2004 and total costs to the Company were estimated at CDN$110,400 (USD$87,633). As at May 31, 2005, the Company had paid/accrued and recorded CDN$110,400 (USD$87,633) to research and development costs in accordance with Amendment No. 1.

In Amendment No. 2, the contract period, work plan and total costs of the existing collaborative agreement as amended by Amendment No. 1 were amended. The contract period was extended from December 1, 2004 to November 30, 2006 and total costs to the Company was estimated at CDN$400,400 (USD$317,828), being payable over the term of the Agreement at various stipulated intervals. As at May 31, 2006, the Company has paid CDN$301,000 (USD$256,214) for research and development costs in accordance with Amendment No. 2.

The Company obtained financial support of up to CDN$315,000 (USD$250,040) from the Industrial Research Assistance Program ("IRAP") from the National Research Council Canada. As at May 31, 2006, the Company had received CDN$185,391 (USD$157,806) from IRAP.

(c)     On May 19, 2005, the Company signed a letter of intent to negotiate a new license agreement for a new technology with UBC. The form and content will be similar to that of the license agreements entered into in February 2003 (in Note 3a above). Upon execution, the Company will issue 100,000 common shares to UBC. As at May 31, 2006, the new license agreement had not been executed and the related common shares have not been issued.

  Property and Equipment

	May 31, 2006
		Accumulated	Net Book
	Cost	Depreciation	Value
Furniture and fixtures	$62,077	$45,972	$16,105
Computer equipment	148,581	112,182	36,399
Laboratory equipment	990,414	704,132	286,232
Leasehold improvements	49,158	49,158	-
	$1,250,230	$911,444	$338,786

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

4.        Property and Equipment (continued)

	May 31, 2005
		Accumulated	Net Book
	Cost	Depreciation	Value
Furniture and fixtures	$41,297	$39,867	$1,430
Computer equipment	110,766	101,146	9,620
Laboratory equipment	789,158	577,519	211,639
Leasehold improvements	49,158	49,158	-
	$990,379	$767,690	$222,689

Depreciation expense for the year ended May 31, 2006 was $143,754 (2005 - $176,453).

5.        Stockholders' Equity

(a)       Common Stock

On January 19, 2006, the stockholders of the Company during its Annual General Meeting approved an increase in its authorized capital stock from 100,000,000 million shares of capital stock consisting of 80,000,000 common shares with par value of $0.001 per share and 20,000,000 preferred shares with par value of $0.001 per share to 160,000,000 of capital stock consisting of 140,000,000 common shares with par value of $0.001 per share and 20,000,000 preferred shares with par value of $0.001 per share.

(i)       In September 2003, the Company placed 6,000,000 common shares to a financial custodian acting as trustee pursuant to a listing of the Company's shares on the Frankfurt Stock Exchange. The Company is conducting a Regulation S ("Reg S") offering through the facilities of the Berlin Stock Exchange to raise capital in mainly German speaking countries. The trustee will receive a fee of 3% of the total number of the shares held in trust to be paid in equal installments of 30,000 common shares per month over a ten month period, assuming the maximum offering of up to 10,000,000 common shares are sold. The stocks may only be traded on German stock exchanges pursuant to Regulation S.

During the year ended May 31, 2006, a total of 1,704,689 Reg S shares were issued at a prices ranging from $0.30 to $0.51 per share for total net proceeds of $720,095 (net of agent's fees of $75,500). 200,000 shares were issued to a consultant as commission for services rendered.

As at May 31, 2006, 2,500,000 Reg S stocks were held in trust by the financial custodian.

(iii)     During the year ended May 31, 2006, the Company issued an aggregate of 901,405 common shares for consulting, research and development, legal and employee services with a fair value of $626,780 at the agreement dates and are being expensed over the period of completion of performance.

(iv)      During the year ended May 31, 2006, the Company issued 3,680,444 common shares pursuant to an exercise of stock purchase warrants for total proceeds of $1,812,257. Of these shares, 517,377 were exercised under the cashless option of the agreement.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

5.        Stockholders' Equity (continued)

(a)       Common Stock (continued)

(v)       During the year ended May 31, 2006, the Company issued 747,723 common shares pursuant to an exercise of stock purchase options for total proceeds of $152,000. Of these shares, 52,723 were exercised under the cashless option of the agreement.

(vi)      On October 4, 2005, the Company issued an aggregate of 3,158,920 common shares pursuant to an exercise of Senior Convertible Debentures (the "Debentures") issued by the Company in a private placement on March 15, 2005. The Debentures were exercised at a conversion price, as determined by the terms of the Debenture Agreement, of $0.25 per common share. The conversion was for an aggregate of $755,000 principal amount and $34,730 accrued interest due under the Debentures. The remaining $50,000, including accrued interest of $2,278, of Debentures was repaid in cash.

(vii)     On October 6, 2005, the Company completed a private placement of 95,238 units at a price of $1.05 per unit for total proceeds of $100,000. Each unit is comprised of one common share and one non-transferable share purchase warrant. Each warrant entitles the holder to purchase one common share for $1.55 per share for a period of two years from the date of grant.

The warrants had an estimated fair value of $64,208 using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes model were: volatility: 81.23%, discount rate: 5.25% and call option value: $0.67.

In connection with the private placement, the Company issued to the finder 9,524 units.

The warrants had an estimated fair value of $2,306 using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes model were: volatility: 87.29%, discount rate: 5.25% and call option value: $0.24.

(viii)     On August 11, 2005, the Company completed a private placement of 7,545,000 units at the price of $0.45 per unit for total net proceeds of $3,370,250.  Each unit is comprised of one common share together with one-half of one Series "A" non-transferable share purchase warrant (each a "Series A Warrant") and one-half of one Series "B" non-transferable share purchase warrant (each a "Series B Warrant"). Each whole Series A Warrant entitles the holder to purchase one common share at a price of $0.65 per share for a period which is the earlier of (i) 12 months from August 11, 2005 and (ii) six months commencing from the effective date of the Company's proposed "Registration Statement". Each whole Series B Warrant entitles the holder to purchase one common share at a price of $0.70 per share for the first 12 months, at a price of $0.85 per share for the next 6 months, and at a price of $1.00 per share thereafter. Series B Warrants are exercisable at the earlier of (i) 30 months from August 11, 2005 and (ii) 24 months commencing from the effective date of the Company's proposed "Registration Statement".

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

5.        Stockholders' Equity (continued)

(a)       Common Stock (continued)

In connection to the private placement, a finder's fee comprised of $25,000 in cash was paid and 62,500 Series A Warrants and Series B Warrants were issued. In a separate transaction, 39,994 units and 100,000 units were issued for legal fees and investor relations services, respectively. The 39,994 and 100,000 common shares have been included in Note 5(a)(iii).

The warrants related to this private placement, 7,684,995 in aggregate, had an estimated fair value of $2,245,749 based on the Black-Scholes option pricing model. The assumptions used in the Black-Scholes model were: volatility: 81.20% and 57.41% for Series A and B, respectively, discount rate: 5.25% for both Series A and B and call option value: $0.32 and $0.26 for Series A and B, respectively.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

5.        Stockholders' Equity (continued)

(b)       Warrants

The following table summarizes information about the warrants issued by the Company:

	Number of Shares	Weighted Average Exercise price

Balance, May 31, 2004	9,386,449	$ 0.60

Issued - convertible debentures	1,851,500	0.25
Issued - finders' fees	10,000	0.75
Issued - services rendered	5,270,000	0.32
Exercised	(2,310,710)	0.26
Expired	(7,043,220)	0.65

Balance, May 31, 2005 - Regular	7,164,019	0.45
Balance, May 31, 2005 - Series "A"	3,374,999	0.66
Balance, May 31, 2005 - Series "C"	674,997	0.66

Balance, May 31, 2005	11,214,015	0.53

Regular:
Issued - services rendered	5,050,000	0.43
Issued - private placement	95,238	1.55
Issued - finder's fee	9,524	1.55
Exercised	(1,599,290)	0.40
Expired	(30,000)	0.30
Series "A":
Issued - private placement	3,842,498	0.65
Issued - finder's fee	62,500	0.65
Exercised	(1,921,777)	0.66
Series "B":
Issued - private placement	3,842,498	0.70
Issued - finder's fee	62,500	0.70
Series "C":
Exercised	(445,692)	0.66

Balance, May 31, 2006 - Regular	10,689,491	0.46
Balance, May 31, 2006 - Series "A"	5,358,220	0.65
Balance, May 31, 2006 - Series "B"	3,904,998	0.70
Balance, May 31, 2006 - Series "C"	229,305	0.66

Balance, May 31, 2006	20,182,014	$ 0.55

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

5.        Stockholders' Equity (continued)

(b)       Warrants (continued)

During the year ended May 31, 2006, the Company issued 4,150,000 warrants for consulting services and 900,000 warrants for research and development services rendered to the Company. The warrants issued for consulting services have exercise prices ranging from $0.50 to $0.85 per share and the warrants issued for research and development services have an exercise price of $0.01. These warrants had an estimated fair value of $2,067,663 based on the Black-Scholes option pricing model. The assumptions used in the Black-Scholes option pricing model for the 4,150,000 warrants are: volatility: 62.72% - 90.01%, discount rate: 5.25% and call option value: $0.18 - $0.59. The assumptions used in the Black-Scholes option pricing model for the 900,000 warrants are: volatility: 62.77%, discount rate: 5.25% and call option value: $0.85.

During the year ended May 31, 2006, the board of directors approved an extension to the expiry date of the following outstanding warrants:

Number of Warrants	From	To

366,800	April 30, 2006	July 31, 2006
71,429	March 8, 2006	September 8, 2006
1,000,000	November 5, 2005	November 5, 2006
500,000	October 24, 2005	October 24, 2006
75,000	September 2, 2005	September 2, 2006

As a result of the warrant extensions, the Company recognized $149,013 and $45,831 of public relations expense and finance fees, respectively.

(c)       Stock Options

The Company's incentive stock options plan provides for the grant of incentive stock options for up to 25,000,000 common shares to employees, consultants, officers and directors of the Company. Incentive benefits granted under the plan may be either incentive stock options, non-qualified stock options, stock awards, restricted shares or cash awards. Options are granted for a term not to exceed seven years from the date of grant. Stock options granted generally vest over a period of two years.

During fiscal 2006, the Company granted an aggregate of 11,185,000 stock options to employees and directors of the Company. Each option entitles its holder to acquire one common share of the Company at prices ranging from $0.20 to $1.10 per share, vests immediately or at a specified time, and expires up to seven years from date of grant or the term of agreement.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

5.        Stockholders' Equity (continued)

(c)       Stock Options (continued)

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates and therefore, in management's opinion, existing models may not necessarily provide reliable measure of the fair value of the Company's stock options.

Compensation cost related to the stock options granted to employees during the year ended May 31, 2006 was charged to operations at the awards' intrinsic value of $1,079,143 (2005 - $155,978).

A summary of the weighted average fair value of stock options granted during the year ended May 31, 2006 is as follows:

	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise price equals market price at grant date:	$ 0.80	$ 0.80
Exercise price greater than market price at grant date:	$ 0.85	$ 0.84
Exercise price less than market price at grant date:	$ 0.49	$ 0.63

A summary of the weighted average fair value of stock options granted during the year ended May 31, 2005 is as follows:

	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise price equals market price at grant date:	$ 0.30	$ 0.30
Exercise price greater than market price at grant date:	$ 0.26	$ 0.21
Exercise price less than market price at grant date:	$ 0.25	$ 0.29

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

5.        Stockholders' Equity (continued)

(c)       Stock Options (continued)

Summary of employee stock options information for the years ended May 31, 2006 and 2005 is as follows:

	Shares	Weighted Average Exercise Price
Options outstanding, May 31, 2004	4,255,000	0.47
Options granted	3,900,000	0.28
Options exercised	(75,000)	0.30
Options expired	(300,000)	1.00
Options outstanding, May 31, 2005	7,780,000	0.35
Options granted	11,185,000	0.50
Options exercised	(760,000)	0.22
Options expired	(1,820,000)	0.27
Options outstanding, May 31, 2006	16,385,000	0.46

The following summarizes information about the stock options outstanding and exercisable at May 31, 2006:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$0.17	950,000	1.41	$0.17	950,000	$0.17
$0.20	1,330,000	3.71	$0.20	1,330,000	$0.20
$0.21	500,000	1.89	$0.21	500,000	$0.21
$0.30	1,995,000	3.26	$0.30	1,995,000	$0.30
$0.40	3,915,000	4.92	$0.40	2,115,000	$0.40
$0.50	550,000	1.28	$0.50	550,000	$0.50
$0.55	650,000	1.50	$0.55	650,000	$0.55
$0.60	5,400,000	6.81	$0.60	2,900,000	$0.60
$0.75	200,000	4.90	$0.75	175,000	$0.75
$0.80	160,000	4.51	$0.80	135,000	$0.80
$0.85	175,000	4.74	$0.85	175,000	$0.85
$1.00	510,000	0.53	$1.00	510,000	$1.00
$1.10	50,000	4.48	$1.10	$50,000	$1.10
$0.17 - $1.10	16,385,000	4.55	$0.46	12,035,000	$0.44

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

6.        Termination of Acquisition of Sahajanand Medical Technologies Inc.

On March 1, 2005, the Company entered into a share acquisition letter of intent ("Letter") with the shareholders of Sahajanand Medical Technologies Inc. ("SMT") of India. Pursuant to the Letter, the Company would issue 44,500,000 shares of the Company's common stock in exchange for 100% of the outstanding equity of SMT subject to certain conditions.

On January 31, 2006, the Letter was terminated by mutual agreement of both companies.

During the year ended May 31, 2006, project acquisition costs of $85,102 which represented direct costs incurred and capitalized in the proposed acquisition were charged to general and administrative expenses as a result of the termination.

7.        Related Party Transactions

The following services were provided by related parties. These transactions, recorded at exchange amounts agreed to by all parties, were as follows:

During the year ended May 31, 2006, the Company paid or accrued $757,859 (2005 - $445,904) of management and consulting fees to 4 directors and officers of the Company. Of this amount, $201,987 (2005 - $158,718) was charged to research and development. Included in accounts payable is $9,106 (2005 - $nil).

As at May 31, 2005, $17,500 was due from the Chief Financial Officer of the Company. This amount was repaid in full during the current fiscal year.

8.        Income Taxes

The parent Company is subject to income taxes in the United States while its subsidiaries are subject to income taxes in Canada and Israel. U.S. federal net operating loss carryforwards of approximately $18,701,000, if not utilized to offset taxable income in future periods, expire between 2021 and 2026. Canadian net operating loss carryforwards of approximately $4,710,000, if not utilized to offset taxable income in future periods, expire between the years 2008 and 2026 and Israeli net operating losses of approximately $662,000 can be carried forward indefinitely to offset future taxable income. Canadian undeducted scientific research and experimental development ("SRED") expenditures of approximately $2,660,000 can be carried forward indefinitely to offset future taxable income. In addition, Canadian non-refundable SRED investment tax credits of approximately $873,000, if not utilized to reduce Canadian taxes payable in future periods, expire between the years 2008 and 2026.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

8.        Income Taxes (continued)

The following is a reconciliation between the expected and actual income tax benefits using the applicable average statutory income tax rate of 34% and 35% for the years ended May 31, 2006 and 2005, respectively:

	2006	2005

Income tax benefit at statutory rate	$(3,081,000)	$(2,313,000)
Foreign rate differential	3,000	(12,000)
Temporary and permanent differences, net	64,000	140,000
Acquisition intangibles	-	596,000
Research and development	-	279,000
Change in valuation allowance	3,014,000	1,310,000

	$-	$-

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax assets are as follows at May 31, 2006 and 2005:

	2006	2005
Tax benefit relating to net operating loss carryforwards undeducted SRED expenditures and SRED investment tax credit carryforwards	$9,961,000	$5,439,000
Plant and equipment	91,000	151,000
Stock option compensation	-	304,000
Valuation allowance	(10,052,000)	(5,894,000)

	$-	$-

Future utilization of the loss carryforward in the U.S. is subject to certain limitations under the provisions of the Internal Revenue Code, including limitations subject to Section 382. It is likely that a prior ownership change has occurred and the losses will be limited in their ability to offset future income.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

9.        Commitments and Contingencies

(a)       The Company has obligations under two long-term premises leases that expire in November 2006 and December 2010. The aggregate minimum rent payments for the next five years ending May 31 are as follows:

2007	$ 115,500
2008	102,700
2009	102,700
2010	102,700
2011	60,000
Total	$ 483,600

The Company received free rent, including property maintenance and taxes, for the months of November to December 2005 and free basic rent for the months of January to February 2006 for total free rent of $40,404. This amount was recorded under deferred lease inducement with a current portion of $8,081 and long-term portion of $27,609 and is being amortized over the term of the lease. During the year ended May 31, 2006, amortization of $4,714 was recorded as a reduction of rent expense in the statement of operations. Rent expense for the year ended May 31, 2006 was $172,024 (2005 - $137,797).

(b)       On March 14, 2005, the Company acquired 100% of SagaX, Inc. ("SagaX") a Delaware corporation with operations in Israel. The Company agreed to issue 4,200,000 common shares in exchange for all of the issued and outstanding shares of SagaX. The 4,200,000 shares will be issued in three intervals: 2,000,000 of the shares within 30 days of the effective date of this Agreement (issued), 1,100,000 shares upon successful completion of large animal trials and the final 1,100,000 shares upon CE Mark approval relating to SagaX's products. The Company has also agreed to pay $145,000 (paid) of SagaX's vendor debt owed to its parent company.

As of May 31, 2006, the two remaining issuances of 1,100,000 shares each have not been accrued as the underlying conditions have not been satisfied.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

9.        Commitments and Contingencies (continued)

(c)       On November 18, 2002, a lawsuit against the Company was filed in the Supreme Court of British Columbia.

The statement of claim, arising from a settlement agreement dated September 14, 2001, seeks the exchange of 3,192,399 common shares of the Company for 3,192,399 shares in the capital of one of the Company's subsidiaries or, alternatively, damages and costs.

The Company and M-I attended a court hearing in chambers during April 2003 on a summary trial application by the plaintiff for an order for a declaration of specific performance that the plaintiff is entitled to an exchange of 3,192,399 common shares of M-I for 3,192,399 common shares of the Company pursuant to the settlement agreement entered into on September 14, 2001. The plaintiff was granted the relief sought at the summary trial and the Company was ordered to perform the share exchange.

On May 16, 2003, the Company delivered a Take-Over Bid Circular (the "Circular") to the plaintiff, offering to exchange its common shares of M-I for shares in the Company pursuant to British Columbia securities laws and regulations. In late May 2003, after the judgment was received, the Company asked the plaintiff to submit its M-I share certificates and fill in the required forms pursuant to the Circular, so that the Company could comply with the judgment and exchange its shares in accordance with British Columbia securities laws and regulations.

On December 29, 2004, the Company issued 3,192,399 common shares to exchange for 3,192,399 common shares of M-I on a one-for-one basis. These shares were issued to comply with an order of the Supreme Court of British Columbia dated May 20, 2003.

In a counterclaim filed in the Supreme Court of British Columbia, the Company continues to dispute the plaintiff's entitlement to the 3,192,399 M-I shares and any Company shares that he may received pursuant to court order.

No gain or loss provisions have been provided as of May 31, 2006 as the outcome of this legal proceeding is uncertain at this time.

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

10.       General and Administrative Expenses

General and administrative expenses consisted of the following for the years ended May 31, 2006 and 2005:

	2006	2005

Legal	$426,776	$195,379
Public relations, financing and corporate development	2,657,383	935,337
Management fees	524,113	261,883
Consulting	443,559	692,690
Audit	281,620	51,110
Operating expenses	815,918	483,125
	$5,149,369	$2,619,524

General and administrative expenses include $1,517,090 (2005 - $322,202) and $218,503 (2005 - $390,429) of amortized deferred compensation in public relations and consulting, respectively. For the year ended May 31, 2006, $989,543 (2005 - $100,736) of general and administrative expense was included in stock-based compensation in the statement of operations.

11.       Supplemental Cash Flow Information

	Period from inception (January 20, 1999) to May 31, 2006	Years ended May 31,
		2006	2005
Supplemental cash flow information:
Interest paid in cash	$33,881	$4,198	$-
Income taxes paid in cash	-	-	-

Supplemental non-cash investing and financing activities:
Debt settlement with shares	$621,375	$-	$-
Gain on extinguishment of debt	462,249	-	-
Conversion of convertible debentures and accrued interest to common shares	740,810	740,810	-
Shares issued for services	3,357,897	671,582	545,028
Warrants issued for services	3,690,491	1,298,856	917,164
Subscriptions received	594,935	-	-

MIV THERAPEUTICS INC.
(A development stage company)
Notes to Consolidated Financial Statements
May 31, 2006

12.       Subsequent Events

(a)       Through July 2006, the Company issued 177,644 common shares pursuant to a cashless exercise of 291,500 stock purchase warrants at a price of $0.25.

(b)       Through July 2006, the Company issued 145,716 common shares for research and development and consulting services for a total value of $92,584.

(c)       In July 2006, the Company issued 200,000 common shares pursuant to the amendment of the existing license agreements (included in Note 3(a)).

(d)       On July 10, 2006, the Company completed a non-brokered private placement of an aggregate of 620,000 units at the price of $0.50 per unit.  Each unit is comprised of one common share together with one share purchase warrant. Each warrant entitles the holder to purchase one common share at a price of $0.75 per share for a period which is the earlier of (i) 18 months from July 10, 2006 and (ii) 12 months commencing from the effective date of the Company's proposed "Registration Statement".

(e)       In June 2006, the Company granted 470,000 stock options to employees at an exercise price of $0.67 with a fair value of $179,612.

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Financial Statements
(Expressed in U.S. Dollars)

May 31, 2005 and 2004

Index

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets
Consolidated Statements of Stockholders' Equity (Deficit)
Consolidated Statements of Operations
Consolidated Statements of Cash Flows
Notes to Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of

MIV Therapeutics Inc.

(A development stage company)

We have audited the accompanying consolidated balance sheet of MIV Therapeutics Inc. (a development stage company) as of May 31, 2005, the related consolidated statements of stockholders' equity (deficit), operations and cash flows for the year ended May 31, 2005 and for the period from January 20, 1999 (inception) to May 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements as of May 31, 2004 and for the cumulative period from January 20, 1999 (inception) to May 31, 2004 were audited by other auditors whose reports dated September 23, 2005 (as reissued) and July 7, 2004 expressed unqualified opinions on those statements. The financial statements for the period from January 2, 1999 (inception) to May 31, 2004 include total revenues and net loss of $nil and $16,268,403 since inception, respectively. Our opinion on the statements of stockholders' equity (deficit), operations and cash flows for the period January 20, 1999 (inception) to May 31, 2005, insofar as it relates to amounts for prior periods through May 31, 2004 is based solely on the reports of other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit and the reports of the other auditors provide a reasonable basis for our opinion.

As more fully described in Note 15, subsequent to the issuance of the Company's 2005 consolidated financial statements and our initial report thereon dated August 18, 2005, discovery of facts existing at the date of our report resulted in a restatement of certain information in the consolidated financial statements. Prior auditors reaudited the cumulative income, expense and cash flow data from inception to May 31, 2003 which resulted in an adjustment to the Cumulative Net Loss from inception to May 31, 2005 of $1,102,483 and a restated cumulative loss per share of $1.16. The report of other auditors have been reissued and remains unqualified. An additional restatement of information is also described in Note 15, which resulted in the restatement of one of the accompanying notes of the consolidated financial statements.

In our opinion, based on our audit and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of May 31, 2005, and the results of its operations and its cash flows for the year ended May 31, 2005, and for the cumulative period from January 20, 1999 (inception) to May 31, 2005 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the Company has recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada August 18, 2005 except for Notes 15 and 6d which are as of October 20, 2005	/s/ Ernst & Young LLP Chartered Accountants

A Member of Ernst & Young Global

MOORE STEPHENS ELLIS FOSTER LTD.
 CHARTERED ACCOUNTANTS

1650 West 1st Avenue
Vancouver, BC Canada V6J 1G1
Telephone: (604) 734-1112 Facsimile: (604) 714-5916
Website: www.ellisfoster.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

MIV THERAPEUTICS INC.

(A development stage company)

We have audited the consolidated balance sheet of MIV Therapeutics Inc. (a development stage company) ("the Company") as at May 31, 2004 and the related consolidated statements of stockholders' equity, operations and cash flows for the year ended May 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The cumulative data from January 20, 1999 (inception) to May 31, 2003 in the statements of stockholders' equity, operations and cash flows were audited by other auditors whose report, dated July 29, 2003, which expressed an unqualified opinion, has been furnished to us. Our opinion, insofar as it relates to the amounts included for cumulative data from January 20, 1999 (inception) to May 31, 2003, is based solely on the report of the other auditors.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, these financial statements present fairly, in all material respects, the financial position of the Company as at May 31, 2004 and the results of its operations and its cash flows for the year then ended and for the cumulative period from January 20, 1999 (inception) to May 31, 2004 in conformity with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is a development stage company since inception on January 20, 1999 and has incurred significant recurring net losses since then resulting in a substantial accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. The Company is devoting substantially all of its present efforts in establishing its business. Management's plans regarding the matters that raise substantial doubt about the Company's ability to continue as a going concern are also disclosed in Note 2 to the financial statements. The ability to meet its future financing requirements and the success of future operations cannot be determined at this time. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada July 7, 2004	"MOORE STEPHENS ELLIS FOSTER LTD." Chartered Accountants

MSAn independently owned and operated member of Moore Stephens North America, Inc. Members in principal cities throughout North America. Moore Stephens North America, Inc. is a member of Moore Stephens International Limited, members in principal cities throughout the world.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
MIV Therapeutics Inc.
(A Development Stage Company)

We have audited the consolidated statements of operations, cash flows, and stockholders' equity of MIV Therapeutics Inc. (a development stage company) for the period from January 20, 1999 (date of inception) to May 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the change in MIV Therapeutics Inc.'s stockholders' equity, and the results of its operations and its cash flows for the period from January 20, 1999 (date of inception) to May 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that MIV Therapeutics Inc. will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, MIV Therapeutics Inc. has suffered losses from operations and has a working capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Vancouver, Canada September 23, 2005	"Morgan & Company" Chartered Accountants

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Balance Sheets
May 31, 2005 and 2004
(Expressed in U.S. Dollars)
		2005	2004
(See Note 1 - Basis of Presentation)
ASSETS
Current assets
Cash and cash equivalents		$492,709	$2,034,530
Accounts receivable		33,742	13,336
Due from related party (Note 8)		17,500	-
Prepaid expenses and deposits		41,139	254,659
Total current assets		585,090	2,302,525
Project acquisition costs (Note 13)		53,426	-
Property and equipment (Note 5)		222,689	177,549
Total assets		$861,205	$2,480,074

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities
Current liabilities
Accounts payable and other payables		$307,369	$170,871
Due to related parties (Note 8)		-	13,585
Convertible debentures (Note 7)		756,080	-
Total current liabilities		1,063,449	184,456

Commitments and contingent liabilities (Note 11)

Stockholders' Equity (Deficit)
Common stock (Note 6)
Authorized:
80,000,000	common shares with a par value of $0.001
20,000,000	preferred shares with a par value of $0.001
Issued and outstanding:
50,517,020	common shares at May 31, 2005 and
40,092,993	common shares at May 31, 2004	50,517	40,093
Additional paid-in capital		22,383,581	18,032,242
Deferred compensation		(556,138)	(190,375)
Common stock issuable (Note 3 and 4)		139,000	-
Deficit accumulated during the development stage		(22,033,109)	(15,424,227)
Accumulated other comprehensive loss		(186,095)	(162,115)
Total stockholders' equity (deficit)		(202,244)	2,295,618

Total liabilities and stockholders' equity		$861,205	$2,480,074

(The accompanying notes are an integral part of these consolidated financial statements)

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from Inception (January 20, 1999) to May 31, 2005
(Expressed in U.S. Dollars)
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	Deficit
		$	$	$	$	$	$	$
Balance, January 20, 1999	-	-	-	-	-	-	-	-
Issuance of common stock for cash	12,217,140	12,217	920,826	-	-	-	-	933,043
Common shares issuable pursuant
to anti-dilution provision	-	-	-	-	45,676	-	-	45,676
Comprehensive income (loss):
Loss for the period	-	-	-	-	-	-	(179,544)	(179,544)

Balance, May 31, 1999	12,217,140	12,217	920,826	-	45,676	-	(179,544)	799,175
Issuance of common stock:								-
- for cash	828,350	828	693,392	-	-	-	-	694,220
- for services rendered	420,000	420	287,700	-	-	-	-	288,120
- for settlement of agreement	99,500	100	68,157	-	-	-	-	68,257
Common shares issuable pursuant
to anti-dilution provision	-	-	-	-	210,487	-	-	210,487
Subscriptions received	-	-	-	-	249,800	-	-	249,800
Stock options granted	-	-	54,600	(54,600)	-	-	-	-
Amortization of stock-based
compensation	-	-	-	23,780	-	-	-	23,780
Comprehensive income (loss):
Foreign currency translation adjustment	-	-	-	-	-	(731)	-	(731)
Loss for the year	-	-	-	-	-	-	(1,602,492)	(1,602,492)

Balance, May 31, 2000	13,564,990	13,565	2,024,675	(30,820)	505,963	(731)	(1,782,036)	730,616

(The accompanying notes are an integral part of these consolidated financial statements)

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from Inception (January 20, 1999) to May 31, 2005
(Expressed in U.S. Dollars)
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	(Deficit)
		$	$	$	$	$	$	$
Balance, May 31, 2000	13,564,990	13,565	2,024,675	(30,820)	505,963	(731)	(1,782,036)	730,616
Issuance of common stock:
- for cash	1,865,000	1,865	1,660,235	-	-	-	-	1,662,100
- for settlement of agreement	62,000	62	42,470	-	-	-	-	42,532
- for conversion of subscription
receivable	269,800	270	249,530	-	(249,800)	-	-	-
Common shares issuable	-	-	-	-	53,100	-	-	53,100
Subscriptions received	-	-	-	-	57,825	-	-	57,825
Stock options granted	-	-	112,600	-	-	-	-	112,600
Common shares issuable pursuant
to anti-dilution provision	-	-	-	-	25,147	-	-	25,147
Amortization of stock-based compensation	-	-	-	20,183	-	-	-	20,183
Beneficial conversion on related
party loan	-	-	850,000	-	-	-	-	850,000
Comprehensive income (loss):
Foreign currency translation adjustment	-		-	-	-	30,027	-	30,027
Loss for the year	-		-	-	-	-	(3,911,601)	(3,911,601)
								-
Balance prior to recapitalization	15,761,790	15,762	4,939,510	(10,637)	392,235	29,296	(5,693,637)	(327,471)
Minority interest of M-I Vascular
Innovations, Inc.	(6,751,790)	(6,752)	(1,906,150)	-	(392,235)	-	1,744,526	(560,611)

Total relating to final M-I Vascular
Innovations, Inc., May 15, 2001	9,010,000	9,010	3,033,360	(10,637)	-	29,296	(3,949,111)	(888,082)
DBS Holdings, Inc. (MIV Therapeutics,
Inc.) shareholders at May 15, 2001	11,085,500	11,086	150,104	-	-	-	(193,910)	(32,720)
Share redemption pursuant to share
exchange and financial agreement	(5,500,000)	(5,500)	(150,104)	-	-	-	(64,396)	(220,000)
Subscriptions received	-	-	-	-	1,070,000	-	-	1,070,000
Balance, May 31, 2001	14,595,500	14,596	3,033,360	(10,637)	1,070,000	29,296	(4,207,417)	(70,802)

(The accompanying notes are an integral part of these consolidated financial statements)

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from Inception (January 20, 1999) to May 31, 2005
(Expressed in U.S. Dollars)
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	(Deficit)
		$	$	$	$	$	$	$
Balance, May 31, 2001	14,595,500	14,596	3,033,360	(10,637)	1,070,000	29,296	(4,207,417)	(70,802)
Issuance of common stock:
- for subscription received	713,333	713	1,069,287	-	(1,070,000)	-	-	-
- for cash	35,000	35	52,465	-	-	-	-	52,500
- for settlement of related party loan	1,133,333	1,133	848,867	-	-	-	-	850,000
- for finders' fees	113,334	113	236,755	-	-	-	-	236,868
- for services rendered	75,000	75	164,925	-	-	-	-	165,000
Stock option granted	-	-	2,552,073	(322,439)	-	-	-	2,229,634
Amortization of stock-based compensation	-	-	-	248,331	-	-	-	248,331
Subscriptions received	-	-	-	-	256,066	-	-	256,066
Comprehensive income (loss):
Foreign currency translation adjustment	-	-	-	-	-	(56,211)	-	(56,211)
Loss for the year	-	-	-	-	-	-	(3,929,466)	(3,929,466)
Balance, May 31, 2002	16,665,500	16,665	7,957,732	(84,745)	256,066	(26,915)	(8,136,883)	(18,080)
Issuance of common stock:
- for cash	2,452,523	2,453	892,305	-	-	-	-	894,758
- for services rendered	1,789,777	1,790	538,251	(13,333)	-	-	-	526,708
- for license fee	750,000	750	248,677	-	-	-	-	249,427
- for subscriptions received	640,165	640	193,499	-	(256,066)	-	-	(61,927)
- for settlement of debt	235,294	235	110,600	-	-	-	-	110,835
- in exchange of MI shares	2,043,788	2,044	639,299	-	-	-	(642,042)	(699)
Stock option granted	-	-	257,032	(5,975)	-	-	-	251,057
Subscriptions received	-	-	-	-	31,244	-	-	31,244
Warrants issued for services	-	-	659,673	(29,341)	-	-	-	630,332
Amortization of stock-based								-
compensation	-	-	-	84,745	-	-	-	84,745
Comprehensive income (loss):
Foreign currency translation adjustment	-	-	-	-	-	(24,834)	-	(24,834)
Loss for the year	-	-	-	-	-	-	(3,173,411)	(3,173,411)
Balance, May 31, 2003	24,577,047	24,577	11,497,068	(48,649)	31,244	(51,749)	(11,952,336)	(499,845)

(The accompanying notes are an integral part of these consolidated financial statements)

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from Inception (January 20, 1999) to May 31, 2005
(Expressed in U.S. Dollars)
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	(Deficit)
		$	$	$	$	$	$	$

Balance, May 31, 2003	24,577,047	24,577	11,497,068	(48,649)	31,244	(51,749)	(11,952,336)	(499,845)
Issuance of common stock:
- for private placements and
subscriptions	9,423,079	9,423	3,558,439	-	(31,244)	-	-	3,536,618
- for services	2,394,456	2,395	1,145,731	(525,750)	-	-	-	622,376
- for settlement of debt	100,000	100	11,900	-	-	-	-	12,000
- in exchange of MI shares	1,398,411	1,398	502,030	-	-	-		503,428
- for warrants exercised	2,100,000	2,100	408,900	-	-	-	-	411,000
- for options exercised	100,000	100	33,400	-	-	-	-	33,500
Stock option granted to consultants	-	-	59,976	-	-	-	-	59,976
Warrants issued for services			814,798	(505,938)				308,860
Amortization of deferred compensation	-	-	-	889,962	-	-	-	889,962
Comprehensive income (loss):
Foreign currency translation adjustment	-	-	-	-	-	(110,366)	-	(110,366)
Loss for the year	-	-	-	-	-	-	(3,471,891)	(3,471,891)

Balance, May 31, 2004	40,092,993	40,093	18,032,242	(190,375)	-	(162,115)	(15,424,227)	2,295,618

(The accompanying notes are an integral part of these consolidated financial statements)

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Statements of Stockholders' Equity (Deficit)
For the Period from Inception (January 20, 1999) to May 31, 2005
(Expressed in U.S. Dollars)
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	(Deficit)
		$	$	$	$	$	$	$

Balance, May 31, 2004	40,092,993	40,093	18,032,242	(190,375)	-	(162,115)	(15,424,227)	2,295,618
Issuance of common stock:
- for share subscriptions	904,215	904	217,499	-	-	-	-	218,403
- for exercise of warrants	2,320,710	2,321	605,064	-	-	-	-	607,385
- for exercise of options	75,000	75	22,425	-	-	-	-	22,500
- for services	1,904,703	1,905	543,123	(194,968)	74,000	-	-	424,060
- for finder's fee on private placements
completed in prior year	10,000	10	(10)	-	-	-	-	-
- in exchange of MI shares (Note 6)	3,209,399	3,209	613,376	-	-	-	-	616,585
- for acquisition of SagaX (Note 3)	2,000,000	2,000	938,000	-	65,000	-	-	1,005,000
Fair value of warrants attached to Convertible debentures (Note 7)	-	-	48,920	-	-	-	-	48,920
Warrants issued for services	-	-	917,164	(917,164)	-	-	-	-
Stock options granted	-	-	155,978	-	-	-	-	155,978
Amortization of deferred compensation	-	-	-	746,369	-	-	-	746,369
Beneficial conversion feature of convertible debentures (Note 7)	-	-	289,800	-	-	-		289,800
Comprehensive income (loss):
Foreign currency translation adjustment	-	-	-	-	-	(23,980)	-	(23,980)
Loss for the year	-	-	-	-	-	-	(6,608,882)	(6,608,882)

Balance, May 31, 2005	50,517,020	50,517	22,383,581	(556,138))	139,000	(186,095)	(22,033,109)	(202,244)

(The accompanying notes are an integral part of these consolidated financial statements)

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Statements of Operations
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)
	Period
	from
	inception
	(January 20
	1999) to
	May 31
	2005	2005	2004
	(As restated see Note 15)
Expenses
General and administrative (Note 8 and 12)	$11,042,504	$2,619,524	$2,590,779
Research and development	5,310,765	1,523,166	709,003
Stock-based compensation	3,234,694	155,978	59,976
Depreciation	754,742	176,453	146,783
Interest expense	879,683	-	3,876
Licenses acquired charged to operations	479,780	-	-
Finance cost on convertible debentures (Note 7)	382,307	382,307
Purchased in-process research and development (Note 3 and 6)	2,205,013	1,701,585	503,428

	24,289,488	6,559,013	4,013,845

Loss from operations	(24,289,488)	(6,559,013)	(4,013,845)

Gain on extinguishment of debt	462,249	-	462,249

Interest income	54,928	5,161	-

Gain (loss) on foreign exchange	88,715	(55,030)	79,705

Loss for the year before minority interest	(23,683,596)	(6,608,882)	(3,471,891)

Minority interest share of loss	806,310	-	-

Net loss for the year	$(22,877,286)	$(6,608,882)	$(3,471,891)

Loss per common share
- basic and diluted	$(1.16)	$(0.15)	$(0.11)

Weighted average number of common
shares outstanding
- basic and diluted	19,668,319	42,881,975	31,024,826

(The accompanying notes are an integral part of these consolidated financial statements)

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Statements of Cash Flows
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)
	Period from
	inception
	(January 20
	1999) to
	May 31
	2005	2005	2004
	(As restated see Note 15)
Cash flows from (used in) operating activities
Net loss	$(22,877,286)	$(6,608,882)	$(3,471,891)
Adjustments to reconcile loss to
net cash used in operating activities:
- stock-based compensation	4,871,025	902,347	949,938
- stock issued for other than cash	4,043,612	424,060	943,235
- interest expense on related party loan	850,000	-	-
- depreciation	754,742	176,453	146,783
- leasehold improvements written down	13,300	-	-
- purchased in-process research and development	2,125,013	1,621,585	503,428
- intangible asset impairment	150,000
- gain on extinguishment of debt	(462,249)	-	(462,249)
- provision for bad debt	160,000	-	160,000
- beneficial conversion feature on convertible debenture (Note 7)	289,800	289,800	-
- minority interest	(806,310)	-	-
Changes in non-cash working capital items:
- accounts receivable	(193,993)	(20,406)	(7,946)
- due from related party	(17,500)	(17,500)	-
- prepaid expenses and deposits	(41,697)	213,520	(207,719)
- accounts payable and other payables	330,221	136,498	(279,851)
Net cash used in operating activities	(10,811,322)	(2,882,525)	(1,726,272)

Cash flows from (used in) financing activities
Issuance of common stock, less share issuance costs	9,380,307	848,288	3,981,118
Due to related parties	850,000	(13,585)	(123,398)
Proceeds from convertible debentures (Note 7)	805,000	805,000	-
Project acquisition costs	(53,426)	(53,426)	-
Cash acquired in reverse acquisition	13,824	-	-
Subscriptions received	1,357,310	-	-
Common stock redemption	(120,000)	-	-
Loan payable	500,000	-	-
Net cash provided by financing activities	12,733,015	1,586,277	3,857,720

Cash flows used in investing activities
Acquisition of license	(200,000)	-	-
Purchase of property and equipment	(1,000,573)	(221,593)	(17,078)
Net cash used in investing activities	(1,200,573)	(221,593)	(17,078)
Foreign exchange effect on cash	(228,411)	(23,980)	(91,454)
Increase (decrease) in cash and cash equivalents	492,709	(1,541,821)	2,022,916
Cash and cash equivalents, beginning of year	-	2,034,530	11,614
Cash and cash equivalents, end of year	$492,709	$492,709	$2,034,530

(Please see Note 10 for Supplemental Disclosures)
The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

1.        Basis of Presentation and Nature of Operations

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Since inception, the Company has suffered recurring losses, totalling $22,877,286 and working capital deficiency of $478,359 as of May 31, 2005. Management has been able to, thus far, finance the operations through the issuance of common stock, and through related party loans, in order to meet its strategic objectives. Management plans to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all. Management expects to keep its operating costs to a minimum until cash is available through financing or operating activities. There are no assurances that the Company will be successful in achieving these goals. The Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The Company's ability to generate revenue primarily depends on its success in completing development and obtaining regulatory approvals for the commercialization of its stent technology. The Company's ability to obtain sufficient financing to continue the development of, and if successful, to commence the manufacture and sale of its products under development, if and when approved by the applicable regulatory agencies is uncertain. In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern. These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

Nature of Operations

MIV Therapeutics Inc. (the "Company") is a development stage company involved in the research, manufacture and development of bio-compatible stent coatings for implantable medical devices and drug-delivery technologies.

On April 25, 2001, the Company executed a Share Exchange and Finance Agreement ("Agreement") with M-I Vascular Innovations, Inc. ("M-I") which is a development stage company incorporated in Delaware. The main business of the Company prior to April 25, 2001 was its InvestorService.com website. This business ceased operations as of April 25, 2001 and, at the time of the Agreement, the Company was a non-operating public company.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

1.        Nature of Operations and Basis of Presentation (continued)

The Agreement closed effective as of May 15, 2001. As a consequence, control of the Company shifted from the shareholders of the Company to the founders of M-I. The change of control resulted from the combined effect of (I) a redemption of 5,500,000 of the common shares of the Company, and (ii) the issuance of 9,010,000 common shares by the Company in a one-for-one exchange for the shares of M-I held by its shareholders. As a result, the former shareholders of M-I obtained a majority interest in the Company.

As the Company was a non-operating public company, the share exchange has been accounted for as a recapitalization of M-I and an issuance of shares by M-I to the shareholders of the Company. On May 15, 2001, the Company had total assets of $13,824 and total liabilities of $46,544. As the total liabilities exceeded total assets by $32,720, the excess of liabilities over assets over the par value of the stock related to the Company's shareholders was charged to deficit as if a distribution was made to the Company's shareholders. As 43% of the M-I shareholders did not tender their shares in the combination, those interests represent a minority interest in the legal subsidiary. Accordingly, 6,751,790 common shares related to the minority interest were removed from the number of shares outstanding as at May 15, 2001 along with the par value value of such shares, a pro-rate amount from additional paid-in capital and, as the Company has a shareholders' deficiency, an amount from deficit to the extent of the amount removed from common stock and additional paid-in capital. In addition, shares issuable to certain subscribers were reflected as a minority interest. Any such offer will be accounted for as a step purchase.

Pursuant to the terms of the Agreement, warrants held by shareholders who agreed to exchange their common shares for the Company's common shares were deemed to be exchanged for warrants in the Company. The value of warrants held by shareholders who did not agree to exchange their shares was allocated to minority interest. In addition, the value of compensatory stock options issued by the Company to employees and other non-shareholders and the value relating to common shares issuable in M-I have also been allocated to minority interest.

In connection with the Agreement, the Company issued 2,043,788 common shares during the year ended May 31, 2003. The shares of the Company were exchanged on a one-for-one basis for shares of M-I. Accordingly, 2,043,788 common shares were added to the number of shares outstanding along with the par value of such shares, a pro-rated amount to additional paid-in capital and as the Company has a shareholders' deficiency, an amount to deficit to the extent of the amount added to common stock and additional paid-in capital.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

2.        Summary of Significant Accounting Policies

(a)       Principles of Accounting

These consolidated financial statements are stated in U.S. Dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

(b)       Principle of Consolidation

The accompanying consolidated financial statements include the accounts of MIV Therapeutics Inc. (incorporated in Nevada, USA), 90% of M-I Vascular Innovations, Inc. (incorporated in Delaware, USA), its wholly-owned subsidiaries, MIVI Technologies, Inc. (incorporated in Yukon, Canada) and SagaX, Inc. (incorporated in Delaware, USA). All significant inter-company transactions and balances have been eliminated upon consolidation.

(c)       Development Stage

The Company's activities have primarily consisted of establishing facilities, recruiting personnel, conducting research and development, developing business and financial plans and raising capital. Accordingly, the Company is considered to be in the development stage.

(d)       Property and Equipment

Property and equipment are recorded at cost and amortized as follows:

Furniture and fixtures	5 years straight-line basis
Computer equipment	3 years straight-line basis
Laboratory equipment	5 years straight-line basis
Leasehold improvements	Over term of lease

(e)       Research and Development Costs

Expenditures for research and development are expensed in the period incurred.

(f)       Government assistance and other subsidies

Government assistance and other subsidies are recorded as either a reduction of the cost of the applicable assets or the related expenditures as determined by the terms and conditions of the agreement under which the assistance is provided to the Company.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

2.        Summary of Significant Accounting Policies (continued)

(g)       Income Taxes

The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS" No. 109, "Accounting for Income Taxes". Under SFAS No 109, deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

(h)       Foreign Currency Translation

The Company's subsidiary's operations are located in Canada, and its functional currency is the Canadian dollar. The financial statements of the subsidiary have been translated using the current method whereby the assets and liabilities are translated at the year-end exchange rate, capital accounts at the historical exchange rate, and revenues and expenses at the average exchange rate for the period. Adjustments arising from the translation of the Company's subsidiary's financial statements are included as a separate component of shareholders' equity.

(i)       Financial Instruments and Concentration of Credit Risk

Fair value of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments. As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision. Changes in assumptions can significantly affect estimated fair values.

The carrying value of cash and cash equivalents, amounts receivable, accounts payable and accrued liabilities, and amount due to and from related parties approximate their fair value because of the short-term nature of these instruments.

Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments.

The Company operates and incurs significant expenditures outside of the United States of America and is exposed to foreign currency risk due to the fluctuation between Canadian dollar and the U.S. dollar.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

2.        Summary of Significant Accounting Policies (continued)

(j)       Earnings (Loss) Per Share

Basic earnings or loss per share is based on the weighted average number of common shares outstanding. Diluted earnings or loss per share is based on the weighted average number of common shares outstanding and dilutive common stock equivalents. Basic earnings(loss) per share is computed by dividing net income(loss) applicable to common stockholders by the weighted average number of common shares outstanding (denominator) for the period. All earnings or loss per share amounts in the financial statements are basic earnings or loss per share, as defined by SFAS No 128, "Earnings Per Share." Diluted earnings or loss per share does not differ materially from basic earnings or loss per share for all periods presented. Convertible securities that could potentially dilute basic earnings (loss) per share in the future, such as warrants, were not included in the computation of diluted earnings (loss) per share because to do so would be antidilutive.

(k)       Stock-Based Compensation

The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Compensation cost for stock options, if any, is measured as the excess of the quoted market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock. SFAS No. 123, "Accounting for Stock-Based Compensation" established accounting and disclosure requirements using a fair-value-based method of accounting for stock-based employee compensation plans. The company has elected to remain on its current method of accounting as described above, and has adopted the pro forma disclosure requirements of SFAS No. 123.

(l)       Comprehensive Loss

The Company adopted Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances.

Comprehensive loss includes all changes in equity during the year except those resulting from investments by, or distribution to, shareholders. The Company's comprehensive loss consists solely of net losses and foreign currency translation adjustment for the year.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

2.       Summary of Significant Accounting Policies (continued)

(m)       Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company occasionally maintains balances in a financial institution beyond the insured amount. As at May 31, 2005, the Company had deposits of $432,709 (2004 - $1,974,530) beyond the insured amount.

(n)       Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United State of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management makes its best estimate of the ultimate outcome for these items based on historical trends and other information available when the financial statements are prepared. Actual results could differ from those estimates.

(o)       Recent Accounting Pronouncements

The Financial Accounting Standards Board ("FASB") has issued the following pronouncements, none of which are expected to have a significant affect on the financial statements:

In November 2004, the FASB issued SFAS No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4", which is the result of the FASB's project to reduce difference between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 will not have a material impact on the Company's consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

2.        Summary of Significant Accounting Policies (continued)

(o)       Recent Accounting Pronouncements (continued)

In December 2004, the FASB issued SFAS No. 153, "Exchanges of Nonmonetary Assets, an amendment of APB No. 29, Accounting for Nonmonetary Transactions". SFAS No. 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FASB No. 153 will not have a material impact on the Company's consolidated financial statements.

In December 2004, the FASB issued SFAS No. 123(R), "Accounting for Stock-Based Compensation". SFAS 123(R) establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 12(R) requires that the fair value of such equity instruments be recognized as expense in the historical financial statements as services are performed. SFAS 123(R) requires all share-based payments to be recognized in the financial statements based on their fair values using either a modified-prospective or modified-retrospective transition method. Prior to SFAS 123(R) , only certain pro-forma disclosures of fair value were required. SFAS 123(R) shall be effective for the Company as of the beginning of the first interim or annual reporting period that begins on or after April 1, 2006. The adoption of FASB No. 123(R) will have a material impact on the consolidated financial statements.

3.        Acquisition of SagaX, Inc.

On March 14, 2005, the Company acquired 100% of SagaX, Inc. ("SagaX") a Delaware corporation with operations in Israel from a third party. SagaX is in the business of researching a neuro-vascular embolic stent filter medical device through its subsidiary in Israel, which will complement the Company's current research activities. SagaX has a registered patent entitled Endovascular Device for Entrapment of Particulate and Method for Use. The technology patented is still in the research stage. As at the date of acquisition, SagaX did not have any other assets or activities prior to acquisition, thus no pro-forma statement of operations has been prepared.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

3.        Acquisition of SagaX, Inc. (continued)

The Company agreed to issue 4,200,000 shares in exchange for all of the issued and outstanding shares of SagaX. The shares are valued at $0.47, which is the fair value of the shares at the time of agreement, and will be issued in three intervals: 2,000,000 of the shares within 30 days of the effective date of this Agreement (issued), 1,100,000 shares upon successful completion of large animal trials and the final 1,100,000 shares upon CE Mark approval relating to SagaX's products. The final 1,100,000 shares have not been accrued as its issuance is dependent on obtaining CE Mark approval, which can not be determine at this time. The Company has also agreed to pay $145,000 of the vendor's debt at the time of acquisition and agreed to finance up to $730,000 for SagaX's research in 2005. If the Company decides to abandon the underlying patented project or is placed into receivership or fails to fund SagaX in any six month period, then the vendor or its nominee may repurchase SagaX, including all of its intellectual property, in exchange for the return of all of the Company's common shares issued and a cash payment equal to 125% of all cash advanced by the Company to SagaX.

As at May 31, 2005, the 2,000,000 common shares have been issued for a fair value of $940,000 and $80,000 has been paid for the vendor's debt. The balance of $65,000 of the vendor's debt has been recorded as common stock issuable.

In accordance with FIN 4: "Applicability of FASB No. 2 to Business Combinations Accounted for by the Purchase Method", all acquisition costs of $1,085,000 have been recorded as Purchased in-process Research and Development and expensed in the statement of operations.

4.        Licenses

(a)       On February 1, 2003, the Company entered into two license agreements with the University of British Columbia ("UBC") which provides the Company with the right to use, develop and sublicense coating technology for stents.

In consideration of granting the licenses, the Company will pay UBC a royalty of 2.5% of revenue and a royalty ranging from 10% or 15% of sublicense revenue depending upon the sublicensed technology. In addition, various minimum annual royalties, maintenance fees and milestone payments are payable over the period of development. The Company issued 750,000 common shares to UBC as part of the consideration for the grant of the rights.

The fair value of $187,500 of the 750,000 common shares issued were recorded as an expense in the year ended May 31, 2003.

On May 19, 2005, the Company signed an amendment to the existing license agreements to include some amendments in the definition of "Field of Use". Also, the royalties was amended to range from 2.5% to 5% of revenue.

In consideration of the amendments, the Company will issue 200,000 common shares for a total value of $74,000 being the fair value at the time of the amendment. The amount is recorded as research and development costs.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

4.        Licenses (continued)

(b)     On March 15, 2004, the Company entered into a collaborative research agreement with the UBC to continue with exploratory research on coating technology for stents for a period from April 1, 2004 to March 31, 2006. During the period of the agreement, various milestone payments will be made to UBC for the continuation of the research program, estimated to be approximately CDN$220,800. As at May 31, 2004, the Company has paid CDN$50,000 and expensed to research and development.

On October 28, 2004, the Company and UBC amended the existing collaborative research agreements and referred to it as Amendment No. 1 and 2.

In Amendment No. 1, the contract period of the existing collaborative agreement was changed to April 1, 2004 to November 30, 2004 and total costs to the Company was estimated at CDN$110,400. As at May 31, 2005, the Company has paid/accrued and recorded CDN$110,400 to research and development costs in accordance with Amendment No. 1.

In Amendment No. 2, the contract period, work plan and total costs of the existing collaborative agreement as amended by Amendment No. 1 was amended. The contract period was extended from December 1, 2004 to November 30, 2006 and total costs to the Company was estimated at CDN$400,400, being payable over the term of the Agreement at various stipulated intervals. As at May 31, 2005, the Company has paid $35,000 and accrued $94,000 to research and development costs in accordance with Amendment No. 2.

The Company obtained support of up to CDN$315,000 from the Industrial Research Assistance Program ("IRAP") from the National Research Council Canada. As at May 31, 2005, the Company has received $44,150 from IRAP.

5.        Property and Equipment

	2005			2004
		Accumulated	Net book	Net book
	Cost	Amortization	value	value
Furniture and fixtures	$41,297	$39,867	$1,430	$8,751
Computer equipment	110,766	101,146	9,620	2,977
Laboratory equipment	789,158	577,519	211,639	163,922
Leasehold improvements	49,158	49,158	-	1,899
	$990,379	$767,690	$222,689	$177,549

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

6.        Stockholders' Equity

(a)       Common Stock

(i)     The Company placed 6,000,000 common stock to a financial custodian acting as trustee pursuant to a listing of the Company's shares on the Frankfurt Stock Exchange. The Company is conducting a Regulation S ("Reg S") Offering through the facilities of the Berlin Stock Exchange to raise capital in mainly German speaking countries. The trustee will receive a fee of 3% of the total value of the stocks held in trust to be paid in equal installments of 30,000 common shares per month over a ten month period, assuming the maximum offering is sold. The stocks may only be traded on German stock exchanges pursuant to Regulation S.

During the fiscal year ended May 31, 2005, a total of 1,209,108 Reg S stock have been issued at a price range of $0.34 to $0.62 per share of which 904,215 was issued for cash for total net proceeds of $218,403 (net of agent's fees of 154,893 Reg S stock). Of the 200,000 shares issued to a consultant for services as a security for non-paid commissions, 50,000 shares were returned to the Company.

As at May 31, 2005, 4,204,689 Regulation S stocks are held in trust by the financial custodian.

(ii)     During the fiscal year ended May 31, 2005, the Company issued an aggregate of 1,599,810 common shares for consulting, research and development, legal and employee services for a total value of $515,028 being the fair value of the shares at the earlier of 1) the agreement date and 2) the period of completion of performance.

(iii)     During the fiscal year ended May 31, 2005, the Company issued 2,320,710 common shares pursuant to an exercise of stock purchase warrants for total proceeds of $607,385.

(iv)     On December 29, 2004, the Company issued 3,192,399 common shares to exchange for 3,192,399 common shares of MI on a one-for-one basis. These shares were issued to comply with an order of the Supreme Court of British Columbia dated May 20, 2003. On May 26, 2005, the Company issued 17,000 common shares to exchange for 17,000 common shares of M-I Vascular Innovations, Inc. on a one-for-one basis. The exchanges were accounted for using the step purchase method and accordingly the purchase price of $616,585, being the fair market value of the Company's shares at the time of exchange, was allocated to purchased in process research and development. This amount was written off during the fiscal year 2005 in accordance with FASB Interpretation No. 4, "Applicability Of Fasb No. 2 To Business Combinations Accounted For By The Purchase Method".

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

6.        Stockholders' Equity (continued)

(a)       Common Stock (continued)

(i)     On March 24, 2005, the Company issued 75,000 common shares to a consultant of the Company for stock options exercised at a price of $0.30 per share, for total proceeds of $22,500.

(b)       Warrants

The following table summarizes information about the warrants issued by the Company:

	Number of Shares	Weighted Average Exercise price

Balance, May 31, 2003	10,717,821	0.62

Issued - private placement	2,181,164	0.75
Issued - finders' fees	55,714	0.60
Issued - services rendered	3,375,000	0.40
Exercised	(2,100,000)	(0.20)
Expired	(4,843,250)	(0.75)

Balance, May 31, 2004	9,386,449	0.60

	Number of Shares	Weighted Average Exercise price
Balance, May 31, 2004	9,386,449	0.60

Issued - convertible debentures (Note 7)	1,851,500	0.25
Issued - finders' fees	10,000	0.75
Issued - services rendered	5,270,000	0.32
Exercised	(2,310,710)	0.26
Expired	(7,043,220)	0.65

Balance, May 31, 2005 - Regular	7,164,019	0.45
Balance, May 31, 2005 and 2004 - Series "A"	3,374,999	0.66
Balance, May 31, 2005 and 2004 - Series "C"	674,997	0.66

Balance, May 31, 2005	11,214,015	0.53

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

6.        Stockholders' Equity (continued)

(b)       Warrants (continued)

During the year ended May 31, 2005, the Company issued 5,270,000 warrants, with exercise prices ranging from $0.24 to $0.45 per share, to various consultants for services rendered to the Company. These warrants had an estimated fair value of $917,168, using the Black Scholes Pricing Model.

During the year ended May 31, 2005, the board of directors approved an extension to the expiry date for 381,800 warrants outstanding from April 30, 2005 to April 30, 2006 and 200,000 warrants outstanding from May 21, 2005 to May 21, 2007.

(c)       Stock Options

The Company's incentive stock options plan provides for the grant of incentive stock options for up to 5,000,000 common shares to employees, consultants, officers and directors of the Company. Incentive benefits granted under the plan may be either incentive stock options, non-qualified stock options, stock awards, restricted shares or cash awards. Options are granted for a term not to exceed five years from the date of grant. Stock options granted generally vest over a period of two years.

In fiscal year 2005, the Company granted an aggregate of 3,900,000 stock options; 2,200,000 to employees/directors of the Company and 1,700,000 to consultants. Each option entitles its holder to acquire one common share of the Company between $0.20 and $0.40 per share, being vested immediately or at a specified time and expires five years from date of grant or term of agreement.

The fair value of each option granted is estimated on the grant date using the Black-Scholes option pricing model assuming no dividend yield and the following weighted average assumptions:

	2005	2004
Risk-free interest rate	3.50%	5.25%
Expected life (in years)	3 years	5 years
Expected volatility	78.58%	136.11%

Option-pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates and therefore, in management's opinion, existing models do not necessarily provide reliable measure of the fair value of the Company's stock options.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

6.        Stockholders' Equity (continued)

(c)       Stock Options (continued)

Compensation cost related to the stock options granted to consultants and employees during the year ended May 31, 2005 was charged to operations at their estimated fair value of $155,978 (2004 - $53,276).

A summary of the weighted average fair value of stock options granted during the year ended May 31, 2005 is as follows:

	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise price equals market price at grant date:	$ 0.30	$ 0.30
Exercise price greater than market price at grant date:	$ 0.26	$ 0.21
Exercise price less than market price at grant date:	$ 0.25	$ 0.29

A summary of the weighted average fair value of stock options granted during the year ended May 31, 2004 is as follows:

	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise price equals market price at grant date:	$ 0.40	$ 0.40
Exercise price greater than market price at grant date:	$ 0.50	$ 0.31
Exercise price less than market price at grant date:	$ 0.30	$ 0.31

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

6.        Stockholders' Equity (continued)

(c)       Stock Options (continued)

Summary of employee stock options information for the period from inception to May 31, 2005 is as follows:

	Shares	Weighted Average Exercise Price

Options outstanding, May 31, 2003	4,175,000	0.53

Options granted	995,000	0.35
Options exercised	(100,000)	(0.34)
Options cancelled	(565,000)	(0.74)
Options expired	(250,000)	(0.67)
Options outstanding, May 31, 2004	4,255,000	0.47

Options granted	3,900,000	0.28
Options exercised	(75,000)	0.30
Options expired	(300,000)	1.00
Options outstanding, May 31, 2005	7,780,000	0.35

The following summarizes information about the stock options outstanding and exercisable at May 31, 2005:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of options Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number of options Exercisable	Weighted Average Exercise Price
$ 0.17	950,000	1.93	$ 0.17	950,000	$ 0.17
$ 0.20	1,400,000	4.71	$ 0.20	1,400,000	$ 0.20
$ 0.21	500,000	2.89	$ 0.21	500,000	$ 0.21
$ 0.30	2,920,000	4.18	$ 0.30	2,320,000	$ 0.30
$ 0.40	300,000	4.51	$ 0.40	230,000	$ 0.40
$ 0.50	550,000	2.28	$ 0.50	550,000	$ 0.50
$ 0.55	650,000	2.50	$ 0.55	650,000	$ 0.55
$ 1.00	510,000	1.53	$ 1.00	510,000	$ 1.00
$0.17 - $1.00	7,780,000	3.30	$ 0.35	7,110,000	$ 0.35

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

6.        Stockholders' Equity (continued)

(d)       Pro-forma Disclosure

Had compensation expense for the Company's stock-based compensation plans been determined under SFAS No. 123, based on the fair market value at the grant dates, the Company's pro-forma net loss and pro-forma net loss per share would have been reflected as follows:

	2005	2004

Net loss, as reported	$ (6,608,882)	$ (3,471,891)
Add: Stock-based employee compensation expense included in reported net loss above, net of related tax effects	155,978	6,700
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(481,427)	(226,962)
Pro-forma loss for the year	$(6,934,331)	$(3,251,629)

Pro-forma basic and diluted loss per share	(0.16)	(0.10)

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

7.        Convertible Debentures

On March 15, 2005, the Company closed a bridge debenture financing for gross proceeds of $805,000 of senior convertible debentures ("Debentures") and 1,610,000 detachable share purchase warrants. The Debentures are interest bearing at 10% per annum, and principal and accrued interest are due and payable in one installment upon the earlier of (i) 180 days from the date of closing of the offering and (ii) the closing of a financing or series of related financings in the Company in the aggregate of $500,000. At the option of the holder, all or a portion of the outstanding principal amount and any accrued interest shall convert into the Company's common stock at a conversion price of $0.25 per share or on the first occasion following the date on which the Company has a financing or series of financing, the Debentures are convertible at a conversion price equal to the lower of (i) the purchase price per share in such subsequent financing, or (ii) the conversion price then in effect. As at May 31, 2005, no Debentures have been converted. If converted, the Debentures can be converted into 3,220,000 common shares of the Company at the current conversion price.

The transferable share purchase warrants are exercisable at $0.25 per share and have a term of five (5) years from date of grant.

In connection with this financing, the Company paid a commission fee of $88,000 (which is equal to 10% of the aggregate gross proceeds) in cash, $4,507 in related expenses, and issued 241,500 share purchase warrants ("Agent's warrants") (which is equal to fifteen percent (15%) of the shares of Common Stock underlying the warrants in the financing). The Agent's Warrants are exercisable at $0.25 per share and have a term of five (5) years from date of grant. The Agent's Warrants shall be exercisable for cash or in a cashless exercise, whereby the optionee can elect to receive common stock in lieu of paying cash for the options based on a formula, in accordance with the Agent's Agreement.

The Company is also committed to pay a commission to the Agent in cash or warrants if any of the Debenture holders invest in the Company within 18 months after the financing. As at May 31, 2005, no accrual have been provided for as there is no obligation to the Company to pay commission and future obligations are not determinable at this time.

Gross proceeds have been allocated to the liability ($756,080) and the equity ($48,920) components using the relative fair value method of the fair value of the debentures and the estimated fair value of the attached warrants.

The transaction resulted in a beneficial conversion feature calculation in accordance with EITF 98-5: "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", of $289,800, which has been recorded as financing costs on convertible debentures on the statements of operations.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

8.        Related Party Transactions

The following services were provided by related parties. These transactions, recorded at exchange amounts agreed to by all parties, were as follows:

During the year ended May 31, 2005, the Company paid or accrued $445,904 (2004 - $293,963) of management and consulting fees to 4 directors and officers of the Company. Of this amount, $158,718 (2004 - $63,967) was charged to research and development.

As at May 31, 2005, an amount of $nil (2004 - $13,585) was due to the Chief Executive Officer of the Company.

As at May 31, 2005, an amount of $17,500 (2004 - $nil) was due from the Chief Financial Officer of the Company. Of this amount, $10,030 of this amount has been paid subsequent to year-end.

9.        Income Taxes

The Company is subject to income taxes in the United States of America while its subsidiary is subject to income taxes in Canada. US federal net operating loss carryforwards of $11,939,000, if not utilized to offset taxable income in future periods, expire between 2021 and 2025. Canadian net operating loss carryforwards of $3,502,000, if not utilized to offset taxable income in future periods, expire between the years 2008 and 2015.

Following is a reconciliation between expected income tax benefit and actual, using the applicable statutory income tax rates of 35% for the years ended May 31, 2005 and 2004:

	2005	2004

Income tax benefit at statutory rate	$(2,313,000)	$(1,156,000)
Foreign rate differential	(12,000)	-
Certain non-deductible expenses	140,000	140,000
Acquisition intangibles	596,000	-
Research and development	279,000	-
Change in valuation allowance	1,310,000	1,016,000

	$-	$-

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

9.        Income Taxes (continued)

The Company's total deferred tax asset is as follows:

	2005	2004

Tax benefit relating to net operating loss carryforwards	$5,439,000	$4,433,000
Plant and equipment	151,000	151,000
Stock option compensation	304,000	-
Valuation allowance	(5,894,000)	(4,584,000)

	$-	$-

Future utilization of the loss carryforward in the U.S. is subject to certain limitations under the provisions of the Internal Revenue Code, including limitations subject to Section 382. It is likely that a prior ownership change has occurred and the losses will be limited in their ability to offset future income.

10.      Supplemental Cash Flow Information

	Period from inception (January 20, 1999) to May 31, 2005	2005	2004
Supplemental cash flow information:
Interest paid in cash	$29,683	$-	$3,876
Income taxes paid in cash	-	-	-

Supplemental non-cash investing and financing activities:
Debt settlement with shares	$621,375	$-	$12,000
Debt forgiven	462,249	-	462,249
Shares issued for service	2,686,315	545,028	1,148,125
Warrants issued for service	2,391,635	917,164	814,798
Subscriptions received	594,935	-	-

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

11.       Commitments and Contingent Liabilities

(a)       The Company has obligations under a long-term premises lease for a period of five years from November 1, 2000. Negotiations to renew the lease is on-going at this time. The future minimum rent payments until October 2005 is $37,557.

(b)       On November 18, 2002, a lawsuit against the Company was filed in the Supreme Court of British Columbia.

The Statement of Claim arising from a Settlement Agreement, dated September 14, 2001, seeks the exchange of 3,192,399 shares of the Company for 3,192,399 shares in the capital of the Company's subsidiary or, alternatively, damages and costs.

The Company and M-I Vascular ("MI") attended a court hearing in chambers on April 16, 17 and 25, 2003 on a summary trial application by the Plaintiff for an Order for a declaration of specific performance that the Plaintiff is entitled to an exchange of 3,192,399 common shares of MI for 3,192,399 common shares of the Company pursuant to the Settlement Agreement entered into on September 14, 2001. The Plaintiff was granted the relief he sought at the summary trial and the Company was ordered to perform the share exchange. The Company has appealed the decision to the British Columbia Court of Appeal and the appeal hearing has been set on September 7, 2004.

On May 16, 2003, the Company delivered a Take-Over Bid Circular (the "Circular") to the Plaintiff, offering to exchange his common shares in MI for shares in the Company pursuant to British Columbia securities laws and regulations. In late May 2003, after the judgment was received, the Company asked the Plaintiff to submit his MI share certificates and fill in the required forms pursuant to the Circular, so that the Company could comply with the judgement and exchange his shares in accordance with British Columbia securities laws and regulations.

On December 29, 2004, the Company issued 3,192,399 common shares to exchange for 3,192,399 common shares of MI on a one-for-one basis. These shares were issued to comply with an order of the Supreme Court of British Columbia dated May 20, 2003.

In a counterclaim in the Supreme Court of British Columbia, the Company continues to dispute the Plaintiff's entitlement to the 3,192,399 MI shares and any Company shares that he may receive pursuant to court order.

No provision has been provided as at May 31, 2005 as the outcome of this legal proceeding is uncertain at this time.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

12.       General and Administrative Expenses

(a)       General and administrative expenses comprise the following:

	2005	2004

Legal	$195,379	$146,311
Public relations, financing and corporate development	935,337	772,493
Management fees	261,883	229,996
Consulting	692,690	856,692
Bad debt	-	160,000
Operating expenses	534,235	425,287
	$2,619,524	$2,590,779

General and administrative expenses include $322,202 (2004 - $641,249) and $390,429 (2004 - $237,170) of deferred compensation in public relations and consulting, respectively.

13.       Acquisition of Sahajanand Medical Technologies Inc.

On March 1, 2005 the Company entered into a share acquisition Letter of Intent ("Letter") with the shareholders of Sahajanand Medical Technologies Inc. ("SMT") of India. SMT is in the business of manufacturing, marketing and distributing bare metal and drug eluting stents, which will complement the Company's research activities.

Pursuant to the Letter, the Company shall issue 44,500,000 shares of the Company's common stock in exchange for 100% of the outstanding equity of SMT.

In addition, if the SMT operations achieve at least $90 million in sales within 36 months of the closing of the acquisition, the SMT shareholders shall be issued 2,225,000 additional shares of the Company's common stock. If the SMT operations achieve $180 million or more in sales within 36 months of the closing acquisition, the SMT shareholders shall be issued 2,225,000 additional shares of the Company's common stock so that the SMT shareholders receive an aggregate of 4,450,000 shares of the outstanding shares of the Company's common stock.

Following the closing, the combined entity will finance the development of a catheterization laboratory, and upon completion, the combined entity will have the right (but not obligation) to acquire all right, title and interest in such technology at an acquisition price equal to 100% of the production cost not to exceed $2.0 million to be paid in the form of cash or common stock of the Company.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

13.       Acquisition of Sahajanand Medical Technologies Inc. (continued)

The completion of the acquisition shall be at least subject to (i) satisfactory completion of customary due diligence; (ii) mutual board and shareholder approval and other customary consents; (iii) negotiation and execution of the Definitive Agreement and the documents contemplated therein; (iv) receipt of audited financial statements of SMT; (v) negotiation and execution of the Management Employment Agreements; (vi) receipt of all necessary third party consents; (vii) transfer of all assets to SMT, free and clear of all liens, claims and encumbrances of any kind, and (viii) the absence of material legal or government limitations.

As at August 18, 2005, the acquisition has yet to be finalized. Project acquisition costs of $53,426 which represents direct costs incurred as a result of this acquisition, have been capitalized on the financial statements. These costs will be included in the total acquisition cost upon consummation of this transaction.

14.       Subsequent Events

(a)       Subsequent to the fiscal year 2005, the Company issued 409,290 and 159,500 common shares pursuant to an exercise of stock purchase warrants at a price of $0.26 and $0.66 per share, respectively, for total proceeds of $211,685.

(b)       Subsequent to the fiscal year 2005, the Company issued 200,563 common shares for research and development and consulting services for a total value of $119,706.

(c)       Subsequent to the fiscal year 2005, the Company issued 66,108 common shares for employee services for a total value of $40,449.

(d)       On June 3, 2005, the Company issued 116,071 shares to a consultant of SagaX, Inc. for total value of $65,000. This is the remaining balance of the vendor's debt which the Company has agreed to pay as part of the Acquisition Agreement (See note 3).

(e)       On June 7, 2005, the Company signed a consulting agreement and pursuant to the agreement, issued 500,000 share purchase warrants with a term of three years and exercise price of $0.50. Each warrant entitles the holder to purchase one common share of the Company.

(f)       On July 1, 2005, the Company signed a consulting agreement wherein the Company will pay $10,000 and issue a total of 140,000 common shares over a specified amount of time in the contract. The Company has paid the $10,000 fees and issued 40,000 common shares on July 29, 2005.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

14.       Subsequent Events (continued)

(g)       On July 1, 2005, the Company signed a consulting agreement and pursuant to the agreement, issued 250,000 share purchase warrants with a term of three years and exercise price of $0.50. Each warrant entitles the holder to purchase one common share of the Company.

(h)       On August 11, 2005, the Company completed a non-brokered private placement (the "Private Placement") of an aggregate of 7,684,995 units at the price of $0.45 per Unit.  Each Unit is comprised of one common share together with one-half of one Series "A" non-transferable share purchase warrant (each a "Series A Warrant") and one-half of one Series "B" non-transferable share purchase warrant (each a "Series B Warrant"). Each whole Series A Warrant entitles the holder to purchase one common share at a price of $0.65 per share for a period which is the earlier of (i) 12 months from August 11, 2005 and (ii) six months commencing from the effective date of the Company's proposed "Registration Statement". Each whole Series B Warrant entitles the holder to purchase one common share at a price of $0.70 per share for the first 12 months, at a price of $0.85 per share for the next 6 months, and at a price of $1.00 per share for the last 6 months thereafter. Series B Warrants are exercisable at the earlier of (i) 30 months from August 11, 2005 and (ii) 24 months commencing from the effective date of the Company's proposed "Registration Statement".

A finder's fee comprised of $25,000 in cash and 62,500 exchangeable Series A Warrants and Series B Warrants was paid upon the completion of the private placement.

MIV THERAPEUTICS INC.
(A development stage company)

Notes to Consolidated Financial Statements
Years Ended May 31, 2005 and 2004
(Expressed in U.S. Dollars)

15.       Restatements

a)       Restatement of Cumulative From Inception Balances

Subsequent to the issuance of the Company's financials statements, management became aware of transcription errors effecting certain components of the cumulative net loss for the period from inception, January 20, 1999, to May 31, 2005 (the Cumulative Net Loss") and the cumulative cash flows for the same period (the "Cumulative Cash Flows"),

Correction of the components of the Cumulative Net Loss results in an increase in the cumulative loss from operations of $320,160 (restated -$24,289,488; previously reported - $23,969,328), an increase in Gain on Foreign Exchange of $75,160 (restated - $88,715; previously reported - loss of $13,555) and a decrease in Minority Interest Share of Loss of $857,484 (restated - $806,310; previously reported - $1,663,794). These corrections result in an increase in the Cumulative Net Loss of $1,102,484 (restated - $22,877,286; previously reported - $21,774,802). Restated cumulative loss per share (basic and dilutive) increased by $0.04 (restated - $1.16; previously reported - $1.11).

Correction of the components of the Cumulative Cash Flows results in the reallocation of certain amounts between components of the cash flows, which are all found within operating activities, without effect on the total.

b)       Restatement of Pro-forma Disclosure of Stock Based Compensation

Subsequent to the issuance of the Company's consolidated financial statements, management became aware of a disclosure error in Note 6(d) Pro-forma Disclosure, where the "Total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects" incorrectly presented the pro-forma amounts as it omitted an adjustment for option expenses recorded in the statement of operations and "Net Loss, as reported" was incorrectly stated as a result. Corrections of the note resulted in an increase of "Total stock-based employee compensation expense determined under the fair value method for all awards, net of related tax effects" of $155,978 (previously reported - ($325,449), restated - ($481,427) and increase in "Pro-forma loss for the year" of $538,285 (previously reported - ($6,396,046), restated - ($6,934,331) and increase in "Net Loss, as reported" of $382,307 (previously reported - ($6,226,575), restated - ($6,608,882). The corrections did not have any impact on the Net Loss for the year. Restated Pro-forma basic and diluted loss per share increased by $0.01 (restated - $0.16; previously reported - $0.15).

MIV THERAPEUTICS INC.
(A development stage company)

Consolidated Financial Statements

August 31, 2006

(Unaudited)

Index

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Stockholders' Equity

Consolidated Statements of Cash Flows

Notes to Consolidated Financial Statements

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Balance Sheets

		August 31, 2006	May 31, 2006
		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents		$558,705	$1,573,822
Accounts receivable		123,000	56,902
Prepaid expenses and deposits		82,583	84,365
Total current assets		764,288	1,715,089
Property and equipment, net (Note 4)		339,303	338,786
Total assets		$1,103,591	$2,053,875

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Current liabilities
Accounts payable and other payables (Note 6)		$416,474	$185,624
Deferred lease inducement - current portion (Note 7(a))		8,081	8,081
Total current liabilities		424,555	193,705

Deferred lease inducement (Note 7(a))		25,589	27,609

Commitments and contingencies (Note 7)

Stockholders' Equity
Common stock (Note 5)
Authorized:
230,000,000	common shares with a par value of $0.001
20,000,000	preferred shares with a par value of $0.001
Issued and outstanding:
70,495,895	common shares at August 31, 2006 and
68,359,964	common shares at May 31, 2006	70,496	68,360
Additional paid-in capital		34,346,079	33,214,382
Deferred compensation		(73,417)	(199,569)
Common stock issuable (Note 3(a))		-	74,000
Deficit accumulated during the development stage		(33,493,776)	(31,127,944)
Accumulated other comprehensive loss		(195,935)	(196,668)
Total stockholders' equity		653,447	1,832,561
Total liabilities and stockholders' equity		$1,103,591	$2,053,875
The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Operations
(Unaudited)
	Period
	from
	inception
	(January 20
	1999) to	Three months ended
	August 31,	August 31,
	2006	2006	2005

Expenses
General and administrative (Notes 7 and 8)	$17,281,448	$1,048,369	$1,085,138
Research and development	8,853,105	839,689	341,763
Stock-based compensation	4,752,975	439,138	468,243
Depreciation	923,558	25,062	50,320
Interest expense and finance fees	925,514	-	-
Licenses acquired charged to operations	479,780	-	-
Finance cost on convertible debentures	382,307	-	-
Purchased in-process research and development	2,205,013	-	-

	35,803,700	2,352,258	1,945,464

Loss from operations	(35,803,700)	(2,352,258)	(1,945,464)

Gain on extinguishment of debt	462,249	-	-

Interest income	143,449	6,010	5,541

Gain (loss) on foreign exchange	53,739	(19,584)	13,068

Loss for the year before minority interest	(35,144,263)	(2,365,832)	(1,926,855)

Minority interest share of loss	806,310	-	-

Net loss	$(34,337,953)	$(2,365,832)	$(1,926,855)

Loss per common share
- basic and diluted	$(1.25)	$(0.03)	$(0.04)

Weighted average number of common
shares outstanding
- basic and diluted	27,511,898	69,389,321	54,103,389

The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Stockholders' Equity
(Unaudited)
						Accumulated
						Other	Deficit	Total
						Compre-	Accumulated	Stock-
			Additional	Deferred	Common	hensive	During the	holders'
	Common Stock		Paid-in	Compen-	Stock	Income	Development	Equity
	Shares	Amount	Capital	sation	Issuable	(Loss)	Stage	(Deficit)
		$	$	$	$	$	$	$

Balance, May 31, 2006	68,359,964	68,360	33,214,382	(199,569)	74,000	(196,668)	(31,127,944)	1,832,561
Issuance of common stock: (Note 5)
- for share subscriptions - Private placement	910,000	910	454,090	-	-	-	-	455,000
- for exercise of warrants	670,887	671	(671)	-	-	-	-	-
- for exercise of options	79,294	79	(79)	-	-	-	-	-
- for services	175,750	176	115,519	(33,346)	-	-	-	82,349
- for license agreement (Note 3)	300,000	300	123,700	-	(74,000)	-	-	50,000
Fair value of extended options	-	-	104,865	-	-	-	-	104,865
Fair value of stock options granted	-	-	334,273	-	-	-	-	334,273
Amortization of deferred compensation	-	-	-	159,498	-	-	-	159,498
Comprehensive income (loss):
Foreign currency translation adjustment	-	-	-	-	-	733	-	733
Net loss	-	-	-	-	-	-	(2,365,832)	(2,365,832)

Balance, August 31, 2006	70,495,895	70,496	34,346,079	(73,417)	-	(195,935)	(33,493,776)	653,447

The accompanying notes are an integral part of these consolidated financial statements.

MIV THERAPEUTICS INC.
(A development stage company)
Consolidated Statements of Cash Flows
(Unaudited)
	Period from
	inception
	(January 20
	1999) to	Three months ended
	August 31,	August 31,
	2006	2006	2005

Cash flows from operating activities
Net loss	$(34,337,953)	$(2,365,832)	$(1,926,855)
Adjustments to reconcile net loss to
net cash used in operating activities:
Stock-based compensation	8,307,494	598,636	912,234
Stock issued for other than cash	5,398,085	132,349	154,884
Interest expense on related party loan	850,000	-	-
Interest expense on convertible debentures	34,730	-	-
Fair value of extended warrants	194,844	-	-
Depreciation	923,558	25,062	50,320
Leasehold improvements written down	13,300	-	-
Project acquisition costs	-	-	(5,096)
Purchased in-process research and development	2,125,013	-	-
Intangible asset impairment	150,000	-	-
Gain on extinguishment of debt	(462,249)	-	-
Provision for bad debt	160,000	-	-
Beneficial conversion feature on convertible debenture (Note 7)	289,800	-	-
Minority interest	(806,310)	-	-
Changes in operating assets and liabilities:
Accounts receivable	(283,251)	(66,098)	(11,100)
Due from related party	-	-	10,030
Prepaid expenses and deposits	(83,141)	1,782	(48,015)
Accounts payable and other payables	472,996	228,830	79,058
Net cash used in operating activities	(17,053,084)	(1,445,271)	(784,540)

Cash flows from financing activities
Issuance of common stock, less share issuance costs	15,979,909	455,000	5,018,744
Due to related parties	850,000	-	-
Proceeds from (repayments of) convertible debentures (Note 7)	755,000	-	-
Cash acquired in reverse acquisition	13,824	-	-
Subscriptions received	1,357,310	-	-
Common stock redemption	(120,000)	-	-
Loan payable	500,000	-	-
Net cash provided by financing activities	19,336,043	455,000	5,018,744

Cash flows from investing activities
Acquisition of license	(200,000)	-	-
Purchase of property and equipment	(1,286,003)	(25,579)	(27,161)
Net cash used in investing activities	(1,486,003)	(25,579)	(27,161)
Foreign exchange effect on cash	(238,251)	733	(15,697)
Net increase (decrease) in cash and cash equivalents	558,705	(1,015,117)	4,191,346
Cash and cash equivalents, beginning	-	1,573,822	492,709
Cash and cash equivalents, ending	$558,705	$558,705	$4,684,055

The accompanying notes are an integral part of these consolidated financial statements.

1.       Basis of Presentation

The foregoing unaudited interim consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Regulation S-B as promulgated by the Securities and Exchange Commission ("SEC"). Accordingly, these financial statements do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. The accompanying unaudited financial statements and related notes should be read in conjunction with the audited financial statements and the Form 10-KSB of the Company for the year ended May 31, 2006. In the opinion of management, the unaudited interim financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented.

The preparation of financial statements in accordance with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published, and the reported amounts of revenues and expenses during the reporting period. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of the Company's financial statements; accordingly, it is possible that the actual results could differ from these estimates and assumptions that could have a material effect on the reported amounts of the Company's financial position and results of operations.

Since inception, MIV Therapeutics Inc. (the "Company") has suffered recurring losses, totaling $34,337,953 as of August 31, 2006. To date, management has been able to finance the operations through the issuance of common stock, and through related party loans, in order to meet its strategic objectives. Management plans to continue to seek other sources of financing on favorable terms; however, there are no assurances that any such financing can be obtained on favorable terms, if at all. Management expects to monitor and control the Company's operating costs to a minimum until cash is available through financing or operating activities. There are no assurances that the Company will be successful in achieving these plans. The Company anticipates that losses will continue until such time, if ever, as the Company is able to generate sufficient revenues to support its operations. The Company's ability to generate revenue primarily depends on its success in completing development and obtaining regulatory approvals for the commercialization of its stent technology. The Company's ability to obtain sufficient financing to continue the development of, and if successful, to commence the manufacture and sale of its products under development, if and when approved by the applicable regulatory agencies is uncertain. In view of these conditions, the ability of the Company to continue as a going concern is in substantial doubt and dependent upon achieving a profitable level of operations and on the ability of the Company to obtain necessary financing to fund ongoing operations. Management believes that its current and future plans enable it to continue as a going concern. These consolidated financial statements do not give effect to any adjustments which would be necessary should the Company be unable to continue as a going concern and therefore be required to realize its assets and discharge its liabilities in other than the normal course of business and at amounts different from those reflected in the accompanying consolidated financial statements.

2.       Stock-based Compensation

In December 2004, the FASB issued SFAS No. 123R, "Share-Based Payment", which replaced SFAS No. 123, "Accounting for Stock-Based Compensation" and superseded APB Opinion No. 25, "Accounting for Stock Issued to Employees". In January 2005, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 107, "Share-Based Payment", which provides supplemental implementation guidance for SFAS No. 123R. SFAS No. 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on the grant date fair value of the award. SFAS No. 123R was to be effective for interim or annual reporting periods beginning on or after June 15, 2005, but in April 2005 the SEC issued a rule that will permit most registrants to implement SFAS No. 123R at the beginning of their next fiscal year, instead of the next reporting period as required by SFAS No. 123R. The pro-forma disclosures previously permitted under SFAS No. 123 no longer will be an alternative to financial statement recognition. Under SFAS No. 123R, the Company must determine the appropriate fair value model to be used for valuing share-based payments, the amortization method for compensation cost and the transition method to be used at date of adoption. The transition methods include prospective and retroactive adoption options. Under the retroactive options, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. The modified prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock at the beginning of the first quarter of adoption of SFAS No. 123R, while the retroactive methods would record compensation expense for all unvested stock options and restricted stock beginning with the first period restated. The Company has adopted the modified prospective method for the fiscal quarter beginning on June 1, 2006 and recorded the compensation expense for all unvested stock options existing prior to the adoption in the first quarter of fiscal 2007. Stock-based compensation expense for awards granted prior to June 1, 2006 was based on the grant date fair-value as determined under the pro-forma provisions of SFAS No. 123.

The Company recorded incremental stock-based compensation expense of $193,773 during the quarter ended August 31, 2006 as a result of the adoption of SFAS No. 123R.

As of May 31, 2006, $491,750 of total unrecognized compensation cost related to stock options and restricted stock units is expected to be recognized over a weighted-average period of one year.

Prior to the adoption of SFAS No. 123R, the Company measured compensation expense for its employee stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25. The Company applied the disclosure provisions of SFAS No. 123 as amended by SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", as if the fair-value-based method had been applied in measuring compensation expense. Under APB Opinion No. 25, when the exercise price of the Company's employee stock options was equal to the market price of the underlying stock on the date of the grant, no compensation expense was recognized.

2.       Stock-based Compensation (continued)

The following table illustrates the effect on net income after taxes and net income per common share as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based compensation during the three months ended August 31, 2005:

Three months ended August 31, 2005
(Unaudited)
Net loss	As reported	$ (1,926,855)
SFAS No. 123 compensation expense	Pro-forma	(121,927)

Net loss	Pro-forma	$ (2,048,782)

Basic and diluted net loss per share	Pro-forma	$ (0.04)

3.       Licenses

(a)       On February 1, 2003, the Company entered into two license agreements with the University of British Columbia ("UBC") which provides the Company with the worldwide right to use, develop and sublicense coating technology for stents and other medical devices.

In consideration of granting the licenses, the Company will pay UBC a royalty of 2.5% of related revenue and a royalty ranging from 10% or 15% of sublicense revenue depending upon the sublicensed technology. In addition, various minimum annual royalties, maintenance fees and milestone payments are payable over the period of development. The Company issued 750,000 common shares to UBC as part of the consideration for the grant of the rights.

The 750,000 common shares had a fair value of $187,500 and were issued and recorded as research and development expense in the year ended May 31, 2003.

On May 19, 2005, the Company signed an amendment to the existing license agreements to include some amendments in the definition of "Field of Use". Also, the royalty terms were amended from 2.5% to range from 2.5% to 5%, depending on the nature of the related revenue.

In consideration for the amendments, the Company agreed to issue 200,000 common shares which had a fair value of $74,000 at the time of the amendment. This amount was recorded as research and development expense during the year ended May 31, 2005. The shares were subsequently issued in July 2006.

(b)       On March 15, 2004, the Company entered into a collaborative research agreement with UBC to continue with exploratory research on coating technology for stents for a period from April 1, 2004 to March 31, 2006. During the period of the agreement, various milestone payments were made to UBC for the continuation of the research program, estimated to be approximately CDN$220,800 (USD$164,445). As at May 31, 2004, the Company had paid CDN$50,000 (USD$37,238) and charged the costs to research and development.

On October 28, 2004, the Company and UBC amended the existing collaborative research agreements and referred to it as Amendment No. 1 and 2.

3.       Licenses (continued)

In Amendment No. 1, the contract period of the existing collaborative agreement was changed to April 1, 2004 to November 30, 2004 and total costs to the Company were estimated at CDN$110,400 (USD$87,633). As of May 31, 2005, the Company had paid/accrued and recorded CDN$110,400 (USD$87,633) to research and development costs in accordance with Amendment No. 1.

In Amendment No. 2, the contract period, work plan and total costs of the existing collaborative agreement as amended by Amendment No. 1 were amended. The contract period was extended from December 1, 2004 to November 30, 2006 and total costs to the Company was estimated at CDN$400,400 (USD$317,828), being payable over the term of the Agreement at various stipulated intervals. As of August 31, 2006, the Company had paid CDN$344,000 (USD$294,590) for research and development costs in accordance with Amendment No. 2.

The Company obtained financial support of up to CDN$315,000 (USD$250,040) from the Industrial Research Assistance Program ("IRAP") from the National Research Council Canada. As of August 31, 2006, the Company had received CDN$185,391 (USD$157,806) from IRAP.

(c)       On May 19, 2005, the Company signed a letter of intent to negotiate a new license agreement for a new technology with UBC. The form and content will be similar to that of the license agreements entered into in February 2003 (See Note 3(a) above). Upon execution, the Company will issue 100,000 common shares to UBC. As of August 31, 2006, the new license agreement had not been executed but the related common shares were issued; however, the Company will retain the stock certificate until the negotiations are completed.

4.       Property and Equipment

	August 31, 2006 (Unaudited)
		Accumulated	Net Book
	Cost	Depreciation	Value
Furniture and fixtures	$63,672	$46,778	$16,894
Computer equipment	157,816	116,345	41,471
Laboratory equipment	1,005,163	724,225	280,938
Leasehold improvements	49,158	49,158	-
	$1,275,809	$936,506	$339,303

	May 31, 2006
		Accumulated	Net Book
	Cost	Depreciation	Value
Furniture and fixtures	$62,077	$45,972	$16,105
Computer equipment	148,581	112,182	36,399
Laboratory equipment	990,414	704,132	286,282
Leasehold improvements	49,158	49,158	-
	$1,250,230	$911,444	$338,786

Depreciation expense for the three months ended August 31, 2006 was $25,062 (2005 - $50,320).

5.       Stockholders' Equity

(a)       Common Stock

On August 24, 2006, the stockholders of the Company during its Annual General Meeting approved an increase in its authorized capital stock from 160,000,000 million shares of capital stock consisting of 140,000,000 common shares with par value of $0.001 per share and 20,000,000 preferred shares with par value of $0.001 per share to 250,000,000 of capital stock consisting of 230,000,000 common shares with par value of $0.001 per share and 20,000,000 preferred shares with par value of $0.001 per share.

(i)       On July 10, 2006, the Company completed a private placement of 620,000 units at a price of $0.50 per unit for total proceeds of $310,000. Each unit is comprised of one common share and one share purchase warrant. Each warrant entitles the holder to purchase one common share for $0.75 per share for a period which is the earlier of (i) 18 months from July 10, 2006 or (ii) 12 months commencing from the effective date of the Company's proposed "Registration Statement".

The warrants had an estimated fair value of $195,161 using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes model were: volatility: 64.41%, discount rate: 5.25% and call option value: $0.31.

(ii)      On August 21, 2006, the Company completed a private placement of 290,000 units at a price of $0.50 per unit for total proceeds of $145,000. Each unit is comprised of one common share and one non-transferable share purchase warrant. Each warrant entitles the holder to purchase one common share for $0.75 per share for a period which is the earlier of (i) 18 months from August 21, 2006 or (ii) 12 months commencing from the effective date of the Company's proposed "Registration Statement".

The warrants had an estimated fair value of $39,080 using the Black-Scholes option pricing model. The assumptions used in the Black-Scholes model were: volatility: 59.44%, discount rate: 5.25% and call option value: $0.13.

(iii)     During the three months ended August 31, 2006, the Company issued an aggregate of 175,750 common shares for consulting and research and development with a fair value of $115,695 at the agreement dates. This amount is being expensed on a straight-line basis over the period of completion of performance.

(iv)      During the three months ended August 31, 2006, the Company issued 670,887 common shares pursuant to an exercise of stock purchase warrants under the cashless option of the related agreements. Of these shares, 177,644 were issued to warrant holders whose warrants were acquired through a private placement.

(v)       During the three months ended August 31, 2006, the Company issued 79,294 common shares pursuant to an exercise of stock purchase options under the cashless option of the agreement.

5.       Stockholders' Equity (continued)

(a)       Common Stock (continued)

(vi)       In September 2003, the Company placed 6,000,000 common shares to a financial custodian acting as trustee pursuant to a listing of the Company's shares on the Frankfurt Stock Exchange. The Company is conducting a Regulation S ("Reg S") offering through the facilities of the Berlin Stock Exchange to raise capital in mainly German speaking countries. The trustee will receive a fee of 3% of the total number of the shares held in trust to be paid in equal installments of 30,000 common shares per month over a ten month period, assuming the maximum offering of up to 10,000,000 common shares are sold. The stocks may only be traded on German stock exchanges pursuant to Reg S.

As at August 31, 2006, 2,500,000 Reg S stocks were held in trust by the financial custodian.

(b)       Warrants

The following table summarizes information about the warrants issued by the Company during the three months ended August 31, 2006:

	Number of Shares	Weighted Average Exercise price
Balance, May 31, 2006 - Regular	10,689,491	$ 0.46
Balance, May 31, 2006 - Series "A"	5,358,220	0.65
Balance, May 31, 2006 - Series "B"	3,904,998	0.70
Balance, May 31, 2006 - Series "C"	229,305	0.66

Balance, May 31, 2006	20,182,014	0.55

Regular:
Issued - private placement	910,000	0.75
Exercised	(791,500)	0.10

Series "A":
Expired	(3,904,998)	0.65

Balance, August 31, 2006 - Regular	10,807,991	0.51
Balance, August 31, 2006 - Series "A"	1,453,222	0.66
Balance, August 31, 2006 - Series "B"	3,904,998	0.70
Balance, August 31, 2006 - Series "C"	229,305	0.66

Balance, August 31, 2006 (Unaudited)	16,395,516	$ 0.57

5.       Stockholders' Equity (continued)

(c)       Stock Options

The Company's incentive stock options plan provides for the grant of incentive stock options for up to 25,000,000 common shares to employees, consultants, officers and directors of the Company. Incentive benefits granted under the plan may be either incentive stock options, non-qualified stock options, stock awards, restricted shares or cash awards. Options are granted for a term not to exceed seven years from the date of grant. Stock options granted generally vest over a period of six months to two years.

During the three months ended August 31, 2006, the Company granted an aggregate of 520,000 stock options to employees of the Company. Each option entitles its holder to acquire one common share of the Company at prices ranging from $0.64 to $0.67 per share, vests immediately or at a specified time, and expires up to five years from date of grant.

Option pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility. Changes in the underlying assumptions can materially affect the fair value estimates and therefore, in management's opinion, existing models may not necessarily provide reliable measure of the fair value of the Company's stock options.

During the three months ended August 31, 2006, the board of directors approved an extension to the expiry date of the following outstanding options:

Number of Options	From	To
100,000	August 30, 2006	August 30, 2011
100,000	August 30, 2006	August 30, 2010
200,000	August 30, 2006	August 30, 2009

As a result of the option extensions, the Company recognized an additional $104,865 of stock-based compensation in the statement of operations.

A summary of the weighted average fair value of stock options granted during the three month period ended August 31, 2006 is as follows:

	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise price equals market price at grant date:	$ 0.67	$ 0.67
Exercise price greater than market price at grant date:	$ -	$ -
Exercise price less than market price at grant date:	$ -	$ -

5.       Stockholders' Equity (continued)

(c)       Stock Options (continued)

A summary of the weighted average fair value of stock options granted during the three months ended August 31, 2005 is as follows:

	Weighted Average Exercise Price	Weighted Average Fair Value
Exercise price equals market price at grant date:	$ -	$ -
Exercise price greater than market price at grant date:	$ -	$ -
Exercise price less than market price at grant date:	$ 0.21	$ 0.51

A summary of employee stock options information for the three months ended August 31, 2006 is as follows:

	Shares	Weighted Average Exercise Price
Options outstanding, May 31, 2006	16,385,000	$ 0.46
Options granted	520,000	0.67
Options exercised	(120,000)	0.21
Options expired	(230,000)	0.51
Options outstanding, August 31, 2006 (Unaudited)	16,555,000	$ 0.46

5.       Stockholders' Equity (continued)

(c)       Stock Options (continued)

The following summarizes information about the stock options outstanding and exercisable at August 31, 2006:

Options Outstanding				Options Exercisable
Range of Exercise Prices	Number of Options Outstanding	Weighted Average Remaining Contractual Life (yr)	Weighted Average Exercise Price	Number of Options Exercisable	Weighted Average Exercise Price
$0.17	850,000	1.85	$0.17	850,000	$0.17
$0.20	1,330,000	3.45	$0.20	1,330,000	$0.20
$0.21	500,000	1.64	$0.21	500,000	$0.21
$0.30	1,995,000	3.01	$0.30	1,995,000	$0.30
$0.40	3,875,000	4.68	$0.40	2,675,000	$0.40
$0.50	350,000	1.62	$0.50	350,000	$0.50
$0.55	750,000	1.61	$0.55	750,000	$0.55
$0.60	5,600,000	6.43	$0.60	3,350,000	$0.60
$0.64	50,000	4.92	$0.64	25,000	$0.64
$0.67	470,000	4.79	$0.67	235,000	$0.67
$0.75	200,000	4.65	$0.75	175,000	$0.75
$0.80	160,000	4.26	$0.80	135,000	$0.80
$0.85	175,000	4.49	$0.85	175,000	$0.85
$1.00	200,000	0.72	$1.00	200,000	$1.00
$1.10	50,000	4.23	$1.10	50,000	$1.10
$0.17 - $1.10	16,555,000	4.48	$0.46	12,795,000	$0.44

6.       Related Party Transactions

The following services were provided by related parties. These transactions, recorded at exchange amounts agreed to by all parties, were as follows:

During the three month period ended August 31, 2006, the Company paid or accrued $210,296 (2005 - $194,275) of management and consulting fees to 4 directors and an officer of the Company. Of this amount, $55,079 (2005 - $47,900) was charged to research and development. Included in accounts payable is $nil (2005 - $7,607).

As at August 31, 2005, an amount of $7,470 was due from the Chief Financial Officer of the Company. This amount was repaid in full subsequent to August 31, 2005.

7.       Commitments and Contingencies

(a)       The Company has obligations under a long-term premises lease that expire in December 2010. The aggregate minimum rent payments for the next five annual periods ending August 31 are as follows:

2007	$ 102,200
2008	102,200
2009	102,200
2010	102,200
2011	34,000
Total	$ 442,800

The Company received free rent, including property maintenance and taxes, for the months of November to December 2005 and free basic rent for the months of January to February 2006 for total free rent of $40,404. This amount was recorded under deferred lease inducement with a current portion of $8,081 and long-term portion of $25,589 and is being amortized over the term of the lease. During the three month period ended August 31, 2006, amortization of $2,020 was recorded as a reduction of rent expense in the statement of operations. Rent expense for the three month period ended August 31, 2006 was $53,265 (2005 - $40,972).

(b)       On March 14, 2005, the Company acquired 100% of SagaX, Inc. ("SagaX") a Delaware corporation with operations in Israel. The Company agreed to issue 4,200,000 common shares in exchange for all of the issued and outstanding shares of SagaX. The 4,200,000 shares will be issued in three intervals: 2,000,000 of the shares within 30 days of the effective date of this Agreement (issued), 1,100,000 shares upon successful completion of large animal trials and the final 1,100,000 shares upon CE Mark approval relating to SagaX's products. The Company has also paid $145,000 of SagaX's vendor debt owed to its parent company.

As of August 31, 2006, the two remaining issuances of 1,100,000 common shares each have not been accrued as the underlying conditions have not been satisfied.

(c)       On November 18, 2002, a lawsuit against the Company was filed in the Supreme Court of British Columbia.

The statement of claim, arising from a settlement agreement dated September 14, 2001, seeks the exchange of 3,192,399 common shares of the Company for 3,192,399 shares in the capital of one of the Company's subsidiaries or, alternatively, damages and costs.

The Company and M-I attended a court hearing in chambers during April 2003 on a summary trial application by the plaintiff for an order for a declaration of specific performance that the plaintiff is entitled to an exchange of 3,192,399 common shares of M-I for 3,192,399 common shares of the Company pursuant to the settlement agreement entered into on September 14, 2001. The plaintiff was granted the relief sought at the summary trial and the Company was ordered to perform the share exchange.

7.       Commitments and Contingencies (continued)

On May 16, 2003, the Company delivered a Take-Over Bid Circular (the "Circular") to the plaintiff, offering to exchange its common shares of M-I for shares in the Company pursuant to British Columbia securities laws and regulations. In late May 2003, after the judgment was received, the Company asked the plaintiff to submit its M-I share certificates and fill in the required forms pursuant to the Circular, so that the Company could comply with the judgment and exchange its shares in accordance with British Columbia securities laws and regulations.

On December 29, 2004, the Company issued 3,192,399 common shares to exchange for 3,192,399 common shares of M-I on a one-for-one basis. These shares were issued to comply with an order of the Supreme Court of British Columbia dated May 20, 2003.

In a counterclaim filed in the Supreme Court of British Columbia, the Company continues to dispute the plaintiff's entitlement to the 3,192,399 M-I shares and any Company shares that he may received pursuant to court order.

No gain or loss provisions have been provided as of August 31, 2006 as the outcome of this legal proceeding is uncertain at this time.

8.       General and Administrative Expenses

General and administrative expenses consisted of the following for the three months ended August 31, 2006 and 2005:

	2006	2005

Legal	$127,530	$88,836
Public relations, financing and corporate development	290,779	479,425
Management fees	155,217	138,924
Consulting	74,902	143486
Audit	78,926	33,282
Operating expenses	321,015	201,185
	$1,048,369	$1,085,138

General and administrative expenses include $124,151 (2005 - $319,662) and $12,155 (2005 - $107,931) of amortized deferred compensation in public relations and consulting, respectively. For the three month period ended August 31, 2006, $140,500 (2005 - $426,243) of general and administrative expense was included in stock-based compensation in the statement of operations.

9.       Supplemental Cash Flow Information

	Period from inception (January 20, 1999) to August 31, 2006	Three months ended August 31,
		2006	2005
Supplemental cash flow information:
Cash paid for interest	$33,881	$-	$-
Cash paid for income taxes	$-	$-	$-

Supplemental non-cash investing and financing activities:
Debt settlement with shares	$621,375	$-	$-
Gain on extinguishment of debt	$462,249	$-	$-
Conversion of convertible debentures and accrued interest to common shares	$740,810	$-	$-
Shares issued for services	$3,340,246	$82,349	$252,684
Warrants issued for services	$3,690,491	$-	$1,000,067
Subscriptions received	$594,935	$-	$-

10.      Subsequent Events

On September 5, 2006, the Company entered into an Equity Transfer Agreement (the "Agreement") with each of Chimex Hong Kong Incorporated Limited and Vascore Scientific Co., Ltd. (collectively the "Vendors") and Vascore Medical (Suzhou) Co., Ltd. ("Vascore Medical"), pursuant to which, and subject to the satisfaction of certain conditions precedent, the Company acquired the right to purchase 100% of the outstanding equity of Vascore Medical from the Vendors. Vascore Medical is a China-based manufacturer of advanced cardiovascular stents and other medical devices.

In accordance with the terms of the Agreement, and in order to acquire Vascore Medical, the Company is required, subject to its prior receipt of an acceptable valuation together with certain other conditinos precedent, to pay and issue to the Vendors an aggregate of $1 million and 4,000,000 restricted common shares, at a deemed value of $1.00 per share, for total consideration of $5 million as follows.

The cash payments are to be made to the Vendors in the following manner:

(a)     the initial $500,000 is due and payable upon the execution of the Agreement to be held in escrow pending receipt of prior regulatory approval from the appropriate Chinese authority; and

(b)     the final $500,000 is due and payable upon the closing of the Agreement.

10.      Subsequent Events (continued)

The share issuances are to be made to the Vendors in the following manner:

(a)     the initial 1,800,000 restricted common shares will be issued immediately upon the receipt of prior regulatory approval from the appropriate Chinese authority, and will be held in escrow pending the attainment by Vascore Medical of certain joint venture milestones as delinateated in the Agreement; and

(b)     the final 2,200,000 restricted common shares will be issued upon the closing of the Agreement.